As filed with the Securities and Exchange Commission on January 24, 1996.

                                                      Registration No. 33-52711

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM S-1/A

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               TEREX CORPORATION
            (Exact name of Registrant as specified in its charter)

       Delaware                        3537                  34-1531521
   (State or other              (Primary standard         (I.R.S. employer
   jurisdiction of          industrial classification    identification no.)
  incorporation or                 code number)
    organization)

                              500 Post Road East
                         Westport, Connecticut  06880
                                (203) 222-7170
             (Address, including zip code, and telephone number,
       including area code, of Registrants' principal executive offices)


                           Marvin B. Rosenberg, Esq.
                               TEREX CORPORATION
                              500 Post Road East
                         Westport, Connecticut  06880
                                (203) 222-7170
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                  Copies To:

                  Robinson Silverman Pearce Aronsohn & Berman
                          1290 Avenue of the Americas
                           New York, New York  10104
            Attention:  Stuart A. Gordon, Esq., Eric I Cohen, Esq.

                     Skadden, Arps, Slate, Meagher & Flom
                            300 South Grand Avenue
                         Los Angeles, California 90071
                     Attention:  Michael A. Woronoff, Esq.

         Approximate date of commencement of proposed sale to public:
  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box: [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of Each Class of   Amount to be   Proposed       Proposed  Amount of
Securities to be         Registered     Maximum        Maximum   Registration
Registered                              Offering Price Aggregate Fee
                                        per Share(1)   Offering
                                                       Price(1)


Series A Cumulative      1,200,000      $23.00         $27,600,000 $9,517.24
 Redeemable Convertible
 Preferred Stock,
 par value $.01

Common Stock,            2,700,000      ---   (2)      --- (2)     --- (2)
 par value $.01 (3)

  (1)  Estimated solely for purposes of calculation of the registration fee.

  (2) Pursuant to Rule 457(i), no separate registration fee is required for the Common Stock when the Preferred Stock convertible into such Common Stock is being registered at the same time.

  (3) Represents shares of Common Stock which may be received upon conversion of the Preferred Stock from and after the effective date of this Registration Statement. Pursuant to Rule 416, there are also being registered such additional shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of such Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                               TEREX CORPORATION
                             Cross Reference Sheet
               Pursuant to Item 501(b) of Regulation S-K Showing
      Location in Prospectus of Information Required by Items in Form S-1

1.   Forepart of Registration Statement   Outside Front Cover Page of the
     and Outside Front Cover Page            Prospectus
     of Prospectus

2.   Inside Front and Outside Back        Inside Front and Outside Back
     Cover Pages of Prospectus               Cover Pages of the Prospectus,
                                             Additional Information

3.   Summary Information/Risk Factors/    Prospectus Summary/Risk Factors/
     Ratio of Earnings to Fixed Charges      Selected Consolidated Financial
                                             Data

4.   Use of Proceeds                      Use of Proceeds

5.   Determination of Offering Price      Plan of Distribution

6.   Dilution                             Not Applicable

7.   Selling Security Holders             Selling Security Holders

8.   Plan of Distribution                 Outside Front Cover Page of the
                                             Prospectus; Plan of Distribution

9.   Description of Securities            Description of Securities
     to Be Registered

10. Interests of Named Experts            Legal Matters; Experts
     and Counsel

11. Information with Respect              Outside Front Cover Page of the
     to the Registrant                       Prospectus; Prospectus Summary;
                                             The Company; Risk Factors;
                                             Market for Common Stock and
                                             Dividend Policy; Capitalization;
                                             Selected Consolidated Financial
                                             Information; Management's
                                             Discussion and Analysis of
                                             Financial Condition and Results
                                             of Operations; Business;
                                             Principal Stockholders;
                                             Management; Certain Transactions;
                                             Description of Securities

12. Disclosure of Commission Position     Not Applicable
     on Indemnification for Securities
     Act Liabilities



    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
 SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
   EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
 TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED JANUARY 24, 1996
                      1,200,000 Shares of Preferred Stock
                       2,700,000 Shares of Common Stock

                               TEREX CORPORATION
                       Preferred Stock and Common Stock


This Prospectus relates to the registration of (i) 1,200,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Terex Corporation, a Delaware corporation (the "Company") and (ii) the shares of common stock, par value $.01 per share (the "Common Stock"), issuable upon the conversion of the Preferred Stock (the "Conversion Shares"). The Preferred Stock was issued by the Company, together with 1,300,000 of the Company's common stock purchase warrants (the "Warrants"), in a private placement effected on December 20, 1993 (the "Issue Date"). All of the Preferred Stock and Conversion Shares are being registered for resale by the holders thereof (the "Selling Security Holders"). See "Selling Security Holders." The Conversion Shares are also being registered for their issuance to persons who acquire the Preferred Stock after the date hereof upon their conversion of the Preferred Stock. The Company will not receive any of the proceeds from the resale by the Selling Security Holders of the Preferred Stock or the Conversion Shares nor from the issuance of Conversion Shares upon conversion of the Preferred Stock.

Each share of Preferred Stock may be converted, at any time or from time to time, at the option of the holder of such share, into that number of fully paid and nonassessable Conversion Shares determined by dividing (i) $25.00 by (ii) a price (the "Conversion Price") initially equal to $11.11 and subject to adjustment upon the occurrence of certain dilutive events. The Company has reserved 2,700,000 shares of Common Stock for issuance upon conversion of the Preferred Stock, being the number of shares of Common Stock that will be issuable based upon the initial Conversion Price. See "Description of Securities -- Preferred Stock."

The Preferred Stock is entitled to receive, when and as declared by the Board of Directors of the Company, cumulative cash dividends on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") at a rate (the "Dividend Rate") of (a) 13% per annum from the Dividend Payment Date immediately preceding the first Dividend Payment Date on which the Company is permitted to declare and pay cash dividends on the Preferred Stock under the indentures and loan agreements of the Company as were in effect on the Issue Date (the "Accretion Termination Date") through December 20, 1998, and (b) 18% thereafter. As of the date of this Prospectus, the Company would not be permitted to declare and pay dividends on the Preferred Stock under the indentures and loan agreements which were in effect on the Issue Date and, accordingly, the Accretion Termination Date has not occurred. Until such time as the Registration Statement of which this Prospectus is a part becomes effective, were the Accretion Termination Date to occur, the Dividend Rate to which the Preferred Stock would be entitled would be 13.5% per annum. See "Description of Securities -- Preferred Stock -- Dividends."

Upon a liquidation of the Company, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Company, subject to the prior preferences and rights of any stock ranking senior to the Preferred Stock, a liquidation preference (the "Liquidation Preference"), initially equal to $25.00 per share, plus all accrued and unpaid dividends to such date. During the period commencing on the Issue Date and ending on the Accretion Termination Date, the Liquidation Preference accretes at the applicable Dividend Rate, compounded quarterly.

The Preferred Stock may be redeemed by the Company at any time in whole or in part at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon (the "Redemption Price") on such date. The Company is required to redeem all of the then outstanding shares of Preferred Stock on or prior to December 31, 2000.

The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "TEX." On January 23, 1996, the closing price of the Common Stock on the NYSE was $4.25 per share. See "Market for Common Stock and Dividend Policy." The Conversion Shares have been approved for listing on the NYSE, subject to issuance.

                                                       (continued on next page)


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS.  ANY REPRESENTATION
                             TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is _______, 1996.

-------------------------------------------------------------------------------



Prior to this offering, there has been no public market for the Preferred Stock. The Company does not intend to list the Preferred Stock on any securities exchange or to seek approval for quotation of the Preferred Stock through any automated quotation system. There can be no assurance that an active market for the Preferred Stock will develop.

The Selling Security Holders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Preferred Stock and Conversion Shares from time to time on terms to be determined at the time of sale through customary brokerage channels or private sales at market prices then prevailing or at negotiated prices then obtainable. To the extent required, the specific Preferred Stock or Conversion Shares to be sold, names of the selling security holders, purchase price, public offering price, the names of any such agent, dealer or underwriter, amount of expenses of the offering and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Each of the Selling Security Holders reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Preferred Stock or Conversion Shares to be made directly or through agents.

See "Plan of Distribution" for indemnification arrangements among the Company and the Selling Security Holders.

For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors."


                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Common Stock is listed on the NYSE and reports, proxy statements and other information concerning the Company may also be inspected at the NYSE.

The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Preferred Stock and Conversion Shares offered hereby. The Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Preferred Stock and Conversion Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the Commission referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

The Company furnishes stockholders with annual reports containing audited financial statements. The Company also furnishes its stockholders with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the caption "Risk Factors."


                                  The Company

Terex Corporation ("Terex" or the "Company") is a global provider of capital goods and equipment used in the mining, commercial building, infrastructure, manufacturing and construction industries. The Company's Material Handling Segment designs, manufactures and markets a complete line of internal combustion ("IC") and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related components and replacement parts. The Heavy Equipment Segment designs, manufactures and markets heavy-duty, off-highway, earthmoving and construction equipment and related components and replacement parts. The Mobile Cranes segment designs, manufactures and markets mobile cranes, aerial platforms, container stackers and scrap handlers and related components and replacement parts. See "The Company" and "Business."

The Mobile Cranes Segment was established as a separate business segment as a result of a significant acquisition in 1995. On May 9, 1995, the Company, through Terex Cranes, Inc., a recently formed Delaware corporation which is a wholly owned subsidiary of the Company ("Terex Cranes"), completed the acquisition (the "PPM Acquisition") of substantially all of the shares of P.P.M. S.A., a societe anonyme ("PPM Europe"), from Potain S.A., a societe anonyme, and all of the capital stock of Legris Industries, Inc., a Delaware corporation which owns 92.4% of the capital stock of PPM Cranes, Inc., a Delaware corporation ("PPM North America;" and PPM North America together with PPM Europe collectively referred to as "PPM") from Legris Industries S.A., a societe anonyme ("Legris France"). PPM designs, manufactures and markets mobile cranes and container stackers primarily in North America and Western Europe under the brand names of PPM, P&H (trademark of Harnischfeger Corporation) and BENDINI. Concurrently with the completion of the PPM Acquisition, the Company contributed the assets (subject to liabilities) of its Koehring Cranes and Excavators and Marklift division to Terex Cranes. The former division now operates as Koehring Cranes, Inc., a wholly owned subsidiary of Terex Cranes ("Koehring"). Koehring manufactures mobile cranes under the LORAIN brand name and aerial lift equipment under the MARKLIFT brand name. PPM and Koehring comprise the Company's new Mobile Cranes Segment.


                                 The Offering

On December 20, 1993 (the "Issue Date"), the Company completed the private placement of (i) 1,200,000 shares of the Company's Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (ii) 1,300,000 common stock purchase warrants (the "Warrants") exercisable for shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, to institutional investors for aggregate gross proceeds to the Company of $30.2 million. Jefferies & Company, Inc. ("Jefferies") was the placement agent for the sale of the Preferred Stock and Warrants.

In connection with the sale of the Preferred Stock, the Company and the purchasers of the Preferred Stock entered into a Registration Rights Agreement dated as of December 20, 1993 (the "Preferred Stock Registration Rights Agreement") relating to the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock (the "Conversion Shares"). Pursuant to the terms of the Preferred Stock Registration Rights Agreement, the Company agreed to file the Registration Statement of which this Prospectus forms a part and is required to maintain the effectiveness of this Registration Statement for 36 months from the date this Registration Statement is declared effective or, if shorter, until all Preferred Stock and Conversion Shares have been sold pursuant to an effective registration statement.


                    Summary of Terms of the Preferred Stock

Issuer                        Terex Corporation.

Issue Series A Cumulative Redeemable Convertible Preferred Stock, convertible into shares of Common Stock.

Aggregate Number of Shares    1,200,000.

Conversion                    Each share of Preferred Stock may be converted,
                              at any time or from time to time, at the option of the holder of such share, into that number of fully paid and nonassessable Conversion
                              Shares determined by dividing (i) $25.00 by
                              (ii) a price (the "Conversion Price")
                              initially equal to $11.11 and subject to adjustment upon the occurrence of certain dilutive events. See "Description of Securities -- Preferred Stock -- Conversion
                              Right."

Dividends                     The Preferred Stock is entitled to receive, when
                              and as declared by the Board of Directors of the Company, cumulative cash dividends on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") at a rate
                              (the "Dividend Rate") of (a) 13% per annum from the Dividend Payment Date immediately preceding the first Dividend Payment Date on which the Company is permitted to declare and pay cash dividends on the Preferred Stock under the indentures and loan agreements of the Company as were in effect on the Issue Date (the
                              "Accretion Termination Date") through December
                              20, 1998, and (b) 18% thereafter.
                              As of the date of this Prospectus, the Company would not be permitted to declare and pay dividends on the Preferred Stock under the indentures and loan agreements which were in effect on the Issue Date and, accordingly, the Accretion Termination Date has not occurred.
                              Until such time as the Registration Statement of which this Prospectus is a part becomes effective, were the Accretion Termination Date to occur, the Dividend Rate to which the Preferred Stock would be entitled would be 13.5% per annum. See "Description of Securities -- Preferred Stock -- Dividends."

Liquidation Preference        Upon a liquidation of the Company, the holders of
                              the Preferred Stock shall be entitled to be paid out of the assets of the Company, subject to the prior preferences and rights of any stock ranking senior to the Preferred Stock, a liquidation preference (the "Liquidation Preference"), initially equal to $25.00 per share, plus all accrued and unpaid dividends to such date.
                              During the period commencing on the Issue Date and ending on the Accretion Termination Date, the Liquidation Preference accretes at the applicable Dividend Rate, compounded quarterly.
                              See "Description of Securities -- Preferred
                              Stock -- Liquidation Preference."

Optional Redemption           The Preferred Stock is redeemable, in whole or in
                              part, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon (the "Redemption Price"). See
                              "Description of Securities -- Preferred Stock --
                              Redemption."

Mandatory Redemption          The Company is required to redeem all of the then
                              outstanding shares of Preferred Stock on or prior to December 31, 2000 at the Redemption Price on such redemption date. See "Description of Securities -- Preferred Stock -- Redemption."

Voting So long as any Preferred Stock is outstanding, the Company must obtain the approval of the holders of not less than a majority of the then outstanding shares of Preferred Stock to take certain actions, including (i) authorizing or issuing any shares of any class of stock ranking senior, or, in some cases, on a parity with, the Preferred Stock,
                              (ii) authorizing or entering into any
                              transaction that would constitute a deemed dividend to holders of the Preferred Stock under United States Federal tax laws, or
                              (iii) consolidating with or merging into another corporation other than in a transaction in which the Company is the surviving corporation. See "Description of Securities -- Preferred Stock -- Voting."

                              In addition, from and after the Accretion
                              Termination Date, (i) if the Company fails to pay the entire amount of dividends payable on the Preferred Stock on any two Dividend Payment Dates, the holders of the Preferred Stock, voting separately as a class, will be entitled to elect one director of the Company, and
                              (ii) if the Company fails to pay the entire amount of dividends payable on the Preferred Stock on any four Dividend Payment Dates, the holders of the Preferred Stock, voting separately as a class, will be entitled to elect two directors of the Company. See "Description of Securities -- Preferred Stock
                              -- Voting."


                               Risk Factors

See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Preferred Stock and the Conversion Shares.


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands except per share amounts)

The following summary consolidated financial data is derived from the Selected Consolidated Financial Data appearing elsewhere in this Prospectus.

                As of and
                 for the
            Nine Months Ended                    As of and for the
            September 30, 1995                Year Ended December 31,
                  Actual          1994      1993      1992     1991       1990

Summary of Operations (1)

Net Sales       $766,789        $786,781  $670,309  $523,355 $784,194$1,023,283

 Income
  (loss)
  from
  operations      11,381           3,361  (33,896)   (4,125) (70,706)    12,193

 Income
  (loss) before
  extraordinary
  items        (26,087)            1,170  (65,080)     2,915 (42,731)  (39,243)

 Per share:
  Income
   (loss) before
   extraordinary
   items         (3.02)           (0.46)    (6.55)     0.29     (4.31)    (3.97)

Ratio of
 earnings to
 combined
 fixed
 charges and
 preferred
 stock
 accretion(2)     (3)             1.0x         (3)    1.2x        (3)      (3)

Total Assets   $645,934         $401,616  $390,702  $477,356 $506,713  $584,352

Capitalization

Long-term debt
 and notes
 payable,
 including
 current
 maturities    $355,912         $190,871  $218,039  $217,605 $223,051  $269,186

Stockholders'
 investment    (94,157)         (55,738)  (62,261)   (9,075)  (4,141)    44,885

 Dividends
  per share      $---               $---      $---      $---   $0.06     $0.05

(1) The Summary Consolidated Financial Data include the results of operations of the Company's Clark Material Handling Subsidiary ("CMH") and the Company's aerial lift division, Mark Industries ("Mark"), from the dates of their acquisitions, July 31, 1992 and December 31, 1991, respectively, and reflect the deconsolidation of a former subsidiary, Fruehauf Trailer Corporation ("Fruehauf"), as of January 1, 1992. See a further discussion of these matters in Note B -- "Acquisitions" and Note C -- "Investment in Fruehauf Trailer Corporation" in the Notes to the Consolidated Financial Statements. Income
(loss) before extraordinary items in 1992 includes a $36.5 million gain on deconsolidation of Fruehauf and in 1991 includes a $56.0 million gain as a result of an initial public offering of Fruehauf common stock.

(2) For purposes of determining the ratio of earnings to combined fixed charges and preferred stock accretion, earnings are defined as income from continuing operations before income taxes, minority interest, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, preferred stock accretion, amortization of debt issuance costs and rental expense representative of the interest factor.

(3) The ratio of earnings to combined fixed charges and preferred stock accretion is less than 1.0 for these periods. The deficiency amounts are $25,954 for the nine months ended September 30, 1995, $64,245 for 1993, $46,021 for 1991 and $47,578 for 1990.



                                 RISK FACTORS


In addition to other matters described in this Prospectus, the following should be carefully considered in connection with an investment in the Preferred Stock and the Conversion Shares:


Significant Leverage

The Company is highly leveraged. At September 30, 1995 the Company had approximately $355.9 million of indebtedness and negative stockholders' equity of $94.2 million.

On May 9, 1995, the Company completed the refinancing of substantially all of its outstanding debt (the "Refinancing"). The Refinancing included the private placement to institutional investors of $250 million of 13.25% Senior Secured Notes due May 15, 2002 (the "Senior Secured Notes"), repayment of the Company's existing senior secured notes and senior subordinated notes, totaling approximately $152.6 million principal amount, and entry into a new credit facility to replace the Company's existing lending facility in the U.S.

This substantial leverage has several important consequences, including the
following:    (i) a substantial portion of the Company's cash flow from
operations will be dedicated to the payment of principal of, and interest on, its indebtedness, (ii) the covenants contained in the Company's indebtedness impose certain restrictions on the Company which, among other things, will limit its ability to borrow additional funds or to dispose of assets, (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, and (iv) the Company's ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulations, to make acquisitions, and to take advantage of significant business opportunities that may arise, may be negatively impacted. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon future performance, which will be subject to general economic conditions, its ability to achieve cost savings and other financial, business and other factors affecting the operations of the Company, many of which are beyond its control. The Company has historically sustained significant losses and, prior to the Refinancing, net cash from operating activities was insufficient to meet the Company's debt service requirements, which the Company funded primarily from asset sales. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt, including the new Senior Secured Notes, or to obtain additional financing. However, there can be no assurance that any refinancing would be possible or that any additional financing could be obtained.


Integration of PPM

The acquisition of PPM by the Company will require the integration of the administrative, finance, sales and marketing organizations of PPM, as well as the integration of and coordination of PPM's manufacturing and sales activities. This will require substantial attention from the Company's management team. The diversion of management attention and any other difficulties encountered in the integration process could have an adverse impact on the revenue and operating results of the Company. There also can be no assurance that unforeseen costs and expenses or other factors may not adversely affect the integration of PPM and thereby adversely affect the business of the Company.


Absence of Public Market for the Preferred Stock

As of December 1, 1995 there were 25 holders of the Preferred Stock. There has previously been no public market for the Preferred Stock. The Company does not intend to list the Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Preferred Stock will develop. In addition, resales of a substantial percentage of the outstanding Preferred Stock could constrain the ability of any market maker to develop or maintain a market for the Preferred Stock. To the extent that a market for the Preferred Stock does develop, the market value of the Preferred Stock will depend on the price of the Common Stock, general economic conditions, the Company's financial condition and other conditions and may be subject to substantial price volatility.


Effect of Future Sales of Common Stock on the Value of Preferred Stock

The Company is unable to predict the effect, if any, that any future sales of Common Stock, including the shares of Common Stock covered hereby, will have on the market price of the Common Stock and, therefore, indirectly, the value of the Preferred Stock, prevailing from time to time.

As of December 1, 1995, Randolph W. Lenz, formerly Chairman of the Board and a Director of the Company, is the beneficial owner, directly and indirectly, of approximately 44% of the outstanding Common Stock of the Company. Mr. Lenz currently pledges, and intends to pledge in the future, shares of Common Stock owned by him as collateral for loans. See "Principal Stockholders." If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale or other disposition of a substantial amount of such shares of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and, therefore, indirectly, the value of the Preferred Stock. Mr. Lenz retired as Chairman of the Board and a Director of the Company on August 28, 1995, but will continue as a consultant to the Company. See "Management -- Retirement of Randolph W. Lenz."

Pursuant to the terms of a Registration Rights Agreement dated December 20, 1993 relating to the Warrants (the "Warrant Registration Rights Agreement"), the Company filed with the Commission a shelf registration statement which has not yet become effective covering the outstanding Warrants and the 3,900,000 shares of Common Stock which may be issuable upon exercise of the Warrants. The sale or other disposition of a substantial number of such shares of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and, therefore, indirectly, the value of the Preferred Stock.


Restrictions on Dividends

Contractual restrictions exist which limit the Company's ability to pay dividends on its capital stock. The terms of the Preferred Stock provide that no dividends will accrue on the Preferred Stock until the Accretion Termination Date, the determination of which is based upon and is subject to all of such restrictions and other provisions of the indentures and loan agreements of the Company which were in effect on December 20, 1993. Pursuant to the terms of the provisions of the indentures and loan agreements of the Company which were in effect on December 23, 1993, the Company is restricted from paying dividends on the Preferred Stock unless at the time of the declaration of any dividend on the Preferred Stock (i) the Company has a Tangible Net Worth (as defined in such indentures and loan agreements) of in excess of $50.0 million, (ii) the Company has Pre-Tax Cash Flow (as defined in such indentures and loan agreements) equal to or greater than 2.0 to 1 and (iii) the amount of all Restricted Payments (as defined in such indentures and loan agreements) made by the Company since the date such indentures and loan agreements were entered into do not exceed the sum of (a) 50% of Consolidated Net Income (as defined in such indentures and loan agreements) from and after the date on which items (i) and (ii) are satisfied, plus (b) 75% of Consolidated Net Income from and after the date on which the Company's Tangible Net Worth exceeds $100 million, plus
(c) 100% of the net cash proceeds from the sale of capital stock of the Company. The Company does not believe that it will be able to pay dividends on the Preferred Stock in the foreseeable future. In addition, under Delaware law the Company's ability to pay dividends on the Preferred Stock and the Common Stock is subject to the statutory limitation that such payment be either (i) out of its surplus (the excess of its net assets over its total liabilities plus stated capital) or (ii) in the event that there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Market for Common Stock and Dividend Policy." The terms of the Preferred Stock also limit the Company's ability to pay cash dividends on any class of capital stock of the Company junior to or on a parity with the Preferred Stock, including the Common Stock. See "Description of Securities -- Preferred Stock."


Environmental and Related Matters

The Company generates hazardous and nonhazardous wastes in the normal course of its operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, that
(i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis. The Company may also have contingent responsibility for liabilities of certain of its subsidiaries with respect to environmental matters if such subsidiaries were to fail to discharge their obligations to the extent that such liabilities arose during the period in which the Company was a controlling shareholder.


Net Operating Loss Carryovers and Other Tax Issues

The Internal Revenue Service is currently examining the Company's federal tax returns for the years 1987 through 1989. In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency based on this examination. The examination report raises a variety of issues, including the Company's substantiation for certain deductions taken during this period, the Company's utilization of certain net operating loss carryovers ("NOL's") and the availability of such NOL's to offset future taxable income. If the IRS were to prevail on all the issues raised, the amount of the tax assessment would be approximately $56 million plus interest and penalties. If the Company were required to pay a significant portion of the assessment, it could have a material adverse impact on the Company and could exceed the Company's resources. The Company has filed its administrative appeal to the examination report. Although management believes that the Company will be able to provide adequate documentation for a substantial portion of the deductions questioned by the IRS and that there is substantial support for the Company's past and future utilization of the NOL's, the ultimate outcome of this matter is subject to the resolution of significant legal and factual issues. If the Company's positions prevail on the most significant issues, management believes that the amounts due would not exceed amounts previously paid or provided; however, even under such circumstances, it is possible that the Company's NOL's could be reduced to some extent. No additional accruals have been made for any amounts which might be due as a result of this matter because the possible loss ranges from zero to $56 million plus interest and penalties and the ultimate outcome cannot presently be determined or estimated.

In addition, Randolph W. Lenz has retired as Chairman of the Company. Although his retirement agreement places certain restrictions on his ability to sell his shares of Common Stock in the Company, in the event that Mr. Lenz is able to sell a substantial portion of his shares in the Company, such sale, in combination with the issuance of the Warrants in December 20, 1993 and subject to the effects of other changes in share ownership of the Company, could result in a change in control for tax purposes. Such a change in control for tax purposes could possibly result in a significant reduction in the amount of NOL's available to the Company to offset future taxable income.


SEC Investigation

The Securities and Exchange Commission (the "Commission") in March of 1994 initiated a private investigation, which included the Company and certain of its then affiliates, to determine whether violations of certain aspects of the Federal securities laws have taken place. The Company is cooperating with the Commission in its investigation and it is not possible at this time to determine the outcome of the Commission's investigation.


Industry Cyclicality and Substantial Competition

Sales of products to be manufactured and sold by the Company have historically been subject to substantial cyclical variation extending over a number of years based on general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The markets in which the Company competes are highly competitive. The Company must remain competitive in the areas of quality, price, product line, ease of use, safety, comfort and customer service. Many of the Company's competitors have greater financial resources than the Company. See "Business" for further discussion.


Foreign Operations

The Company's products are sold in over 50 countries around the world and, accordingly, a substantial portion of the revenues of the Company are generated in foreign currencies, while the costs associated with these revenues are only partially incurred in the same currencies. Consequently, the Company has a net exposure to fluctuations between the U.S. dollar and such foreign currencies, which impacts the financial performance of the Company. Although revenues and costs of the Company may be partially hedged, currency movements will impact the Company's financial performance in the future. In addition, international operations are subject to a number of potential risks, including, among others, currency exchange controls, transfer restrictions and rate fluctuations, trade barriers, the effects of income and withholding tax, and governmental expropriation.


                                  THE COMPANY

Terex is a global provider of capital goods and equipment used in the mining, commercial building, infrastructure, manufacturing and construction industries. The Company's operations began in 1983 with the purchase of Northwest Engineering Company, the Company's original business and name. Since 1983, management has expanded the Company's business through a series of acquisitions. In 1988, Northwest Engineering Company merged into a subsidiary acquired in 1986 named Terex Corporation, with Terex Corporation as the surviving corporation. The Company's Material Handling Segment designs, manufactures and markets a complete line of internal combustion and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related components and replacement parts. The Heavy Equipment Segment designs, manufactures and markets heavy-duty, off-highway, earthmoving and contruction equipment and related components and replacement parts. The Mobile Cranes segment designs, manufactures and markets mobile cranes, aerial platforms, container stackers and scrap holders and related components and replacement parts.

The Mobile Cranes Segment was established as a separate business segment as a result of a significant acquisition in 1995. On May 9, 1995, the Company, through Terex Cranes, a recently formed wholly owned subsidiary of the Company, completed the PPM Acquisition. PPM designs, manufactures and markets mobile cranes and container stackers primarily in North America and Western Europe under the brand names of PPM, P&H (trademark of Harnischfeger Corporation) and BENDINI. Concurrently with the completion of the PPM Acquisition, the Company contributed the assets (subject to liabilities) of its Koehring and Marklift division to Terex Cranes. The former division now operates as Koehring, a wholly owned subsidiary of Terex Cranes. Koehring manufactures mobile cranes under the LORAIN brand name and aerial lift equipment under the MARKLIFT brand name. PPM and Koehring comprise the Company's new Mobile Cranes Segment.

The Company has grown through acquisitions and has had considerable experience in restructuring and operating capital goods manufacturers, particularly in the off-road truck and construction and industrial equipment industries. Following an acquisition, in order to improve profitability, the Company traditionally
(i) consolidates manufacturing operations, (ii) adjusts new equipment production capacity to meet the actual level of demand in the marketplace,
(iii) reduces corporate overhead and (iv) emphasizes that portion of the business that yields the highest margins, particularly the replacement parts business. More specifically, this strategy involves elimination of marginally profitable or unprofitable product lines, closing underutilized and inefficient plants, liquidating excess inventories and substantially reducing personnel.

The principal executive offices of the Company are located at 500 Post Road East, Westport, Connecticut 06880 and its telephone number is (203) 222-7170.


                                USE OF PROCEEDS

All Preferred Stock and Conversion Shares covered hereby being registered for resale are being so registered for the account of the Selling Security Holders and, accordingly, the Company will not receive any of the proceeds from the resale of the Preferred Stock or Conversion Shares by the Selling Security Holders. The Company will not receive any proceeds from the issuance of Conversion Shares upon conversion of the Preferred Stock.


                  MARKET FOR COMMON STOCK AND DIVIDEND POLICY

The Company's Common Stock is listed on the NYSE under the symbol "TEX."


Quarterly Market Prices

                        1995                             1994
            Fourth  Third  Second  First     Fourth  Third  Second  First

High       $ 5.23  $5.38   $6.63  $7.13      $8.75  $7.38   $8.00  $9.88
Low          4.13   4.88    4.63   5.88       6.00   4.25    5.13   6.13

No dividends were declared or paid in 1994 or in 1995. As discussed in Note F -- "Long-Term Obligations" in the Notes to the Consolidated Financial Statements, certain of the Company's debt agreements contain restrictions as to the payment of cash dividends. Under the most restrictive of these agreements, no retained earnings were available for dividends at September 30, 1995. The terms of the Company's outstanding Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and Series B Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") also restrict the Company's ability to pay cash dividends on the Common Stock. The Company intends generally to retain earnings, if any, to fund the development and growth of its business. The Company does not plan on paying dividends on the Common Stock in the foreseeable future. Any future payments of cash dividends will depend upon the financial condition, capital requirements and earnings of the Company, as well as other factors that the Board of Directors may deem relevant.

As of December 1, 1995, there were 796 stockholders of record of the Company's Common Stock.


                                CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company as of September 30, 1995. The table should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "The Company" and "Selected Consolidated Financial Information."

                                                      (in thousands)
Notes payable and long-term debt
 (including current portion):

  Senior Secured Notes due May 15, 2002 (1)           $ 246,919
  Credit Facility maturing May 9, 1998 (2)               72,335
  Other debt, including notes payable (3)                36,658

    Total notes payable and long term debt              355,912

Minority interest, including redeemable
 preferred stock of a subsidiary                         10,028


Redeemable Convertible Preferred Stock
  (including the Preferred Stock
  registered hereby)                                     22,462


Stockholders' investment
  Common Stock Purchase Warrants                         17,240
  Common Stock                                              104
  Additional paid-in capital                             40,451
  Accumulated deficit                                 (147,872)
  Pension liability adjustment                          (1,778)
  Unrealized holding gain on equity securities              938
  Foreign currency translation adjustment               (3,240)

    Total stockholders' investment                     (94,157)

Total capitalization                                  $ 294,245


(1) Represents $250.0 million principal amount of Senior Secured Notes. See "The Senior Secured Notes," below.

(2) The Credit Facility currently provides for revolving credit loans and guarantees of letters of credit of up to $100 million and matures on May 9, 1998. The Credit Facility bears interest at a fluctuating rate based on 1.75% per annum in excess of the prime rate or 3.75% per annum in excess of the adjusted eurodollar rate at the Company's option. Borrowings under the credit facility are secured by a lien on substantially all of the Company's domestic accounts receivable and inventory. See "The Credit Facility," below.

(3) Includes $16.1 million of notes payable to banks, capital leases and term debt assumed in the PPM Acquisition. See Note F -- "Long Term Obligations" of the Notes to Consolidated Financial Statements, included elsewhere in this Prospectus, for a description of the Company's other debt.


The Senior Secured Notes

On May 9, 1995, the Company issued $250 million of Senior Secured Notes due May 15, 2002. Except in the event of certain asset sales, there are no principal repayment or sinking fund requirements prior to maturity. Interest on the Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1995, to holders of record on the immediately preceding May 1 and November 1, respectively. The Notes bear interest at 13 3/4% per annum. Upon the earlier of (i) the consummation of an Exchange Offer and (ii) the effectiveness of a Shelf Registration Statement, the interest rate on the Notes will decrease to 13 1/4% per annum. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

The Senior Secured Notes are senior obligations of the Company, pari passu in right of payment with all existing and future senior indebtedness and senior to all subordinated indebtedness. Repayment of the Senior Secured Notes are guaranteed by certain domestic wholly-owned subsidiaries of the Company (the "Guarantors"). The Senior Secured Notes are secured by a first priority security interest on substantially all of the assets of the Company and the Guarantors, other than cash and cash equivalents, except that as to accounts receivable and inventory and proceeds thereof, and certain related rights, such security shall be subordinated to liens securing obligations outstanding under any working capital or revolving credit facility secured by such accounts receivable and inventory, including the Credit Facility. The Senior Secured Notes are also secured by a lien on certain assets of the Company's foreign subsidiaries. The Indenture for the Senior Secured Notes places certain limits on the Company's ability to incur additional indebtedness; permit the existence of liens; issue, pay dividends on or redeem equity securities; sell assets; consolidate, merge or transfer assets to another entity; and enter into transactions with affiliates.

In connection with the issuance of the Senior Secured Notes, the Company issued one million stock appreciation rights ("SARs") entitling the holders to receive cash or Terex Corporation common stock, at the option of the Company, in an amount equal to the average closing sale price of the common stock for 60 trading days prior to the date of exercise less $7.288 for each SAR.

The foregoing description is a summary of the terms of the Senior Secured Notes and Indenture and is qualified in its entirety by reference to such documents, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.


The Credit Facility

The Company currently has a secured revolving credit facility (the "Credit Facility") with certain institutional lenders (the "Lenders"). Under the terms of such facility, the Company and Clark Material Handling Company ("CMHC"), Koehring and PPM North America, each a subsidiary of the Company, (collectively, the "Borrowers") will have availability, subject to the borrowing base limitations set forth below, in an aggregate amount of up to $100 million. Subject to the terms and conditions set forth in the Credit Facility, the Borrowers may borrow (in the form of revolving loans and up to $15 million in outstanding letters of credit) an amount at any time outstanding initially equalling the sum of the following: (i) 75% of the net amount of eligible receivables (as defined in the Credit Facility) of the Company, Koehring and PPM North America, plus (ii) 70% of the net amount of eligible receivables of CMHC, plus (iii) the lesser of (a) 45% of the value of eligible inventory (as defined in the Credit Facility) of the Borrowers or (b) 80% of the appraised orderly liquidation value of eligible inventory.

Each Borrower guarantees, on a joint and several basis, all of the obligations of the other Borrowers under the Credit Facility, which obligations will generally be secured by a first priority security interest in favor of the Lenders in all of the receivables and inventory and certain related rights of the Borrowers.

The outstanding principal amount of prime rate loans initially bears interest at the rate of 1.75% per annum in excess of the prime rate and the outstanding principal amount of eurodollar rate loans initially bears interest at the rate of 3.75% per annum in excess of the adjusted eurodollar rate. The Credit Facility contains covenants limiting the Borrowers' activities, including, without limitation, limitations on the incurrence of indebtedness, liens, asset sales, dividends and other payments, investments, mergers and related party transactions.

The Credit Facility matures on May 9, 1998. The Lenders, at their option, may extend the facility for one additional year. In the event that for any reason the facility is terminated prior to the maturity date, the Borrowers must pay to the Lenders a termination fee.

The foregoing description is a summary of the terms of the Credit Facility and does not purport to be complete and is qualified in its entirety by reference to the Loan and Security Agreement dated as of May 9, 1995 between the Lenders and the Borrowers, a copy of which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part.



                     SELECTED CONSOLIDATED FINANCIAL DATA
             (in thousands except per share amounts and employees)

Selected Financial Data

The Selected Financial Data include the results of operations of CMH and of Mark from the dates of their acquisitions, July 31, 1992 and December 31, 1991, respectively, and reflect the deconsolidation of Fruehauf as of January 1, 1992. For a further discussion of these matters, see Note B -- "Acquisitions" and Note C -- "Investment in Fruehauf Trailer Corporation" in the Notes to the Consolidated Financial Statements. Income (loss) before extraordinary items and net income (loss) in 1992 include a $36.5 million gain on deconsolidation of Fruehauf, and in 1991 include a $56.0 million gain as a result of an initial public offering of Fruehauf common stock.

The following data should be read in conjunction with the historical financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. Operating results for interim periods are not necessarily indicative of results for the entire fiscal year.


            Nine Months Ended                    As of and for the
            September 30, 1995                Year Ended December 31,
                  Actual           1994      1993      1992     1991       1990

Summary of Operations

Net Sales         $766,789      $786,781  $670,309  $523,355 $784,194$1,023,283

Income (loss)
 from operations    11,381         3,361  (33,896)   (4,125) (70,706)    12,193

Income (loss)
 before
 extraordinary
 items            (26,087)         1,170  (65,080)     2,915 (42,731)  (39,243)

Net income (loss) (33,539)           461  (66,544)     2,915 (42,731)  (42,837)

Net income (loss)
 applicable to
 common stock     (38,739)       (5,468)  (66,696)     2,915 (42,731)  (42,837)

Per Common
 and Common
 Equivalent
 Share:

 Income (loss)
  before
  extraordinary
  items            (3.02)        (0.46)    (6.55)     0.29     (4.31)    (3.97)
 Net income (loss) (3.75)        (0.53)    (6.70)     0.29     (4.31)    (4.33)

Ratio of
 earnings to
 fixed charges(1)      (2)        1.0x         (2)    1.0x        (2)      (2)

Total Assets      $645,934      $401,616  $390,702  $477,356 $506,713  $584,352

Capitalization

Long-term
 debt and
 notes payable,
 including
 current
 maturities       $355,912      $190,871  $218,039  $217,605 $223,051  $269,186

 Minority
  interest,
  including
  redeemable
  preferred
  stock of
  a subsidiary     $10,028          ---       ---       ---      ---      ---

 Redeemable
 convertible
 preferred
 stock              22,462        17,262    10,480      ---      ---      ---

 Stockholders'
  investment      (94,157)      (55,738)  (62,261)   (9,075)  (4,141)    44,885

 Dividends per
  share of
  Common Stock       ---             ---       ---       ---   $0.06     $0.05

 Shares of
  Common Stock
  outstanding
  at period end     10,359        10,303    10,303     9,949    9,923     9,893

Employees            3,670         2,851     2,930     3,056    6,980     8,000



  Notes to Selected Consolidated Financial Data

(1) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, minority interest, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, preferred stock accretion, amortization of debt issuance costs and rental expense representative of the interest factor.

(2) The ratio of earnings to fixed charges is less than 1.0 for these periods. The deficiency amounts are $25,954 for the nine months ended September 30, 1995, $64,245 for 1993, $46,021 for 1991 and $47,578 for 1990.


Unaudited Quarterly Financial Data

Summarized quarterly financial data for the nine months ended September 30, 1995 and for the years 1994 and 1993 are as follows (in thousands, except per share amounts):

                                                 1995
                                      Third     Second    First

Net sales                            $283,304  $269,409  $214,076

Gross profit                           30,814    24,234    21,212

Income (loss) before
 extraordinary items                  (7,768)  (16,416)   (1,885)

Net income (loss)                     (7,786)  (23,868)   (1,885)

Net income (loss) applicable
 to common stock                      (9,639)  (25,657)   (3,614)

Per share:

Primary

 Income (loss) before
  extraordinary items                $(0.93)   $(1.76)   $(0.35)

  Net income (loss)                   (0.93)    (2.48)    (0.35)

Fully diluted

 Income (loss)
  before extraor-
  dinary items                       $(0.93)   $(1.76)   $(0.35)

  Net income (loss)                   (0.93)    (2.48)    (0.35)



                                                 1994
                                 Fourth    Third     Second    First

Net sales                       $213,431  $207,062  $198,250  $168,038

Gross profit                      25,698    22,782    19,502    15,177

Income (loss) before
 extraordinary items                 531     1,209    10,254  (10,824)

Net income (loss)                    219     1,045    10,021  (10,824)

Net income (loss)
 applicable to common stock      (1,369)     (472)     8,577  (12,204)

Per share:
Primary

 Income (loss) before
  extraordinary items            $(0.10)   $(0.03)    $0.64    $(1.18)

  Net income (loss)               (0.13)    (0.05)     0.62     (1.18)

Fully diluted

 Income (loss) before
  extraordinary items            $(0.10)   $(0.03)    $0.60    $(1.18)

  Net income (loss)               (0.13)    (0.05)     0.59     (1.18)



                                                 1993
                                 Fourth    Third     Second    First


Net sales                       $150,799  $164,052  $172,261  $183,197

Gross profit                       7,499    11,545    13,257    16,192

Income (loss) before
 extraordinary items            (21,988)  (15,046)  (15,647)  (12,399)

Net income (loss)               (21,449)  (15,046)  (17,650)  (12,399)

Net income (loss)
 applicable to common stock     (21,601)  (15,046)  (17,650)  (12,399)

Per share:
Primary

 Income (loss) before
  extraordinary items               $(2.22)   $(1.51)   $(1.57)   $(1.25)

  Net income (loss)                  (2.17)    (1.51)    (1.77)    (1.25)

Fully diluted

 Income (loss) before
  extraordinary items               $(2.22)   $(1.51)   $(1.57)   $(1.25)

  Net income (loss)                  (2.17)    (1.51)    (1.77)    (1.25)



The accompanying unaudited quarterly financial data of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with Item 302 of Regulation S-K. In the opinion of management, all adjustments considered necessary for a fair presentation have been made and were of a normal recurring nature except for those discussed below.

In 1995, the Company recognized a gain of $1.0 million in the first quarter as a result of the sale of 486,622 shares of Fruehauf common stock and recorded severance and exit costs of $3.5 million in the second quarter.

In 1994, the Company recognized gains of $4.6 million in the first quarter, $15.5 million in the second quarter, $4.3 million in the third quarter and $1.6 million in the fourth quarter as a result of the sale of a total of 5,900,000 shares of Fruehauf common stock. The Company recognized a gain of $4.7 million from the sale of its Drexel Industries subsidiary in the second quarter of 1994. The Company recorded severance charges of $4.5 million in the second quarter of 1994 and $2.8 million in the fourth quarter of 1994, and a related pension curtailment gain of $0.9 million in the fourth quarter of 1994.

As a result of changing Mark's product offerings and distribution, the Company recognized a charge to income of $4.7 million in the fourth quarter of 1993 to write-off the remaining unamortized goodwill from the acquisition of Mark. The Company recognized a gain of $3.0 million in the fourth quarter of 1993 as a result of the sale of 1,000,000 shares of Fruehauf common stock.

Net income (loss) has been reduced by Preferred Stock accretion for purposes of calculating earnings per share amounts. See Note I -- "Preferred Stock" in the Notes to the Company's Consolidated Financial Statements.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Results of Operations

Prior to the PPM Acquisition on May 9, 1995, the Company operated in two industry segments during the periods presented herein: material handling and
heavy equipment.   The addition of the PPM business to the Company's existing crane and aerial lift business has created combined mobile crane operations sufficient in size to constitute a third industry segment referred to herein as "Mobile Cranes." The comparisons presented below have been reclassified to a three segment basis for consistency. The Mobile Cranes segment results for periods prior to May 1995 consist solely of Koehring's operations which were formerly included in the results of the Heavy Equipment Segment.


Nine Months Ended September 30, 1995

The table below is a comparison of net sales, gross profit, selling, general and administrative expenses, severance and exit costs, and income (loss) from operations, by segment, for the nine months ended September 30, 1995 and 1994.


                                          Nine Months Ended
                                            September 30,          Increase
                                           1995        1994       (Decrease)
                                               (in millions of dollars)

          NET SALES
           Material Handling            $ 404.4     $ 335.7      $  68.7
           Heavy Equipment                190.5       173.1         17.4
           Mobile Cranes                  172.7        66.9        105.8
           Eliminations                    (0.8)       (2.3)         1.5

               Total                    $ 766.8     $ 573.4      $ 193.4

          GROSS PROFIT
           Material Handling            $  26.7     $  22.4      $   4.3
           Heavy Equipment                 26.4        24.6          1.8
           Mobile Cranes                   23.2        10.4         12.8

               Total                    $  76.3     $  57.4      $  18.9

          ENGINEERING, SELLING AND
           ADMINISTRATIVE EXPENSES
           Material Handling            $  24.6     $  33.2      $  (8.6)
           Heavy Equipment                 17.1        15.7          1.4
           Mobile Cranes                   18.7         4.9         13.8
           General/Corporate                1.0         2.0         (1.0)

               Total                    $  61.4     $  55.8      $   5.6

          SEVERANCE AND EXIT COSTS
           Material Handling            $   3.5     $   4.3      $  (0.8)
           Heavy Equipment                 ---          0.2         (0.2)

               Total                    $   3.5     $   4.5      $  (1.0)

          INCOME (LOSS) FROM OPERATIONS
           Material Handling            $  (1.4)    $ (15.1)     $  13.7
           Heavy Equipment                  9.3         8.7          0.6
           Mobile Cranes                    4.5         5.5         (1.0)
           General/Corporate               (1.0)       (2.0)         1.0

               Total                    $  11.4     $  (2.9)     $  14.3



  Net Sales

Sales increased $193.4 million to $766.8, or approximately 34%, for the nine months ended September 30, 1995 over the comparable 1994 period.

Material Handling Segment sales were $404.4 million for the nine months ended September 30, 1995, an increase of $68.7 million from $335.7 million in the year earlier period. The sales mix was approximately18% parts in the nine months ended September 30, 1995 compared to 20% in the comparable 1994 period. Machine sales increased 22%, primarily because of increased output resulting from actions taken by management during 1994 and shipments of the new Genesis line of IC trucks, introduced in December 1994. Parts sales increased 7% because of improved parts inventory availability partially offset by the adverse effects of a labor strike at the Company's parts distribution center during the second quarter of 1995. The strike has not had a material continuing effect on parts sales.

Material Handling Segment bookings for the nine months ended September 30, 1995 were $368.7 million, an increase of $59.8 million, or 19%, from the year earlier period, on strong customer demand early in the year for the new Genesis line. Bookings for parts sales for the nine months ended September 30, 1995, from which the Company generally realized higher margins than machine sales, increased 6% from the year earlier period. Machine order bookings for the nine months ended September 30, 1995 increased 17% from the year earlier period, reflecting the favorable acceptance of the Company's new Genesis line.
Material Handling Segment backlog was $100.1 million at September 30, 1995 compared to $135.9 million at December 31, 1994 and $119.8 million at September 30, 1994.

Heavy Equipment Segment sales increased $17.4 million for the nine months ended September 30, 1995 from the nine months ended September 30, 1994. Machines sales increased 9%, and parts sales increased 10%. The sales mix was approximately 35% parts for the nine months ended September 30, 1995 compared to 35% parts for the comparable 1994 period. Heavy Equipment Segment parts sales were also adversely affected by the strike at the parts distribution center during the second quarter of 1995, but to a lesser degree than the Material Handling Segment.

Heavy Equipment Segment bookings for the nine months ended September 30, 1995 were $171.3 million, an increase of $12.3 million, or 8%, from the year earlier period. Bookings for parts sales, from which the Company generally realizes higher margins than machine sales, increased 12% from the nine months ended September 30, 1994. Machine bookings for the nine months ended September 30, 1995 increased 5% from the comparable 1994 period. Heavy Equipment Segment backlog was $55.2 million at September 30, 1995 compared to $67.8 million at December 31, 1994 and $48.2 million at September 30, 1994.

Mobile Crane segment sales were $172.7 million for the nine months ended September 30, 1995, an increase of $105.8 million from $66.9 million in the year earlier period due to the PPM Acquisition in May 1995. Mobile Crane Segment backlog was $81.6 million at September 30, 1995, reflecting the additional PPM backlog acquired, compared to $11.7 million at December 31, 1994 and $11.9 million at September 30, 1994.


  Gross Profit

Gross profit of $76.3 million for the nine months ended September 30, 1995 was $18.9 million, or 33%, higher than gross profit of $57.5 million for the nine months ended September 30, 1994.

The Material Handling Segment's gross profit increased $4.3 million to $26.7 million for the nine months ended September 30, 1995 compared to $22.4 million for the prior year's period. The gross profit percentage in the Material Handling Segment was 7% for the nine months ended September 30, 1995 and for the comparable 1994 period. Favorable efficiencies due to higher production and sales volumes and the effects of 1994 severance actions were offset by additional costs associated with the start-up of production of the new Genesis product line and manufacturing inefficiencies related to vendors' continuing inability to meet demand.

The Heavy Equipment Segment's gross profit increased $1.8 million to $26.4 million for the nine months ended September 30, 1995 compared to $24.6 million for the comparable 1994 period. The gross profit percentage in the Heavy Equipment Segment was 14% for the nine months ended September 30, 1995 and for the nine months ended September 30, 1994.

Mobile Crane Segment's gross profit increased $12.8 million to $23.2 million for the nine months ended September 30, 1995, compared to $10.4 million for the prior year's period reflecting the addition of the May through September 1995 results of the PPM businesses.


  Engineering, Selling and Administrative Expenses

Engineering, selling and administrative expenses increased to $61.4 million for the nine months ended September 30, 1995 from $55.8 million for the nine months ended September 30, 1994. Material Handling Segment engineering, selling and administrative expenses decreased to $24.6 million for the nine months ended September 30, 1995 from $33.2 million for the comparable 1994 period, primarily as a result of severance actions taken by management during the second half of 1994. Heavy Equipment Segment engineering, selling and administrative expenses increased to $17.1 million for the nine months ended September 30, 1995 from $15.7 million for the comparable 1994 period as a result of costs associated with the start-up of a new parts service business. Mobile Crane Segment engineering, selling and administrative expenses increased to $18.7 million for the nine months ended September 30, 1995 from $4.9 million for the comparable 1994 period reflecting the PPM Acquisition in May 1995. Corporate administrative expenses in 1994 included a charge of $2.2 million in connection with the termination of a management contract with a related party.


  Severance and Exit Costs

The Company announced personnel reductions totaling approximately 134 employees in the Material Handling Segment's North American operations during the second quarter of 1995 as a continuation of the Company's programs to increase manufacturing efficiency, reduce costs and improve liquidity. The Company recorded a combined charge of $3.5 million in the second quarter of 1995 for severance costs associated with these actions and additional costs associated with the closing of certain administrative and warehouse facilities.

During the second quarter of 1994, the Company recorded a charge of $4.5 million principally related to severance costs in the Material Handling Segment's North American and European operations. In June 1994, the Company announced personnel reductions in plant supervision, engineering, marketing and administration totaling approximately 160 employees. The $4.5 million charge represents severance costs associated with these actions.


  Income (Loss) from Operations

The Material Handling Segment loss from operations of $1.4 million for the nine months ended September 30, 1995 represents a $13.7 million improvement over the
$15.1 million loss in the comparable 1994 period.   As discussed above,
increased sales and reduced costs contributed to the improvement in income from operations for the nine months ended September 30, 1995.

Heavy Equipment Segment income from operations improved by $0.6 million to $9.3 million for the nine months ended June 30, 1995 from $8.7 million in the comparable 1994 period, primarily as a result of reduced costs, offset by costs associated with the start up of a new parts service business.

Mobile Crane Segment income from operations of $4.5 million for the nine months ended September 30, 1995 decreased by $1.0 over the comparable 1994 period, primarily due to losses of the PPM businesses acquired in May 1995.

On a consolidated basis, the Company realized operating income of $11.4 million for the nine months ended September 30, 1995, compared to an operating loss of $2.9 million for the comparable 1994 period.


  Other Income (Expense)

Net interest expense increased to $27.3 million for the nine months ended September 30, 1995 from $22.9 million in the comparable 1994 period as a result of incremental borrowings associated with the PPM Acquisition in May 1995. The Company realized gains of $24.4 million from sales of Fruehauf common stock during the nine months ended September 30, 1994. The Company owns 250,000 shares of Fruehauf common stock which it received in settlement of certain obligations of Fruehauf.

The Company recorded a charge of $3.0 million in the nine months ended September 30, 1995 to recognize the impairment in value of certain properties held for sale.

The Company also incurred net foreign exchange losses of $1.9 million, trademark related expenses of $1.0 million, and $0.5 million of Group Retiree expenses during the nine months ended September 30, 1995.

The Company recorded a charge of $1.8 million in the nine months ended September 30, 1995 for payments related to the retirement of its former chairman in August 1995, as described more fully in "Management -- Retirement of Randolph W. Lenz." The balance of the provision for income taxes generally represents taxes withheld on foreign royalties and dividends, and the fluctuation in the provision for income tax is due to fluctuations in these items.



1994 Compared with 1993

The table below is a comparison of net sales, gross profit, engineering, selling, and administrative expenses, severance charges and income (loss) from operations, by segment, for the years ended December 31, 1994 and 1993. As described in Note A -- "Significant Accounting Policies -- Restatements and Reclassifications" of the Notes to the Consolidated Financial Statements, the 1993 amounts have been restated.

                                              Year Ended
                                             December 31,          Increase
                                           1995        1994       (Decrease)
                                               (in millions of dollars)

          NET SALES
           Material Handling            $ 472.7     $ 395.6      $  77.1
           Heavy Equipment                226.8       203.8         23.0
           Mobile Cranes                   90.4        71.4         19.0
           Eliminations                    (3.1)       (0.5)        (2.6)

               Total                    $ 786.8     $ 670.3      $ 116.5

          GROSS PROFIT
           Material Handling            $  35.2     $  16.0      $  19.2
           Heavy Equipment                 33.8        30.5          3.3
           Mobile Cranes                   14.2         2.0         12.2

                Total                   $  83.2     $  48.5      $  34.7

          ENGINEERING, SELLING AND
           ADMINISTRATIVE EXPENSES
           Material Handling            $  42.4     $  44.6      $  (2.2)
           Heavy Equipment                 22.1        24.2         (2.1)
           Mobile Cranes                    6.3        10.1         (3.8)
           General/Corporate                1.7         3.5         (1.8)

               Total                    $  72.5     $  82.4      $  (9.9)

          SEVERANCE CHARGES
           Material Handling            $   6.7     $    ---     $   6.7
           Heavy Equipment                  0.6          ---         0.6

               Total                    $   7.3     $    ---     $   7.3

          INCOME (LOSS) FROM OPERATIONS
           Material Handling            $ (13.9)    $ (28.6)     $  14.7
           Heavy Equipment                 11.1         6.3          4.8
           Mobile Cranes                    7.9        (8.1)        16.0
           General/Corporate               (1.7)       (3.5)         1.8

               Total                    $   3.4     $ (33.9)     $  37.3


  Net Sales

Sales in 1994 increased $116.5 million, or approximately 17%, over 1993.

Material Handling Segment sales were $472.7 million for 1994, an increase of $77.1 million, or 19%, from $395.6 million for the prior year. Machine sales increased $81.0 million and parts sales decreased $3.9 million. As a result, the sales mix was approximately 19% parts in 1994 compared to 24% parts in 1993. Machine sales improved due to increased industry demand and increased output resulting from production improvements and the easing of capital constraints. Cash constraints in the second half of 1993 resulted in production problems caused by a lack of supplies and materials during the last half of 1993 and the opening months of 1994. Production improved in 1994 because of reorganization of work flows and other actions taken by manufacturing management and because a working capital infusion in December 1993 allowed management to improve relations and schedule payment terms with its key suppliers. Parts sales were affected by the cash constraints previously discussed and by difficulties in assimilating the Material Handling Segment's parts business into the Terex Parts Distribution Center during the first half of 1994, leading to decreased parts availability. Parts sales improved during the last half of 1994 as these difficulties were mitigated.

Material Handling Segment bookings for 1994 were $470.6 million, an increase of $5.6 million from 1993. Machine order bookings for the year ended December
31, 1994 of $381.2 million increased $17.3 million or 5% compared to $364.0 million in the year earlier period. Bookings for parts sales for 1994, from which the Company generally realizes higher margins than machine sales, decreased $11.6 million, or 12%, from the year earlier period, primarily because of decreased parts availability as discussed above. Material Handling Segment backlog was $135.9 million at December 31, 1994 compared to $152.7 million at December 31, 1993. This change reflects the improvement in second through fourth quarter sales resulting from the upward trend in production and improved parts availability levels. As the Company maintains full production in the Material Handling Segment United States operations and as parts availability returns to normal levels, management expects that the backlog of both machines orders and parts orders will be reduced during 1995.

In December 1994 CMHC introduced the Genesis 2- to 4-ton IC truck. The light IC market, in which this product competes, represents approximately 60% of the rider lift truck industry. Management believes this product is superior to competitors' products in performance, reliability and operator comfort, and is designed to achieve reduced production costs.

Heavy Equipment Segment sales increased $23.0 million, or 11%, to $226.8 million in 1994 from $203.8 million in 1993. Machine sales increased $21.6 million and parts sales increased $1.4 million. The sales mix was approximately 36% parts in 1994 compared to 39% parts in 1993. Machine sales increased at all of the Heavy Equipment Segment divisions, reflecting increased domestic construction industry demand and improved sales volume outside the United States.

Heavy Equipment Segment bookings for 1994 were $232.2 million, an increase of $38.1 million, or 20%, from 1993. Bookings for parts sales of $77.6 million, from which the Company generally realizes higher margins than machine sales, were comparable to bookings for 1993. Machine bookings for 1994 increased $42.2 million, or 38%, from 1993, reflecting the factors discussed above.
Heavy Equipment Segment backlog was $67.8 million at December 31, 1994 compared to $62.3 million at December 31, 1993, reflecting the improved shipments in 1994. Parts backlog was $6.1 million at December 31, 1994 compared to $8.6 million at December 31, 1993. This decrease resulted from increased parts availability during 1994. As a result of the working capital infusion in December 1993, the inventory availability for parts sales increased during 1994 and management expects that the backlog of parts orders will continue to be reduced as working capital continues to be applied to improve parts inventory availability.

Mobile Crane segment sales were $90.4 million for 1994, an increase of $19.0 million from $71.4 million in 1993. Machine sales increased 43% and parts sales increased 3%. The sales mix was approximately 27% parts in 1994 compared to 33% parts in 1993.

Mobile Crane Segment bookings were $83.6 million for 1994, an increase of 9% from 1993. Machine bookings increased 16%, and parts bookings increased by 1%.


  Gross Profit

Gross profit for  1994 increased $34.7 million compared to 1993.

The Material Handling Segment's gross profit increased $19.2 million to $35.2 million for 1994 compared to $16.0 million for 1993. The gross profit percentage in the Material Handling Segment increased to 7.4% for 1994 from 4.0% for 1993, reflecting cost reduction initiatives and production improvements in the second through fourth quarters of 1994, somewhat offset by comparatively lower sales and decreased manufacturing efficiency due to shortages in manufacturing supplies and materials during the first quarter of the year and the decrease in sales of replacement parts.

The Heavy Equipment Segment's gross profit increased $3.3 million to $33.8 million for 1994 compared to $30.5 million for 1993. Improved gross profit from machine sales accounted for substantially all of the increase. The gross profit percentage in the Heavy Equipment Segment remained at 15.0% for 1994 and 1993, reflecting the continuing effects of cost reduction initiatives and improved manufacturing efficiency offset by a decrease in the parts sale mix during 1994.

Mobile Crane Segment's gross profit increased $12.2 million to $14.2 million for 1994, compared to $2.0 million for 1993. The gross profit percentage in the Mobile Crane segment increased to 15.7% for 1994 from 2.8% in the prior years period reflecting the continuing effects of cost reductions and improved manufacturing efficiency.


  Engineering, Selling and Administrative Expenses

Engineering, selling and administrative expenses decreased to $72.5 million for 1994 from $82.4 million for 1993 as a result of cost reduction initiatives throughout the Company. Material Handling Segment engineering, selling and administrative expenses totaled $42.4 million for 1994 compared to $44.6 million for the prior year. Heavy Equipment Segment engineering, selling and administrative expenses decreased to $22.1 million for 1994 from $24.2 million for the prior year. As a result of changing Mark's product offerings and distribution, the Heavy Equipment Segment recognized a charge to income of $4.7 million in the fourth quarter of 1993 to write-off the remaining unamortized goodwill from the acquisition of Mark. Mobile Crane Segment engineering, selling and administrative expenses decreased to $6.3 million for 1994 compared to $10.1 million for 1993. Corporate administrative expense in 1994 includes a charge of $2.2 million in connection with the termination, as of January 1, 1994, of the Company's management contract with KCS Industries, L.P. ("KCS"), a Connecticut limited partnership principally owned by certain present and former officers of the Company, offset by allocations to operating segments. Charges under the KCS contract would have totaled approximately $2.7 million for the year ended December 31, 1994 if it had not been terminated, and would have continued at such rate until at least June 30, 1995. See "Certain Transactions" and Note M -- "Related Party Transactions" in the Notes to the Consolidated Financial Statements for further information.


  Severance Charges

During the second quarter of 1994, the Company recorded a charge of $4.5 million related principally to severance costs in the Material Handling Segment's North American and European operations. In June 1994, the Company announced personnel reductions in plant supervision, engineering, marketing and administration totaling approximately 160 employees. The Company also reorganized certain marketing activities and closed several of its regional sales offices in the United States. In December 1994, the Company announced additional personnel reductions totaling approximately 90 employees in conjunction with the closing of the Material Handling Segment's Korean plant and certain branch sales offices in France. An additional $2.8 million charge was recorded for costs, principally severance costs, associated with these actions.


  Income (Loss) from Operations

The Material Handling Segment incurred a loss from operations of $7.2 million for 1994, excluding the severance charge discussed above ($13.9 million including the severance charge), compared to a loss of $28.6 million for 1993. As discussed above, the decreases in sales and gross profit in the opening months of 1994 reflected the difficulties in restoring full production due to supplier problems. Income from operations was $3.5 million in the fourth quarter of 1994, excluding the severance charge ($1.1 million including the severance charge), compared to a loss of $10.7 million in the fourth quarter of 1993. Because of the production improvements achieved during 1994 and the reduced operating expenses resulting from the actions described above, management expects continued improvement in the Material Handling Segment's income from operations during 1995.

Heavy Equipment Segment income from operations improved by $4.8 million to $11.1 million for 1994 compared to $6.3 million in the prior year. As a result of changing Mark's product offerings and distribution, the Heavy Equipment Segment recognized a charge to income of $4.7 million in the fourth quarter of 1993 to write-off the remaining unamortized goodwill from the acquisition of Mark. This improvement resulted from the increase in gross profit offset by the increase in engineering, selling and administrative expenses described above.

Mobile Crane Segment income from operations of $7.9 million for 1994 improved by $16.0 million over the comparable 1994 period due to increased sales and cost reductions outlined above. As a result of cost reductions, improvements in inventory management and consolidation of model offerings, Koehring was profitable in 1994 after several years of losses.

On a consolidated basis, the Company achieved operating income of $10.7 million, excluding the severance charge discussed above, for 1994 ($3.4 million income including the severance charge) compared to an operating loss of $33.9 million for the prior year.


  Other Income (Expense)

Interest expense on a consolidated basis was $30.5 million for 1994 compared to $31.2 million for 1993. The decrease in interest expense is primarily the result of repayments of senior and subordinated debt partially offset by increased borrowings under the Company's lending facilities.

The Company recognized equity in the net loss of Fruehauf of $0.7 million in 1993. As described in Note C -- "Investment in Fruehauf Trailer Corporation" in the Notes to the Consolidated Financial Statements, the Company's carrying value for its investment in Fruehauf was reduced to zero during 1992 and the Company did not recognize any additional gains or losses with respect to its investment in Fruehauf except as realized on transactions in Fruehauf common stock. In December 1993, the Company sold 1,000,000 shares of Fruehauf common stock and realized a gain of $3.0 million. During 1994 the Company sold a total of 5,900,000 shares of Fruehauf common stock and realized a gain of $26.0 million.

In 1994, the Company recorded a provision for state income taxes of $0.5 million in connection with the sale of its former subsidiary, Drexel Industries, Inc. The balance of the provision for income taxes generally represents taxes withheld on foreign royalties and dividends. As such, any fluctuation in the provision for income tax is due to fluctuations in these items.


  Extraordinary Items

During 1994, the Company repurchased a total of $27.3 million of old senior secured notes. The Company recognized extraordinary losses totaling $0.7 million from these transactions to write off unamortized discount and debt issuance costs.

In connection with terminating its previous bank lending agreement, the Company recognized a charge of approximately $2.0 million in the second quarter of 1993 to write off unamortized debt issuance costs.

In December 1993, the Company repurchased $5.0 million of old senior secured notes for approximately $4.5 million, including accrued interest. The Company recognized an extraordinary gain on this transaction of approximately $0.5 million, net of write-off of unamortized discount and debt issuance costs.



1993 Compared with 1992

The table below is a comparison of net sales, gross profit, engineering, selling, and administrative expenses and income (loss) from operations, by segment, for the years ended December 31, 1993 and 1992. As described in Note A -- "Significant Accounting Policies -- Restatements and Reclassifications" of the Notes to Consolidated Financial Statements, the 1993 amounts have been restated. Amounts shown for the Material Handling Segment for 1992 represent activity for the five months subsequent to the CMH Acquisition.


                                              Year Ended
                                             December 31,          Increase
                                           1993        1992       (Decrease)
                                               (in millions of dollars)

          NET SALES
           Material Handling            $ 395.6     $ 241.0      $ 154.6
           Heavy Equipment                203.8       194.7          9.1
           Mobile Cranes                   71.4        87.7        (16.3)
           Eliminations                    (0.5)       ---          (0.5)

               Total                    $ 670.3     $ 523.4      $ 146.9

          GROSS PROFIT
           Material Handling            $  16.0     $  22.5      $  (6.5)
           Heavy Equipment                 30.5        26.8          3.7
           Mobile Cranes                    2.0         2.8         (0.8)

                Total                   $  48.5     $  52.1      $  (3.6)

          ENGINEERING, SELLING AND
           ADMINISTRATIVE EXPENSES
           Material Handling            $  44.6     $  20.3      $  24.3
           Heavy Equipment                 24.2        23.6          0.6
           Mobile Cranes                   10.1        12.0         (1.9)
           General/Corporate                3.5         0.3          3.2

               Total                    $  82.4     $  56.2      $  26.2

          INCOME (LOSS) FROM OPERATIONS
           Material Handling            $ (28.6)    $   2.2      $ (30.8)
           Heavy Equipment                  6.3         3.2          3.1
           Mobile Cranes                   (8.1)       (9.2)         1.1
           General/Corporate               (3.5)       (0.3)        (3.2)

               Total                    $ (33.9)    $  (4.1)     $ (29.8)


  Net Sales

Sales in 1993 increased $146.9 million, or approximately 28%, over 1992.

Material Handling Segment sales were $395.6 million for 1993 compared to $241.0 million for the last five months of 1992, an increase of $154.6 million. On a pro forma basis, giving effect to the CMH Acquisition as of January 1, 1992, sales decreased $133.9 million for 1993 from $529.5 million for 1992. Material Handling Segment sales in the first quarter of 1993 were significantly lower than in the fourth quarter of 1992. Management believes that Material Handling Segment dealers increased orders during the fourth quarter of 1992 to ensure adequate inventory levels during the first quarter of 1993 while the Company transferred certain light IC lift truck production from Korea to the U.S. and Germany. In addition, the Material Handling Segment operations in the U. S. experienced working capital constraints during 1993 which limited the Company's ability to obtain materials and maintain production, adversely affecting sales
for 1993.   Bookings remained strong because of improved demand in the North
American forklift industry. As a result of these factors, the Material Handling Segment backlog was $152.7 million at December 31, 1993 compared to $83.2 million at December 31, 1992 and $80.8 million at the July 31, 1992 CMH Acquisition date.

Heavy Equipment Segment sales increased $9.1 million in 1993 from 1992. Machines and contract sales represented $9.9 million of the increase and offset by a parts sales decrease of $0.8 million. The sales mix changed from approximately 41% parts in 1992 to 39% parts in 1993. Unit Rig, the Heavy Equipment Segment division that principally serves the mining industry, experienced a decrease in sales of $4.5 million to $69.6 million in 1993 from $74.1 million in 1992. Unit Rig equipment sales decreased $7.0 million, partially offset by a $2.5 million increase in parts sales. The decrease in equipment sales reflects continuing low activity in the mining industry as well as more aggressive pricing and financing by competitors. The decreased sales at Unit Rig were offset by an $11.3 million increase in sales by the Terex Business to $132.7 million for 1993. Terex Business machine sales increased $16.0 million, partially offset by a $4.7 million decrease in parts sales.

Heavy Equipment Segment bookings in 1993 were $194.1 million, a decrease of $31.5 million, or 14%, from 1992. Bookings for parts sales, from which the Company realizes higher margins than machine sales, decreased $1.9 million or 2.4% in 1993. Machine bookings decreased $32.1 million or 22%, reflecting continuing weakness in the Heavy Equipment Segment's principal markets during the first half of 1993 as well as more aggressive pricing and financing by the Company's competitors. The slow recovery in the construction industry has also made the Terex Business distributor networks more cautious in their acquisition of new equipment, especially for machines to be used in the rental market. Heavy Equipment Segment backlog was $62.3 million at December 31, 1993 compared to $72.0 million at December 31, 1992, reflecting the decrease in bookings. Parts backlog was $8.6 million at December 31, 1993 compared to $6.3 million at December 31, 1992. This increase resulted primarily from liquidity constraints experienced during 1993 which resulted in decreased parts inventory availability.

Mobile Crane segment sales were $71.4 million for 1993, a decrease of $16.3 million from $87.7 million in the year earlier period. Machine sales decreased 23% and parts sales decreased 12%. The sales mix was approximately 33% parts for 1993 compared to 30% parts in 1992. Koehring sales in 1992 were higher due to sales of slow moving inventory and product lines at low margins to reduce inventory and more effectively utilize working capital.

Mobile Crane Segment bookings were $76.5 million for 1993, a decrease of 15% from the year earlier period. Machine bookings decreased 11%, and parts bookings decreased by 9%. Bookings declined during 1993 due to the slow recovery in the construction market which made the Mobile Crane Segment's distributors more cautious in their acquistion of new equipment, especially those to be used in the rental market.


  Gross Profit

Gross profit for 1993 decreased $3.6 million compared to 1992.

The Material Handling Segment's gross profit decreased $6.5 million to $16.0 million for 1993 compared to $22.5 million for the last five months of 1992 and compared to $40.1 million on a pro forma basis for 1992. The gross profit percentage in the Material Handling Segment decreased to 4.0% for 1993 compared to 9.3% for the last five months of 1992. The decrease in gross profit percentage reflects comparatively lower 1993 sales (compared to annualized 1992 sales) and decreased manufacturing efficiency due to working capital constraints, somewhat offset by cost reduction initiatives.

The Heavy Equipment Segment's gross profit increased $3.7 million to $30.5 million for 1993 compared to $26.8 million for 1992. Improved gross profit from machines and contract sales accounted for substantially all of the increase, reflecting the positive effects of cost reduction initiatives implemented in 1992 and throughout 1993. The gross profit percentage in the Heavy Equipment Segment increased to 15.0% for 1993 compared to 13.8% for 1992, reflecting improved manufacturing efficiency.

Mobile Crane Segment's gross profit decreased $0.8 million to $2.0 million for 1993, compared to $2.8 million for 1992. The gross profit percentage in the Mobile Crane segment decreased to 2.8% for 1993 from 3.2% in 1992. Gross profit for the 1993 period included a $2.2 million provision for write-down of certain inventory at Koehring in connection with management's decision to consolidate model offerings.


  Engineering, Selling and Administrative Expenses

Engineering, selling and administrative expenses increased to $77.7 million for 1993 from $56.2 million for 1992. Material Handling Segment engineering, selling and administrative expenses totaled $44.6 million for 1993 compared to $20.3 million for the last five months of 1992 and compared to $48.2 million on a pro forma basis for 1992. Heavy Equipment Segment engineering, selling and administrative expenses increased to $24.2 million for 1993 from $23.6 million for 1992 Heavy Equipment Segment results for 1994 include a charge to income of $4.7 million in the fourth quarter of 1993 to write-off the remaining unamortized goodwill from the acquisition of Mark the Company recognized as a result of changing Mark's product offerings and distribution. The write-off was offset by cost reduction initiatives, including headcount reductions and the consolidation of certain administrative functions into the Heavy Equipment Segment's administrative offices in Tulsa, Oklahoma. Mobile Crane Segment engineering, selling and administrative expenses decreased to $10.1 million for 1993 from $12.0 million for 1992. Corporate expenses increased $3.2 million primarily as a result of increased legal and accounting expenses which were not fully allocated to operating segments.


  Income (Loss) from Operations

The Material Handling Segment incurred a loss from operations of $28.6 million for 1993, compared to operating income of $2.2 million for the last five months of 1992 and compared to an operating loss of $8.2 million on a pro forma basis for 1992, primarily as a result of decreased sales. As discussed above, sales and gross profit in 1993 reflect the effects of the Company's working capital constraints.

Heavy Equipment Segment income from operations improved by $3.1 million to $6.3 million in 1993 from $3.2 million in 1992. This improvement resulted from the increase in gross profit and the decrease in engineering, selling and administrative expenses. The improvements were partially offset by a charge to income of $4.7 million in the fourth quarter of 1993 to write-off the remaining unamoritzed goodwill from the acquisition of Mark the Company recognized as a result of changing Mark's product offerings and distribution.

Mobile Crane Segment loss from operations of $8.1 million for 1993 improved by $1.1 million over 1992 principally due to continuing cost reductions, improvements in inventory management and consolidation of model offerings.

On a consolidated basis, the Company experienced an operating loss of $29.2 million for 1993, compared to an operating loss of $4.1 million for 1992.

  Other Income (Expense)

Interest expense on a consolidated basis was $31.2 million for 1993 compared to $23.3 million for 1992. Terex sold $160 million principal amount of its 13% senior secured notes due August 1, 1996 on July 31, 1992. The proceeds of the senior secured notes were used for the cash portion of the the acquisition of CMH ($85 million), the payment of all amounts outstanding under Terex's previous credit and letter of credit agreement ($58 million), and for working capital and transaction costs. The increase in Terex interest expense for 1993 over 1992 is primarily the result of incremental borrowings to finance the acquisition of CMH (incremental interest expense of approximately $6.7 million) and higher interest rates on new borrowings used to refinance the previous credit and letter of credit agreement, as well as additional costs related to establishing and utilizing a new credit and letter of credit agreement.

The Company recognized equity in the net loss of Fruehauf of $0.7 million in 1993 compared to a gain from deconsolidation of Fruehauf of $36.5 million in 1992. As described in Note C -- "Investment in Fruehauf Trailer Corporation" in the Notes to the Consolidated Financial Statements, the Company's carrying value for its investment in Fruehauf was reduced to zero in 1992 and the Company did not recognize any additional gains or losses with respect to its investment in Fruehauf except as realized on transactions in Fruehauf common stock. In December 1993, the Company sold 1,000,000 shares of Fruehauf common stock and realized a gain of $3.0 million.

As a result of changing Mark's product offerings and distribution, the Company recognized a charge to income of $4.7 million in the fourth quarter of 1993 to write-off the remaining unamortized goodwill from the acquisition of Mark.

The provision for income taxes generally represents taxes withheld on foreign royalties and dividends. As such, any fluctuation in the provision for income tax is due to fluctuations in these items. The Company adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. The new pronouncement retains the basic concepts of SFAS No. 96, but generally simplifies its application. The adoption of this new pronouncement did not have a material impact on the Company's financial statements.


  Extraordinary Items

In connection with terminating its previous bank lending agreement, the Company recognized a charge of approximately $2.0 million in the second quarter of 1993 to write off unamortized debt issuance costs.

In December 1993, the Company repurchased $5.0 million of its old senior secured notes for approximately $4.5 million, including accrued interest. The Company recognized an extraordinary gain on this transaction of approximately $0.5 million.



LIQUIDITY AND CAPITAL RESOURCES

The Company's businesses are working capital intensive and require funding for purchases of production and replacement parts inventories, capital expenditures for repair, replacement and upgrading of existing facilities as well as financing of receivables from customers and dealers. The Company has significant debt service requirements including semi-annual interest payments on senior debt and monthly interest payments on its credit facility.

Net cash of $27.9 million was used in operating activities during the nine months ended September 30, 1995. Net cash used by investing activities was $95.8 million during the nine months ended September 30, 1995 principally due to the PPM Acquisition as described below. Net cash provided by financing activities during the nine months ended September 30, 1995 was $127.5 million, primarily from the Refinancing discussed below. Cash and cash equivalents totaled $12.5 million at September 30, 1995.


Factors affecting future liquidity

The Company announced personnel reductions totaling approximately 134 employees in the Material Handling Segment's North American operations during the second quarter of 1995 as a continuation of the Company's programs to increase manufacturing efficiency, reduce costs and improve liquidity. The Company recorded a combined charge of $3.5 million in the second quarter of 1995 for severance costs associated with these actions and additional costs associated with the closing of certain administrative and warehouse facilities.

As discussed below, the Company has refinanced its senior and subordinated debt, established new credit facilities and borrowed additional funds to complete the PPM Acquisition which will impact future operating results, sources of liquidity and debt service requirements.

On May 9, 1995, the Company completed the refinancing and the PPM Acquisition. The Refinancing included the private placement to institutional investors of $250 million of the Senior Secured Notes, repayment of the Company's old senior secured notes and senior subordinated notes, totaling approximately $152.6 million principal amount, and entry into the Credit Facility to replace the Company's existing lending facility in the U.S. Until such time as the Company completes an exchange of the Senior Secured Notes for an equivalent issue of registered notes, or a shelf registration statement for the Senior Secured Notes is effective, the interest rate on the Senior Secured Notes will be 13.75%. The Indenture for the Senior Secured Notes places certain limits on the Company's ability to incur additional indebtedness; permit the existence of liens; issue, pay dividends on or redeem equity securities; utilize the proceeds of assets sales; consolidate, merge or transfer assets to another entity; and enter into transactions with affiliates. In connection with the issuance of the Senior Secured Notes, the Company issued 1,000,000 stock appreciation rights ("SARs") entitling the holders to receive cash or Common Stock, at the option of the Company, in an amount equal to the average closing sale price of the common stock for 60 trading days prior to the date of exercise less $7.288 for each SAR.

Approximately $92.6 million of the proceeds of the Senior Secured Notes was used for the PPM Acquisition, including the repayment of certain indebtedness of PPM required to be repaid in connection with the acquisition. In addition, the Company estimates that the acquisition costs incurred will total approximately $3.0 million. The remainder of the purchase price consisted of the issuance of redeemable preferred stock of Terex Cranes having an aggregate liquidation preference of 127 million French francs (approximately $26.1 million), subject to adjustment. The purchase price is subject to adjustment calculated by reference to the consolidated net asset value of PPM as determined by an audit as of the date of closing. The preferred stock does not bear a dividend and, accordingly, the Company has valued this stock at approximately $8.8 million (discounted at 15%). The Company has not yet reached agreement with the sellers about the amount of purchase price adjustment but, based on work performed, the Company believes that the amount of the preferred stock could ultimately be reduced.

The Company's Credit Facility provides the Company with the ability to borrow (in the form of revolving loans and up to $15 million in outstanding letters of credit) up to $100 million. The Credit Facility is secured by substantially all of the Company's domestic receivables and inventory (including PPM). The amount of borrowings is limited to the sum of the following: (i) 75% of the net amount of eligible receivables, as defined, of the Company's U.S. businesses other than CMHC, plus (ii) 70% of the net amount of CMHC eligible receivables, plus (iii) the lesser of 45% of the value of eligible inventory, as defined, or 80% of the appraised orderly liquidation value of eligible inventory less (iv) any availability reserves established by the lenders. The Credit Facility expires May 9, 1998 unless extended by the lenders for one additional year. At the option of the Company, revolving loans may be in the form of prime rate loans initially bearing interest at the rate of 1.75% per annum in excess of the prime rate and eurodollar rate loans initially bearing interest at the rate of 3.75% per annum in excess of the adjusted eurodollar rate.

The Company made an interest payment of $17.7 million on November 15, 1995 on the Senior Secured Notes. The Company's debt service obligations for the remainder of 1995 include approximately $0.6 million monthly on the Credit Facility. Management believes that, together with cash generated from operations, the Refinancing provides the Company with adequate liquidity to meet the Company's operating and debt service requirements. The balance outstanding under the Credit Facility as of December 31, 1995 was $67.1 million, and the additional amount the Company could have borrowed was $10.0 million as of that date. Management intends to seek additional working capital financing facilities for the Company's international operations to provide additional liquidity worldwide, but there can be no assurances whether, or under what terms, such additional facilities can be obtained.



CONTINGENCIES AND UNCERTAINTIES

The Internal Revenue Service is currently examining the Company's federal tax returns for the years 1987 through 1989. In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency based on this examination. The examination report raises a variety of issues, including the Company's substantiation for certain deductions taken during this period, the Company's utilization of certain net operating loss carryovers ("NOL's") and the availability of such NOL's to offset future taxable income. If the IRS were to prevail on all the issues raised, the amount of the tax assessment would be approximately $56 million plus interest and penalties. If the Company were required to pay a significant portion of the assessment, it could have a material adverse impact on the Company and could exceed the Company's resources. The Company has filed its administrative appeal to the examination report. Although management believes that the Company will be able to provide adequate documentation for a substantial portion of the deductions questioned by the IRS and that there is substantial support for the Company's past and future utilization of the NOL's, the ultimate outcome of this matter is subject to the resolution of significant legal and factual issues. If the Company's positions prevail on the most significant issues, management believes that the amounts due would not exceed amounts previously paid or provided; however, even under such circumstances, it is possible that the Company's NOL's could be reduced to some extent. No additional accruals have been made for any amounts which might be due as a result of this matter because the possible loss ranges from zero to $56 million plus interest and penalties and the ultimate outcome cannot presently be determined or estimated.

In addition, Randolph W. Lenz has retired as Chairman of the Company. Although his retirement agreement places certain restrictions on his ability to sell his shares of Common Stock in the Company, in the event that Mr. Lenz is able to sell a substantial portion of his shares in the Company, such sale, in combination with the issuance of the Warrants in December 20, 1993 and subject to the effects of other changes in share ownership of the Company, could result in a change in control for tax purposes. Such a change in control for tax purposes could possibly result in a significant reduction in the amount of NOL's available to the Company to offset future taxable income.

The Commission in March of 1994 initiated a private investigation, which included the Company and certain of its affiliates, to determine whether violations of certain aspects of the Federal securities laws have taken place. The Company is cooperating with the Commission in its investigation and it is not possible at this time to determine the outcome of the Commission's investigation.

The Company has received a letter from the Department of Labor (the "DOL") in May of 1995 alleging that the Company's former Chairman of the Board, at the time a fiduciary for the Company's retirement plans, violated certain provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") in making certain investments which may have been imprudent and by possibly engaging in prohibited transactions under ERISA. The Company and its former Chairman of the Board are currently in discussions with the DOL concerning the allegations and it is not possible at this time to determine the outcome of this matter; however, the Company does not believe that the resolution of the allegations will have a material adverse effect on the Company.

The Company is subject to a number of contingencies and uncertainties including product liability claims, self-insurance obligations, tax examinations and guarantees. Many of the exposures are unasserted or proceedings are at a preliminary stage, and it is not presently possible to estimate the amount or timing of any cost to the Company. However, management does not believe that these contingencies and uncertainties will, in the aggregate, have a material effect on the Company. When it is probable that a loss has been incurred and possible to make reasonable estimates of the Company's liability with respect to such matters, a provision is recorded for the amount of such estimate or for the minimum amount of a range of estimates when it is not possible to estimate the amount within the range that is most likely to occur.

The Company generates hazardous and nonhazardous wastes in the normal course of its operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, that
(i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis.



                                   BUSINESS

General

Terex is a global provider of capital goods and equipment used in the manufacturing, distribution, mining, construction and infrastructure industries.

The Company's operations began in 1983 with the purchase of Northwest Engineering Company, the Company's original business and name. Since 1983, management has expanded the Company's business through a series of acquisitions. In 1988, Northwest Engineering Company merged into a subsidiary acquired in 1986 named Terex Corporation, with Terex Corporation as the surviving corporation. For the year ended December 31, 1994, consolidated revenues of the Company amounted to approximately $787 million. Prior to May 1995, the Company's operations were divided into two principal segments:
Material Handling and Heavy Equipment. On May 9, 1995, the Company completed the PPM Acquisition. Together with Koehring, these businesses form the Company's new Mobile Cranes Segment.

The Material Handling Segment designs, manufactures and markets a complete line of internal combustion ("IC") and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related components and replacement parts. These products are used in material handling applications in a broad array of manufacturing, distribution and transportation industries. The Material Handling Segment consists of CMH, which was acquired by the Company on July 31, 1992 from Clark Equipment Company.

The Heavy Equipment Segment designs, manufactures and markets heavy-duty, off-highway earthmoving and construction equipment and related components and replacement parts. These products are used primarily by construction, mining, logging, industrial and government customers in building roads, dams and commercial and residential buildings; supplying coal, minerals, sand and gravel. The Heavy Equipment Segment consists of two operating businesses: (i) the Terex Business, which manufactures off-highway rigid and articulated haulers, scrapers and wheel loaders and (ii) Unit Rig, which manufactures electric rear and bottom dump haulers, as well as mechanical drive haulers and wheel loaders principally sold to the mining industry.

The Mobile Cranes Segment designs, manufactures and markets mobile cranes, aerial platforms, container stackers and scrap handlers and related components and replacement parts. These products are used primarily for construction, repair and maintenance of infrastructure, buildings and manufacturing facilities, for material handling applications in the distribution and transportation industries as well as in the scrap, refuse and lumber industries. The Mobile Cranes Segment consists of three operating businesses:
(i) Koehring, which manufactures mobile cranes, aerial lift platforms and scrap handlers, (ii) PPM North America, which manufactures mobile cranes and container stackers under the brand name P&H (a trademark of Harnischfeger) primarily in North America and (iii) PPM Europe, which manufactures mobile cranes and container stackers primarily in Europe.

For financial information about the Company's industry and geographic segments, see Note N -- "Business Segment Information" in the Notes to the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company's long-term strategy has been, and continues to be, to seek out acquisitions in the capital goods industry where aggressive management can achieve substantial improvements in profitability and cash flow.


Material Handling Segment

CMH is a leading North American and European designer, manufacturer and marketer of a complete line of IC and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related replacement parts. CMH's products are distributed through an established global dealer network which includes more than 440 locations. Management believes CMH has the largest installed fleet in North America, with over 250,000 units, and that over 320,000 CMH trucks are presently in operation worldwide. Historically, approximately 80% of CMH's revenues have been derived from new product sales and approximately 20% of revenues have been derived from the sale of replacement parts. CMH and its independent dealers sell to a diversified base of customers in a variety of industries. CMH's headquarters and U.S. manufacturing facilities are located in Lexington, Kentucky. CMH's international manufacturing facilities are located in Mulheim-Ruhr, Germany. CMH also owns a training and research center in Lexington, Kentucky.

The Company acquired CMH on July 31, 1992. Following the acquisition, CMH began implementing initiatives intended to reduce its manufacturing and operating costs. These initiatives have included consolidation of engineering,
manufacturing and parts facilities.   In December 1993, CMH transferred its
parts supply operations to the Company's parts distribution center in Southaven, Mississippi. During 1994, CMH completed the transfer of its light IC lift truck chassis production from Korea to Lexington, Kentucky, closed its manufacturing facility in Danville, Kentucky and closed its axle manufacturing facility in Korea. In April 1994, the Company sold 100% of the stock of Drexel. Drexel, which is located in Horsham, Pennsylvania, manufactures very narrow-aisle lift trucks.

CMH currently offers 116 basic truck designs within six major product lines: light IC trucks (1.0 to 5.0 tons), heavy IC trucks (5.5 to 47.5 tons), narrow-aisle trucks, electric counterbalanced trucks (1.3 to 6.0 tons), electric walkies and tow tractors.

Light IC trucks are used for general warehousing needs and are generally powered by liquid propane and well suited for manufacturing and distribution applications which require a high degree of maneuverability. Heavy IC trucks are specialty products designed for use in more demanding situations such as heavy manufacturing or container handling applications. Narrow-aisle trucks provide solutions for high density storage needs and operate in six-to-eight foot aisles and reach heights of more than 30 feet. Electric counterbalanced trucks are designed for indoor use in warehousing, manufacturing, distribution and other applications and are powered by a rechargeable electric battery. For environmental reasons, electric trucks are becoming more popular. Electric walkies are generally used in transporting and order-selecting. Tow tractors are units designed to pull one or more trailers, with the largest market for tow tractors being airport baggage handling.

CMH is a leading manufacturer of lift trucks in North America, although the brand names of Hyster and Yale combined, both owned by Nacco Industries, Inc., account for production of more lift trucks annually. Other major North American competitors include Toyota, Mitsubishi, Caterpillar and Komatsu in both IC and electric riders, and Crown and Raymond in electric riders alone.
In Europe, CMH competes with the Linde Group, the European market leader, as well as Hyster-Yale, Toyota and Jungheinreich. CMH also competes with a number of specialty firms.


Heavy Equipment Segment

The Company is recognized as a significant competitor in the market for large capacity haulers and scrapers. However, the Company is not a dominant manufacturer in the heavy equipment industry, which is dominated in most segments by large, diversified firms, such as Caterpillar, Dresser Industries and Komatsu, that have broader product lines and greater financial resources. The Company also competes in this industry with a number of specialty firms, whose products generally compete directly with one or more of the Company's product lines.


  Terex Business

The Company acquired the Terex Division in December 1986 and acquired Terex Equipment Limited ("TEL"), a subsidiary of the Company located in Scotland, in June 1987. The Terex Division and TEL are jointly hereinafter referred to as the "Terex Business," which is headquartered in Motherwell, Scotland. Terex Division's marketing efforts in the United States serve the needs of North, Central and South America, while TEL serves the remainder of the international market. TEL manufactures the products of the Terex Business at its facility in Motherwell, Scotland.

The Terex Business has two principal product lines: off-highway rigid and articulated haulers and scrapers. A "hauler" is an off-road dump truck with a capacity in excess of 25 tons. Haulers produced by the Terex Business have capacities ranging from 25 to 85 tons. A "scraper" is an off-road vehicle, commonly referred to as an "earth mover," that loads, moves and unloads large quantities of soil for site preparations, including roadbeds. The Terex Business product line also includes wheel loaders although these are not presently being manufactured. A "wheel loader" is a vehicle that loads materials onto trucks, conveyors and similar equipment. The Terex Business products perform a wide range of earthmoving functions in quarry and open pit mining and in many types of heavy construction, including highway, dam and waterway construction; commercial and industrial site preparation; general land improvement and real estate development; and structural renovation and replacement. The Terex Business's main competitors are Caterpillar, VME Group, Komatsu and Dresser.

In 1987, TEL entered into a joint venture agreement with Second Inner Mongolia Machinery Company for the production of haulers in China. The joint venture company, North Hauler Limited Liability Company, manufactures heavy trucks, principally used in mining, at a facility in Baotou, Inner Mongolia, People's Republic of China.


  Unit Rig

In July 1988, the Company purchased certain domestic and foreign assets and operations of the business that now operates as the Unit Rig Division ("Unit Rig"). Unit Rig is headquartered in Tulsa, Oklahoma.

Unit Rig's predecessor pioneered the development of the diesel electric drive, rear dump hauling truck for use in open pit mining operations. The truck is powered by a diesel engine driving an electric generator that provides power to individual electric motors in each of the rear wheels. Unit Rig's current LECTRA HAUL product line consists of a series of rear dump hauler trucks with payload capacities ranging from 100 to 260 tons, and bottom dump haulers with capacities ranging from 180 to 270 tons.

Unit Rig also produces the Dart line of wheel loaders and mechanical drive haulers. This product line consists of the Dart 600C mechanical drive wheel loader with a bucket capacity up to 23 cubic yards and rear dump trucks ranging in capacity from 85 to 130 tons. The Dart line also includes a tractor-trailer bottom dump hauler with capacities from 120 to 160 tons.

The present principal markets for Unit Rig products are copper, gold, coal and iron mines. Unit Rig's major customers are mining companies in North and South America, Asia, Africa and Australia. Approximately 70% of Unit Rig's sales are export sales. Unit Rig's largest competitors are Caterpillar, Komatsu and Dresser.


Mobile Cranes Segment

  Koehring

In January 1987, the Company purchased certain assets and operations of the business that operated prior to the PPM Acquisition as the Koehring Cranes & Excavators Division, which assets and operations were contributed to Koehring in connection with the PPM Acquisition. Koehring, headquartered in Waverly, Iowa, designs, manufactures and markets a broad line of hydraulic excavators and hydraulic telescoping cranes sold under the well recognized trade names of KOEHRING and LORAIN. In 1994 the Company discontinued manufacturing hydraulic excavators except for large scrap handlers where the Company maintains a meaningful market share. Hydraulic telescoping cranes are primarily used for construction and industrial applications. Koehring's largest competitors in the hydraulic excavator market are Komatsu and Caterpillar. Koehring has four principal competitors in the mobile crane market: Grove Manufacturing, Liebherr Werk Ehingen, Link-Belt and PPM Cranes, Inc.

In December 1991, the Company acquired substantially all operating assets of the business that operated prior to the PPM Acquisition as the Mark Industries Division. Mark relocated to the Koehring facilities in Waverly, Iowa during 1992 in order to more effectively utilize existing capabilities and manufacturing facilities at the Waverly location. Mark is engaged in the manufacture and sale of aerial lift equipment, including scissor lifts, boom lifts and a full line of replacement parts. Scissor lifts and boom lifts are used for the repair, maintenance and construction of buildings, manufacturing facilities and equipment. These lifts are used in a wide variety of industrial applications, such as installing and repairing electrical and plumbing fixtures; installing drywall and ceilings; cleaning, repairing and painting production equipment; maintaining refineries, chemical plants and aircraft; and performing common construction tasks such as siding, insulation and structural member installation. In 1993, the Company began to market Mark's products through the Terex and CMH dealer networks to expand distribution opportunities. Mark's largest competitor in the aerial lift industry is JLG Industries.

The Company currently manages the Northwest Engineering and BCP Construction Products ("BCP," acquired in 1985) businesses from Koehring's location in Waverly, Iowa. The sale of replacement parts for Northwest Engineering and BCP products, including the Dynahoe backhoe/loader, constitutes the most important part of these businesses.

     PPM Europe

On May 9, 1995, the Company acquired substantially all of the capital stock of PPM Europe. PPM Europe was formed in 1966 by Potain, S.A., and is a leading European designer, manufacturer and marketer of mobile cranes and container stackers. PPM Europe consists of several subsidiaries throughout Europe, including: Bendini SpA, an Italian rough terrain crane producer, Brimont Agraire S.A., a specialized trailer manufacturer in France, PPM Krane GmbH, a sales organization in Germany, and Baulift Baumaschinen Und Krane Handels GmbH, a parts distributor in Germany. PPM Europe operates two manufacturing facilities, its PPM manufacturing facility at Montceau les Mines in central France and its Bendini manufacturing facility in northern Italy. PPM Europe markets its products primarily in Europe, Africa and the Middle East under the PPM and BENDINI brand names. PPM Europe's major competitors in mobile cranes are Krupp Mobilkran, Grove Cranes Ltd. and Liebherr Werk Ehingen. PPM Europe's major competitors in the container stacker market are Kalmar, Valmet Belloti and Taylor.

     PPM North America

On May 9, 1995, the Company acquired substantially all of the capital stock of PPM North America. PPM North America, headquartered in Conway, South Carolina, designs, manufactures and markets rough terrain cranes, truck cranes and container stackers under the P&H brand name which is licensed from Harnischfeger Corporation. PPM also markets mobile cranes and container stackers in the Far East through its Singapore subsidiary and in Australia through its Australian subsidiary. PPM North America has four main competitors in the mobile crane market: Grove Manufacturing, Liebherr Werk Ehingen, Link-Belt and Koehring Cranes.


Environmental Considerations

The Company generates hazardous and nonhazardous wastes in the normal course of its operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, that
(i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis. The Company may also have contingent responsibility for liabilities of certain of its subsidiaries with respect to environmental matters if such subsidiaries were to fail to discharge their obligations to the extent that such liabilities arose during the period in which the Company was a controlling shareholder.


Research and Development

The Company maintains engineering staffs at several of its locations which design new products and improvements in existing product lines. Such costs incurred in the development of new products or significant improvements to existing products amounted to $10.5 million, $11.8 million and $6.7 million in 1994, 1993 and 1992, respectively.


Materials

Principal materials used by the Company in its various manufacturing processes include steel, castings, engines, tires, electric controls and motors, and a variety of other fabricated or manufactured items. In the absence of labor strikes or other unusual circumstances, substantially all materials are normally available from multiple suppliers. Current and potential suppliers are evaluated on a regular basis on their ability to meet the Company's requirements and standards. During the first half of 1994, certain of CMH's suppliers experienced difficulties in meeting CMH's production schedules. Such difficulties, while not eliminated, were substantially alleviated in the second half of 1994. Electric wheel motors and controls used in the Unit Rig product line are currently supplied exclusively by General Electric Company.


Seasonal Factors

The Company markets a large portion of its products in North America and Europe, and its sales of heavy equipment and cranes during the fourth quarter of each year (i.e., October through December) to the construction industry are usually lower than sales of such equipment during each of the first three quarters of the year because of the normal winter slowdown of construction activity. However, sales of heavy equipment to the mining industry, as well as sales of lift trucks, are generally less affected by such seasonal factors.


Distribution

CMH markets original equipment and repair parts through a worldwide dealer network. CMH currently has 94 independent North American dealers who operate approximately 233 outlets, with all such dealer outlets providing both sales and service. CMH's European distribution network consists of approximately 85 independent dealers and three company-owned dealers operating in 29 countries. CMH dealers generally market the full CMH product line and maintain comprehensive service capabilities. CMH operates a dealer service organization designed to coordinate sales and promotional activities, provide ongoing dealer training and facilitate dealer communications.

CMH products are sold through a system which enables customers to specify a truck which meets their particular materials handling needs. Customers can add attachments such as container handlers, side shifters, roll clamps, block handlers, carton clamps, push-pulls (slip-sheet) and fork positioners. CMH and its dealers sell to a diversified customer base with no single customer accounting for more than 4% of CMH's revenues.

The Terex Business markets original equipment and repair parts through worldwide dealership networks. Unit Rig distributes its products and services directly to customers primarily through its own distribution system. The Company's heavy equipment dealers are independent businesses which generally serve the construction, mining, timber and/or scrap industries. Although these dealers carry products of a variety of manufacturers, and may or may not carry more than one of the Company's products, each dealer generally carries only one manufacturer's "brand" of each particular type of product. The Company employs sales representatives who service these dealers from offices located throughout the world.

The Mobile Cranes Segment distributes its products through a global network of over 300 independent dealers organized by product line. With respect to mobile cranes, in North America both Koehring and PPM North America maintain extensive dealer networks. The geographic strength of Koehring Cranes, which markets its mobile cranes under the LORAIN brand name, centers in the midwest and mid-Atlantic regions of the U.S. and the geographic strength of PPM North America, which markets its mobile cranes under the P&H brand, centers in the southern and western regions. PPM Europe's distribution is carried out under two brand names, PPM and BENDINI, through a single distriubtion network comprised of both distributors and a direct sales force.


Backlog

The Company's backlog as of September 30, 1995, December 31, 1994 and 1993 was as follows:

                               September 30,           December 31,
                                    1995           1994           1993
                                       (in millions of dollars)
            Material Handling     $100.1        $135.9         $152.7
            Heavy Equipment         55.2          67.8           80.9
            Mobile Cranes           81.6          11.7           18.6

                Total             $236.9        $215.4         $233.6

Substantially all of the Company's backlog orders are expected to be filled within one year, although there can be no assurance that all such backlog orders will be filled within that time period. The Company's backlog orders represent primarily new equipment orders. Parts orders are generally filled on an as-ordered basis.


Patents, Licenses and Trademarks

Several of the trademarks and trade names of the Company, in particular the TEREX, CLARK, KOEHRING, LORAIN, UNIT RIG, MARKLIFT, DYNAHOE, POWERWORKER, P&H (licensed by PPM North America from Harnischfeger Corporation), PPM, HYPERSTACKER, SUPERSTACKER, BENDINI and GENESIS trademarks, are important to
the business of the Company.   The Company owns and maintains trademark and
patent registrations in countries where it conducts business, and monitors the status of its trademark and patent registrations to maintain them in force and renews them as required. The Company also takes steps, including legal action, to protect its trademark, trade name and patent rights when circumstances warrant such action.


Employees

As of September 30, 1995, the Company had approximately 3,670 employees.
The Company considers its relations with its personnel to be good. Approximately 33% of the Company's employees are represented by labor unions which have entered into various separate collective bargaining agreements with the Company. Although the Company experienced a labor strike, which has been settled, at its parts distribution center in Southaven, Mississippi during the second quarter of 1995, and a strike at its Koehring facility in Waverly, Iowa in December 1995, which has also been settled, the Company does not expect these strikes to have a material continuing adverse impact on the business.


Financial Information about Industry and Geographic Segments,
 Export Sales and Major Customers

Information regarding foreign and domestic operations, export sales, segment information and major customers is included in Note N -- "Business Segment Information" in the Notes to the Consolidated Financial Statements.



PROPERTIES

The following table outlines the principal manufacturing, warehouse and office facilities owned or leased by the Company and its subsidiaries:

        Entity        Facility Location         Type and Size of Facility

Terex
 (Corporate Offices)  Westport, Connecticut (1)   Office  14,898 sq. ft.

Terex
 (Distribution
 Center)              Southaven, Mississippi (1)  Warehouse and light
                                                    manufacturing
                                                    505,000 sq. ft.  (2)

Material Handling Segment

CMHC                  Lexington, Kentucky (1)     Manufacturing, warehouse and
                                                    office 372,600 sq. ft.

CMHC                  Lexington, Kentucky         Training and research and
                                                    development 43,000 sq. ft.

CMHC                  Lexington, Kentucky (1)     Office 64,600 sq. ft.

CMHC                  Lexington, Kentucky (1)     Manufacturing, warehouse and
                                                  test facility  59,500 sq. ft.

CMHC                  Chicago, Illinois (1)       Office 9,100 sq. ft.

CMH Germany           Mulheim-Ruhr, Germany       Manufacturing, engineering,
                                                    power generation,
                                                    maintenance and office
                                                    241,350 sq. ft.

CMH Germany           Mulheim-Ruhr, Germany (1)   Office 61,360 sq. ft.

CMH Germany           Saarn, Germany (1)          Warehouse 150,700 sq. ft.

Heavy Equipment Segment

Unit Rig              Tulsa, Oklahoma             Manufacturing and office
                                                    325,000 sq. ft.

TEL                   Motherwell, Scotland        Manufacturing, warehouse and
                                                    office 714,000 sq. ft. (3)

Mobile Cranes Segment

Koehring & Mark       Waverly, Iowa (4)           Office, manufacturing and
                                                    warehouse  383,000 sq. ft.

PPM North America     Conway, South Carolina (1)  Office, manufacturing and
                                                    warehouse  257,040 sq. ft.

PPM Europe            Montceau les Mines, France  Office, manufacturing and
                                                    warehouse  419,764 sq. ft.

PPM Europe            Crespellano, Italy          Office, manufacturing and
                                                    warehouse  92,750 sq. ft.

PPM Europe            Dortmund, Germany (1)       Office and warehouse
                                                    129,180 sq. ft.

PPM Europe            Rethel, France              Office, manufacturing and
                                                    warehouse  215,300 sq. ft.


(1) These facilities are either leased or subleased by the indicated entity.
(2) Includes 239,400 sq. ft. of warehouse space currently leased to others.
(3) Includes 148,500 sq. ft. of manufacturing space currently leased to others.
(4) Koehring also owns a 66,000 sq. ft. facility in Waterloo, Iowa which is currently leased to others.

CMH also operates seven sales and service branch locations, all of which are leased. The branch facilities consist of office and service space and generally range in size from 1,500 to 3,100 square feet per facility. CMH also owns manufacturing and office facilities in Seoul and Banwael, Korea which were closed in the fourth quarter of 1994 and are presently held for sale.

Unit Rig also has 10 owned or leased locations for parts distribution and rebuilding of components, of which two are in the United States, two are in Canada and six are abroad.

The properties listed above are suitable and adequate for the Company's use. The Company has determined that certain of its properties exceed its requirements. Such properties may be sold, leased or utilized in another manner and have been excluded from the above list.



LEGAL PROCEEDINGS

As described in Note L -- "Litigation and Contingencies" in the Notes to the Consolidated Financial Statements, the Company is involved in various legal proceedings, including product liability and workers' compensation liability matters, which have arisen in the normal course of its operations and to which the Company is self-insured for up to $5.0 million. Management believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position.

In December 1992, a Class Action complaint was filed against Fruehauf Trailer Corporation ("Fruehauf," a former subsidiary of the Company), the Company, certain of Fruehauf's then officers and directors and certain of the underwriters of the initial public offering of Fruehauf, in the United States District Court for the Eastern District of Michigan, Southern Division, alleging, among other things, violations of certain provisions of the federal securities laws, and seeking unspecified compensatory and punitive damages. The Company has settled this litigation, with court approval, and recorded a provision of $0.25 million in the quarter ended March 31, 1995.



For information concerning other contingencies and uncertainties, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Contingencies and Uncertainties."



                                  MANAGEMENT


Executive Officers and Directors

The following individuals are currently directors of the Company:

        Name           Age          Positions and           First Year Elected
                                Offices with Company            Director
Ronald M. DeFeo        43  President, Chief Executive              1993
                             Officer, Chief Operating
                             Officer and Director
Marvin B. Rosenberg    55  Senior Vice President, General          1992
                             Counsel, Secretary and
                             Director
G. Chris Andersen      57  Director                                1992
William H. Fike        58  Director                                1995
Bruce I. Raben         42  Director                                1992
David A. Sachs         36  Director                                1992
Adam E. Wolf           81  Director                                1983


Mr. DeFeo became a director of the Company in 1993 and was appointed President and Chief Operating Officer of the Company on October 4, 1993 and Chief Executive Officer of the Company on March 24, 1995. Prior to joining Terex on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the farm and construction equipment division of Tenneco Inc., and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations.

Mr. Rosenberg was appointed a director of the Company in 1992 and was appointed a Senior Vice President of the Company effective January 1, 1994. He has served as Secretary and General Counsel of the Company since 1987. Mr. Rosenberg is a director of Fruehauf and served as Secretary of Fruehauf since it was organized in March 1989 until August 1993. From 1987 until December 31, 1993, he was employed as General Counsel of KCS, an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

Mr. Andersen was appointed a director of the Company in 1992. Mr. Andersen has been Vice Chairman of PaineWebber Incorporated ("PaineWebber") since March 1990. Prior to joining PaineWebber, Mr. Andersen was Managing Director for nine years at Drexel Burnham Lambert Incorporated ("Drexel Burnham"), an investment banking firm which filed for protection under Chapter 11 of the United States Bankruptcy Code in 1990. Mr. Andersen is also a director of Sunshine Mining Company.

William H. Fike was appointed a director of the Company in April 1995. Mr. Fike is the Vice Chairman and Executive Vice President of Magna International, Inc., an automotive parts manufacturer based in Ontario, Canada ("Magna"). Prior to joining Magna in September 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served in various capacities, most recently as President of Ford Europe.

Mr. Raben was appointed a director of the Company in 1992. Mr. Raben is an Executive Vice President of Jefferies & Company, Inc. Mr. Raben was employed by Drexel Burnham from 1978 to 1990 where he served in various capacities including Managing Director. Mr. Raben is also a director of Optical Securities Group and Equity Marketing.

Mr. Sachs was appointed a director of the Company in 1992 and served as a director of Fruehauf from November 1992 to March 1993. Mr. Sachs is President of Alpha Onyx Asset Management, LLC, an investment advisory firm, and is a principal at Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. TMT-FW, Inc. is one of two general partners of EBD, L.P., which is the sole general partner of The Airlie Group L.P. ("Airlie"). At TMT-FW, Inc., Mr. Sachs was engaged in the investment activities of both Airlie and Taylor & Co.

Mr. Wolf became a director of the Company in 1983. Mr. Wolf has been principally self-employed as an attorney throughout his career. He has previously served on several boards of directors, including those of a telephone company, a bank and a hospital.

The following table sets forth, as of November 1, 1995, the respective names and ages of the Company's executive officers indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

            Name                  Age       Positions and Offices Held
Ronald M. DeFeo                   43      President, Chief Executive
                                           Officer and Chief Operating
                                           Officer
David J. Langevin                 44      Executive Vice President
Marvin B. Rosenberg               55      Senior Vice President,
                                           General Counsel and
                                           Secretary
Ralph T. Brandifino               50      Senior Vice President and


For information regarding Messrs. DeFeo and Rosenberg, refer to the table listing directors above.

Mr. Langevin became Executive Vice President of the Company effective January 1, 1994 and was Acting Chief Financial Officer of the Company from March to December, 1993. He was employed as a Vice President of KCS from 1988 until December 31, 1993.

Mr. Brandifino was appointed to the position of Senior Vice President and Chief Financial Officer on December 6, 1993. Mr. Brandifino was previously the Chief Financial Officer at the Long Island Lighting Company from 1987 through 1993.



Executive Compensation


                          Summary Compensation Table

     The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its four highest paid executive officers with 1994 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers").

                                                          Long-Term
                       Annual Compensation               Compensation

                                      Other
                                     Annual   Restricted Securities All Other
  Name and                          Compen-     Stock    Underlying  Compen-
 Principal         Salary   Bonus    sation   Awards(1)   Options/    sation
  Position   Year    ($)     ($)      ($)          ($)    SARS (#)     ($)

Randolph W.  1994  486,000 243,000      -        118,250  43,000(4)      -
 Lenz        1993  483,508    -        -         -           -          -
             1992  504,692    -        -         -           -          -
Chairman of
the Board
(2)(3)

Ronald M.    1994  350,000 325,000      -         84,700  30,800(4)   3,080(6)
 DeFeo       1993  237,500 60,000  222,693(7)    -       10,000      3,148(6)
             1992  127,145 66,666      -         -       20,000         -
President,
Chief Execu-
tive Officer
and Chief
Operating
Officer (5)

David J.     1994  303,600 150,000      -         75,350  27,400(4)      -
 Langevin    1993     -       -        -         -           -          -
             1992     -       -        -         -           -          -
Executive
Vice
President
(3)(8)

Marvin B.    1994  250,000  75,000      -      62,150   22,600(4)       -
 Rosenberg   1993     -       -        -         -           -          -
             1992     -       -        -         -           -          -
Senior Vice
President,
Secretary
and General
Counsel
(3)(9)

Ralph T.     1994  235,000 100,000      -     58,300     21,200(4)       -
 Brandifino  1993   16,913   -          -       -           -            -
             1992     -      -          -       -           -            -

Senior Vice
President,
Chief
Financial
Officer and
Treasurer (10)


(1) Consists of shares of restricted Common Stock ("Restricted Stock") granted under the 1994 Terex Long-Term Incentive Plan (the "1994 Incentive Plan"). Restricted Stock is valued at the closing stock price of $5.50 per share on June 23, 1994, the date of grant. Dividends are paid on Restricted Stock awards at the same rate as paid to all stockholders. The number and market value, based on the closing stock price of $7.00 per share, of Restricted Stock holdings as of December 31, 1994 for each of the Named Executive Officers were as follows: Mr. Lenz, 21,500 shares, $150,500; Mr. DeFeo, 15,400 shares, $107,800; Mr. Langevin, 13,700 shares, $95,900; Mr. Rosenberg 11,300 shares,
$79,100; and Mr. Brandifino, 10,600 shares, $74,200. The shares of Restricted Stock covered by the Restricted Stock awards of each of the Named Executive Officers become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of June 23, 1994; however, upon the earliest to occur of a change of control of the Company and the death or disability of such Named Executive Officer, any unvested portion of such Restricted Stock will immediately vest.

(2) Mr. Lenz was Chief Executive Officer of the Company during 1992, 1993 and 1994 and retired as Chairman of the Board and a Director of Company as of August 28, 1995 (See "Retirement of Randolph W. Lenz," below).

(3) In conjunction with the termination of the Company's management agreement with KCS, Mr. Lenz, together with Messrs. Langevin and Rosenberg (who became employees of the Company on January 1, 1994), received cash and certain securities of the Company. Such payments are not included as part of annual compensation. See "Certain Transactions."

(4) Includes shares of Common Stock underlying stock options granted under the 1994 Incentive Plan.

(5) Mr. DeFeo joined the Company on May 1, 1992 and became Chief Executive Officer on March 24, 1995.

(6)  Company's matching contribution to defined contribution plan account.

(7)  Includes relocation payments of $214,604.

(8) Mr. Langevin was acting Chief Financial Officer of the Company from March 9, 1993 through December 5, 1993, but did not receive compensation from the Company until he became Executive Vice President of the Company effective January 1, 1994. Prior to 1994, Mr. Langevin was employed as an executive officer of KCS and received compensation from KCS.

(9) Although Mr. Rosenberg has acted as Secretary and General Counsel of the Company since 1987, he did not receive compensation from the Company until he was appointed Senior Vice President of the Company effective January 1, 1994. Prior to 1994, Mr. Rosenberg was employed as an executive officer of KCS and received compensation from KCS.

(10) Mr. Brandifino joined the Company on December 6, 1993. Mr. Brandifino is no longer Treasurer of the Company.



Option Grants in 1994

In May 1986, the stockholders approved an incentive stock option plan covering key management employees (the "1986 Incentive Plan"). As further amended by action of the stockholders and the Board, 108,228 shares of Common Stock are currently available for purchase pursuant to incentive stock options granted or to be granted under the 1986 Incentive Plan, subject to adjustment in the event of changes in the outstanding Common Stock by reason of certain corporate events such as stock splits and mergers. The exercise price of the options equals or exceeds the fair market value of the Common Stock at the time of the grant. Options granted under the 1986 Incentive Plan vest ratably over three years from the date of grant. No options were granted during 1994 to any Named Executive Officers under the 1986 Incentive Plan.

The Board of Directors adopted the 1994 Incentive Plan on June 23, 1994, subject to stockholder approval which was obtained on June 23, 1995. The 1994 Incentive Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), shares of stock (including restricted stock) and performance awards. Subject to adjustment in the event of certain changes in the outstanding Common Stock, 750,000 shares of Common Stock have been reserved for issuance under the 1994 Incentive Plan. The exercise price of stock options generally will be no less than the fair market value of the Common Stock at the time of grant unless otherwise determined by a committee of two or more outside directors (the "Plan Committee"). The options will vest as determined by the Plan Committee (but no less than one year from the date of grant), provided that the options will vest immediately in the event of a Change in Control (as defined in the 1994 Incentive Plan).

The table below summarizes options conditionally granted during 1994 to the Named Executive Officers under the 1994 Incentive Plan, subject to stockholder approval which was obtained on June 23, 1995.

                     Option/SAR Grants in Last Fiscal Year
                           Individual Grants
                     % of Total
                      Options/                        Potential
           Number of    SARs                          Realizable
           Securities  Granted                      Value at Assumed
           Underlying     to    Exercise            Annual Rates of
            Options/  Employees   or                 Stock Price
              SARs        in     Base               Appreciation for
            Granted     Fiscal  Price   Expiration    Option Term
  Name       (#)(1)      Year   ($/SH)     Date     5%($)    10%($)

Randolph W.  43,000     15.6%    5.50     6/23/04  148,734   376,920
 Lenz

Ronald M.    30,800     11.2     5.50     6/23/04  106,535   269,980
 DeFeo

David J.     27,400     10.0     5.50     6/23/04   94,774   240,177
 Langevin

Marvin B.    22,600     8.2      5.50     6/23/04   78,172   198,102
 Rosenberg

Ralph T.     21,200     7.7      5.50     6/23/04   73,329   185,830
 Brandifino


(1) All the options become vested to the extent of one-fourth of the shares of Common Stock covered thereby on each of the first four anniversaries of June 23, 1994, the date of grant.

(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option, and other factors.


Aggregated Option Exercises in 1994 and Year-End Option Values

The table below summarizes options exercised during 1994 and year-end option values of the Named Executive Officers.

Name           Shares     Value      Number of           Value of
               Acquired   Realized   Securities          Unexercised
               on         ($)        Underlying          In-the-Money
               Exercise              Unexercised         Options/SARs at
               (#)                   Options/SARs at     Fiscal Year-end
                                     Fiscal Year-end     ($)(3)
                                     (#)

                                     Exercisable/        Exercisable/
                                     Unexercisable       Unexercisable

Randolph W.         -          -         0/43,000(1)           0/64,500
Lenz

Ronald M.           -          -       16,668/44,132(2)        0/46,200
DeFeo

David J.            -          -         0/27,400(1)           0/41,100
Langevin

Marvin B.           -          -         0/22,600(1)           0/33,900
Rosenberg

Ralph T.            -          -         0/21,200(1)           0/31,800
Brandifino

(1) Consist of shares of Common Stock underlying options granted under the 1994 Incentive Plan.

(2) Of such 44,132 shares of Common Stock, 30,800 consist of shares underlying options granted under the 1994 Incentive Plan.

(3) Based upon the $7.00 per share market value of the Common Stock at closing on December 31, 1994.


Pension Plans

The Company maintains four defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment.

Messrs. Lenz and DeFeo participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Retirement Plan"). Messrs. Brandifino, Langevin and Rosenberg do not participate because participation in the Retirement Plan was frozen as of May 7, 1993, prior to their employment with the Company.

Participants of the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security.

Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. Lenz and Mr. DeFeo, will be credited with service following such date. However, participants not currently fully vested, including Mr. DeFeo, will be credited with service for purposes of determining vesting only. Mr. Lenz is already fully vested. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $31,530 for Mr. Lenz and $4,503 for Mr. DeFeo (assuming full vesting).


Compensation of Directors

Directors who are officers of the Company receive no additional compensation by virtue of their being directors of the Company. Non-officer directors receive an annual fee of $24,000. No additional compensation is paid for participation in special or committee meetings of the Board. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

In addition, under the 1994 Incentive Plan, outside directors are awarded (i) an option to purchase 10,000 shares of Common Stock after having completed two years of service as a member of the Board of Directors, and (ii) an option to purchase an additional 10,000 shares after having completed five years of service as a member of the Board of Directors. Years of service completed include all years served on the Board of Directors, whether prior to, or subsequent to, the adoption of the 1994 Incentive Plan. The options will have a term of five years and the exercise price of the options will be equal to the fair market value of the Common Stock on the date preceding the day the grant is authorized. The options will not vest until at least one year following the date of grant, provided, however, that the options will vest immediately in the event of a change in control of the Company. On June 23, 1994, pursuant to such provisions of the 1994 Incentive Plan, (i) each of G. Chris Andersen, Bruce I. Raben and David A. Sachs was granted an option to purchase 10,000 shares of Common Stock and (ii) Adam E. Wolf was granted an option to purchase 20,000 shares of Common Stock, in each case at an option price of $5.50.


Retirement of Randolph W. Lenz

On August 28, 1995, the Company announced that its Chairman, Randolph W. Lenz, had retired from his position with the Company and its Board of Directors. In connection with his retirement, the Company (acting through a committee comprised of its independent Directors and represented by independent counsel) and Mr. Lenz have executed a retirement agreement providing certain benefits to Mr. Lenz and the Company. The agreement provides, among other things, for a five-year consulting engagement requiring Mr. Lenz to make himself available to the Company to provide consulting services for certain portions of his time. Mr Lenz, or his designee, will receive a fee for consulting services which will include payments in an amount, and a rate, equal to his 1995 base salary until December 31, 1996. The agreement also provides for the granting of a five-year $1.8 million loan bearing interest at 6.56% per annum which is subject to being forgiven in increments over the five-year term of the agreement upon certain conditions and equity grants having a maximum potential of 200,000 shares of Terex common stock conditioned upon the Company achieving certain financial performance objectives in the future. In contemplation of the execution of this retirement agreement, the Company advanced to Mr. Lenz the principal amount of the forgivable loan. Mr. Lenz has also agreed not to compete with the Company, to vote his Terex shares in the manner recommended by the Company's Board of Directors, not to acquire any additional shares of the Company's common stock, and, except under certain circumstances, not to sell his shares of common stock.

The foregoing description is a summary of the terms of the retirement agreement and does not purport to be complete and is qualified in its entirety by reference to the Agreement dated as of November 2, 1995 between the Company and Randolph W. Lenz, a copy of which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part.


Employment Contracts, Termination of Employment and
 Change-in-Control Arrangements

The Company has agreed with Ronald M. DeFeo that in the event of a change in ownership of the Company which prevents him from continuing in his position as President and Chief Executive Officer, the Company will provide for a continuance of his salary for a period of 24 months.


Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board during fiscal 1994 consisted of G. Chris Andersen and Adam E. Wolf. There are no Compensation Committee interlocks or insider participation with respect to such individuals.



        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock by each person known by the Company to own beneficially more than 5% of Common Stock, by each director, by each executive officer of the Company named in "Management -- Executive Compensation," and by all directors and executive officers as a group, as of December 1, 1995. Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after December 1, 1995 pursuant to an exercise of options, warrants or other rights or conversion of preferred stock or otherwise are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

       Name and Address of              Amount       Percent
         Beneficial Owner            Beneficially   of Class
                                         Owned
Randolph W. Lenz (1)                 4,761,362 (3)    44.47%
  c/o Terex Corporation
  500 Post Road East
  Westport, CT  06880
The Airlie Group L.P. (2)             525,900 (4)     4.88%
  201 Main Street
  Fort Worth, TX  76102
Dort A. Cameron, III (2)              581,900 (4)     5.40%
  c/o The Airlie Group, L.P.
  201 Main Street
  Fort Worth, TX  76102
Thomas A. Taylor (2)                  763,200 (4)     7.09%
  c/o The Airlie Group, L.P.
  201 Main Street
  Fort Worth, TX  76102
EBD L.P. (2)                          525,900 (4)     4.88%
  c/o The Airlie Group, L.P.
  201 Main Street
  Forth Worth, TX  76102
TMT-FW, Inc. (2)                      525,900 (4)     4.88%
  c/o The Airlie Group, L.P.
  201 Main Street
  Forth Worth, TX  76102
The Prudential Insurance Company      610,204 (4)     5.86%
  of America (5)
  Prudential Plaza
  Newark, NJ  07102-3777
G. Chris Andersen                     34,900 (6)        *
  1285 Avenue of the Americas
  New York, NY  10019
Ronald M. DeFeo                       65,473 (7)        *
  c/o Terex Corporation
  500 Post Road East
  Westport, CT  06880
William H. Fike                            0            *
  26200 Lahser Road
  Suite 300
  Southfield, MI  48034
Bruce I. Raben                        63,664 (8)        *
  11100 Santa Monica Boulevard
  Suite 1000
  Los Angeles, CA  90025
Marvin B. Rosenberg                   111,475 (9)     1.06%
  c/o Terex Corporation
  500 Post Road East
  Westport, CT  06880
David A. Sachs                      37,300 (4)(10)      *
  2141 Hidden Creek Road
  Fort Worth, TX  76107
Adam E. Wolf                          28,100 (11)       *
  875 East Donges Lane
  Milwaukee, WI  53217
David J. Langevin                    128,775 (12)     1.23%
  c/o Terex Corporation
  500 Post Road East
  Westport, CT  06880
Ralph T. Brandifino                   7,950 (13)        *
  c/o Terex Corporation
  500 Post Road East
  Westport, CT  06880
All directors and executive             493,337       4.59%


*    Amount owned does not exceed one percent (1%) of the class so owned.

(1) Mr. Lenz currently pledges, and intends to pledge in the future, shares of the Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of the Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company. See "Risk Factors -- Future Sales of Common Stock."

(2) Dort A. Cameron, III and TMT-FW, Inc., a Texas corporation, are general partners of EBD L.P., a Delaware limited partnership which is the sole general partner of Airlie. Thomas M. Taylor is the President, sole director and sole stockholder of TMT-FW, Inc. By reason of such relationships, Messrs. Cameron and Taylor may each be deemed the beneficial owner of the shares deemed beneficially owned by Airlie. Each of the indicated individuals, together with certain other persons, reported ownership of an aggregate of 637,000 shares of Common Stock, 40,000 shares of the Company's Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and 40,000 of the Company's Series A Common Stock Purchase Warrants (the "Series A Warrants"), or approximately 7.61% of all outstanding Common Stock, assuming the conversion of such shares of Series A Preferred Stock and the exercise of such Series A Warrants (but not the conversion of any Series A Preferred Stock or the exercise of any Series A Warrants by any other holder). Except as otherwise reflected in this table or the footnotes thereto, each of the indicated individuals disclaims the beneficial ownership of any shares held by any other party.

(3) Includes (i) 4,106,037 shares of Common Stock, representing approximately 40.27% of the outstanding Common Stock, directly owned by Mr. Lenz, (ii) 536,200 shares of Common Stock indirectly owned by Mr. Lenz through a corporation that he indirectly owns and controls, (iii) 5,375 shares of restricted Common Stock granted under the 1994 Incentive Plan and which are vested, (iv) 10,750 shares of restricted Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Lenz, and (v) 38,800 shares of the Company's Series B Cumulative Redeemable Convertible Preferred Stock (the "Series B Preferred Stock") convertible into 87,300 shares of Common Stock and the Company's Series B Common Stock Purchase Warrants (the "Series B Warrants") exercisable into 15,700 shares of Common Stock received in connection with the termination of the Company's management agreement with KCS (see "Certain Transactions").

(4) For each of Airlie, Dort A. Cameron, III, Thomas M. Taylor, EBD L.P., TMT-TW, Inc., The Prudential Insurance Company of America ("Prudential") and David A. Sachs, the amount shown assumes the conversion of the shares of Series A Preferred Stock owned by such beneficial owner (but not by any other holder of Series A Preferred Stock), and assumes the exercise of Series A Warrants owned by such beneficial owner (but not by any other holder of Series A Warrants).

(5) Prudential filed a Schedule 13G Statement, dated February 9, 1995, pursuant to Section 13(g) of the Exchange Act, reflecting the ownership of an aggregate of 557,200 shares of Common Stock and 23,045 Series A Warrants, or approximately 5.86% of all outstanding Common Stock, assuming the exercise of such Series A Warrants (but not the exercise of any Series A Warrants by any other holder). Such securities are held for the benefit of Prudential's clients by Prudential's registered investment companies and its subsidiary Prudential Securities Incorporated, and Prudential disclaims the beneficial ownership of such shares.

(6) Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Andersen (see "Management -- Compensation of Directors").

(7) Includes 3,850 shares of restricted Common Stock granted under the 1994 Incentive Plan and which are vested and 31,034 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. DeFeo (see "Management -- Executive Compensation").

(8) Does not include 10,000 shares owned by Mr. Raben's wife as to which Mr. Raben does not have dispositive or voting power and disclaims beneficial ownership. Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Raben (see "Management -- Compensation of Directors") and 10,244 Series A Warrants exercisable for 23,664 shares of Common Stock.

(9) Includes (i) 2,825 shares of restricted Common Stock granted under the 1994 Incentive Plan and which are vested, and (ii) 5,650 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Rosenberg.

(10) Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Sachs (see "Management -- Compensation of Directors"). Includes 3,300 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares.

(11) Includes 20,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Wolf (see "Management -- Compensation of Directors").

(12) Includes (i) 3,425 shares of restricted Common Stock granted under the 1994 Incentive Plan and which are vested, and (ii) 6,850 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Langevin.

(13) Includes 2,650 shares of restricted Common Stock granted under the 1994 Incentive Plan and which are vested and 5,300 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. Brandifino (see "Management -- Executive Compensation").



                           SELLING SECURITY HOLDERS

The following table sets forth certain information, as of December 1, 1995, regarding the Preferred Stock held by the Selling Security Holders covered by this Prospectus. The exact number of Conversion Shares issuable upon conversion of a share of Preferred Stock cannot be determined until the date of such conversion, as the Conversion Price is subject to adjustment upon the occurrence of certain dilutive events. See "Description of Securities -- Preferred Stock -- Conversion Right." At the initial Conversion Price of $11.11, each share of Preferred Stock can be converted into 2.25 Conversion Shares. Because the Selling Security Holders may offer all or some part of the Preferred Stock and Conversion Shares which they hold from time to time pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Preferred Stock or Conversion Shares that will be held by the Selling Security Holders upon termination of this offering. See "Plan of Distribution."


                                                   Number of
Name of Selling                                    Shares of
Security Holder                               Preferred Stock Held

The Airlie Group L.P.                                40,000
Baninsa International                                 5,000
Bear Stearns Securities Corp.                       122,300
Cumberland Partners                                  40,000
Donaldson Lufkin & Jenrette Securities Corp.         10,000
FAMCO Capital Partners                               32,000
FAMCO Income Partners, LP                            37,000
Gerlach & Co.                                       117,000
Hare & Co.                                           40,000
J. Romeo & Co.                                       80,000
JEFCO                                                38,000
Lewco Securities Corp.                              108,800
Merrill Lynch Pierce Fenner & Smith Incorporated    173,500
Merrill Lynch Pierce Fenner & Smith Incorporated     25,000
Morgan Stanley & Co.                                 15,000
Chase Multi-Strategy Fund Ltd.                        3,000
GRS Partners III                                     10,590
Stonehill Partners L.P.                              21,780
Aurora Limited Partnership                            9,930
Claus Motulsky                                          900
Polly & Co.                                           1,000
Prudential Securities Incorporated                   11,000
SC Fundamental Value Fund LP                         40,000
SP Investment International NVB                      20,000
Scattered Corp.                                      20,000
Strome Offshore, Ltd.                                90,000
Strome Susskind Hedgecap Fund, L.P.                  80,000
Taft Securities                                       5,000

The Preferred Stock and Conversion Shares are being registered for resale solely for the account of the Selling Security Holders. None of the Selling Security Holders and none of their respective officers, directors or stockholders has had any material relationship with the Company within the past three years, except as set forth in "Certain Transactions."



                             CERTAIN TRANSACTIONS

On August 28, 1995, Randolph W. Lenz retired as Chairman of the Board and a Director of the Company. Mr. Lenz remains the Company's principal stockholder. As of December 1, 1995 he beneficially owned, directly and indirectly, approximately 44% of the outstanding Common Stock of the Company. In connection with his retirement, the Company entered into an agreement with Mr. Lenz which provides certain benefits to Mr. Lenz and the Company. See "Management -- Retirement of Randolph W. Lenz."

During 1993, the Company's Board of Directors concluded that it would be in the Company's best interest to terminate the Company's management contract with KCS, principally owned by Randolph W. Lenz, then Chairman of the Board of the Company, and integrate the management services of KCS directly into the Company. Pursuant to an agreement between the Company and KCS, the contract between the Company and KCS was suspended as of the close of business on December 31, 1993. David J. Langevin and Marvin B. Rosenberg, employees of KCS, became salaried employees of the Company effective January 1, 1994, with the titles of Executive Vice President and Senior Vice President, respectively. In addition, in consideration of the termination of the contract, the Company issued 89,800 shares of Series B Preferred Stock and 106,950 Series B Warrants, the terms of which are substantially similar to the terms of the Company's outstanding Series A Preferred Stock and Series A Warrants, respectively. Of such amounts, Mr. Lenz received 38,800 shares of Series B Preferred Stock and Series B Warrants exercisable for 15,700 shares of Common Stock, and Messrs. Langevin and Rosenberg each received 25,500 shares of Series B Preferred Stock and Series B Warrants exercisable for 45,625 shares of Common Stock. In addition, Messrs. Lenz, Langevin and Rosenberg received cash payments of $515,000, $82,000 and $82,000, respectively.

The Company, certain directors and executives of the Company, and KCS are named parties in various legal proceedings. During 1994, the Company incurred $319,000 of legal fees and expenses on behalf of the Company, directors and executives of the Company, and KCS named in the lawsuits.

Bruce I. Raben, a director of the Company, is an officer of Jefferies & Company Inc. ("Jefferies"), which acted as placement agent for the sale of the Preferred Stock, Warrants and the Senior Secured Notes. In May 1995, the Company paid $5.7 million in fees to Jefferies in connection with the placement of the Senior Secured Notes. Jefferies has previously rendered financial advisory and other services to the Company. JEFCO, one of the Selling Security Holders, is an affiliate of Jefferies.

The Company intends that all transactions with affiliates be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of outside directors. One of the responsibilities of the Audit Committee is to review related party transactions.


                           DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 40,000,000 shares of capital stock, $.01 par value, consisting of 30,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of November 1, 1995, 10,588,480 shares of Common Stock and 1,200,000 shares of preferred stock were issued and outstanding.


Common Stock

Each outstanding share of Common Stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of Common Stock have equal ratable rights to such dividends as may be declared from time to time by the Board of Directors out of funds legally available thereof. See "Market for Common Stock and Dividend Policy."

Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock. See "-- Preferred Stock."

The Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. The by-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by Delaware law.

The transfer agent and registrar for the Common Stock is Mellon Securities Trust Company, 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108.


Preferred Stock

The Board of Directors of the Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such designations, powers, preferences and rights of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Board of Directors of the Company may by resolution determine, without any further vote or action by the Company's stockholders.

Series A Cumulative Redeemable Convertible Preferred Stock. By resolution adopted December 17, 1993, the Board of Directors of the Company authorized the issuance of a series of preferred stock consisting of 1,200,000 shares, designated Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, and fixed the terms of such Preferred Stock. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the relevant sections of the Company's Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement.

The registrar and transfer agent for the Preferred Stock is Mellon Securities Trust Company.

Liquidation Preference. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a "Liquidation"), subject to the prior preferences and other rights of any stock ranking senior to the Preferred Stock in respect of the right to receive assets upon liquidation, but before any distribution or payment shall be made to the holders of Common Stock or any other stock ranking junior to the Preferred Stock upon liquidation, the holders of the Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, a liquidation preference, initially equal to $25.00 per share, plus all accrued and unpaid dividends thereon to such date, in cash. During the period commencing on the Issue Date and ending on the Accretion Termination Date, the Liquidation Preference accretes and accrues daily at the rate of 13% per annum from the Issue Date through December 20, 1998 (the "Fifth Anniversary") and 18% per annum thereafter. Until the shelf Registration Statement of which this Prospectus is a part (the "Registration Statement") shall become effective or prior to the end of the period during which a registration statement relating to the shares of Preferred Stock is required to be maintained effective pursuant to the Preferred Stock Registration Rights Agreement, the Commission issues a stop order suspending the effectiveness of the Registration Statement, then for each day on which any of the foregoing events occurred and are continuing, the rate increases by (a) 0.25% per annum from February 18, 1994 through June 18, 1994 (the "Initial Event Period") and
(b) 0.50% per annum on each such day thereafter. Such accretion shall be computed on the basis of a 360-day year and shall compound quarterly on each Dividend Payment Date.

Dividends. Subject to the prior preferences and other rights of any stock ranking senior to the Preferred Stock with respect to the payment of dividends, holders of shares of the Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends that will accrue from the Accretion Termination Date at the rate of 13% per annum from the Issue Date through the Fifth Anniversary and 18% per annum thereafter. Until the Registration Statement shall become effective or in the event that, prior to the end of the period during which a registration statement relating to the shares of Preferred Stock is required to be maintained effective pursuant to the Preferred Stock Registration Rights Agreement, the Commission issues a stop order suspending the effectiveness of such registration statement, then for each day on which any of the foregoing events occurred and are continuing, the rate will increase by (a) 0.25% per annum during the Initial Event Period and
(b) 0.50% per annum on each such day thereafter. Such accretion shall be computed on the basis of a 360-day year and shall compound quarterly on each Dividend Payment Date. Such dividends are cumulative and shall be payable in cash, quarterly, in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year commencing on the first Dividend Payment Date following the Accretion Termination Date. Each such dividend shall be paid to the holders of record of the Preferred Stock as their names appear on the share register of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other record date designated by the Board of Directors of the Company with respect to the dividend payable on such respective Dividend Payment Date.

If full cash dividends are not paid or made available to the holders of all outstanding shares of Preferred Stock and of any stock ranking on a parity with the Preferred Stock in respect of the right to receive dividends, and funds available are insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Preferred Stock and of any such parity stock, ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Preferred Stock shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full quarterly dividend period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full quarterly dividend period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

So long as any shares of Preferred Stock shall be outstanding, the Company shall not declare or pay on any stock ranking junior to the Preferred Stock in respect of the right to receive dividends any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), nor shall the Company make any distribution on any such junior stock, nor shall any such junior stock be purchased or redeemed by the Company or any subsidiary of the Company, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any such junior stock; provided that from and after the Accretion Termination Date, the Company may declare and pay cash dividends on such junior stock so long as (i) all dividends to which the holders of Preferred Stock shall have been entitled for all previous dividend periods shall have been declared and paid and (ii) on or prior to the later of
(x) the first anniversary of the Accretion Termination Date and (y) the third anniversary of the Issue Date, the Company will not pay dividends on the Common Stock during any 12 month period exceeding 4% of the Current Market Price (as defined below in "-- Warrants -- Warrant Ratio") per share of the Common Stock on the trading day immediately prior to the declaration of any cash dividend.

Redemption. The Preferred Stock may be redeemed by the Company at any time in whole or (except as noted below) from time to time, in part, at the option of the Company, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption. If less than all of the outstanding shares of Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Company shall not redeem less than all of the outstanding shares of Preferred Stock unless all cumulative dividends on the Preferred Stock for all previous dividend periods have been paid or declared and funds therefor set apart for payment.

The Company is required to redeem all of the then outstanding shares of Preferred Stock on or prior to December 31, 2000 at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption.

Notice of every proposed redemption of Preferred Stock shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as they shall appear on the records of the Company, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election or obligation of the Company to redeem such shares of Preferred Stock and of the Redemption Date, (ii) stating the place or places at which the shares of Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Preferred Stock, be redeemed, and the redemption price therefor, and (iii) stating the name and address of any redemption agent selected by the Company and the name and address of the Corporation's transfer agent for the Preferred Stock.

Voting. Except as set forth below or as otherwise required by law, the holders of the issued and outstanding shares of Preferred Stock shall have no voting rights.

So long as any Preferred Stock is outstanding, the Company, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Preferred Stock, voting separately as a class, will not: (i) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or By-laws if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized; (ii) authorize or issue shares of any class or series of stock ranking senior to the Preferred Stock in respect of the right to receive dividends or assets upon liquidation; (iii) reclassify any class or series of any junior stock into such parity stock or senior stock or reclassify any series of parity stock into senior stock; (iv) authorize, enter into, or consummate any transaction that would constitute a deemed dividend to holders of the Preferred Stock under United States Federal tax laws; or (v) consolidate with or merge with or into another corporation, other than in a transaction in which the Company is the surviving corporation.

From and after the Accretion Termination Date, (i) if and whenever the Company fails to declare and pay in cash the entire amount of dividends payable on the Preferred Stock on any two Dividend Payment Dates, then the holders of the Preferred Stock, voting separately as a class, will be entitled at the next annual meeting of the stockholders of the Company or at any special meeting to elect one director, and (ii) if and whenever the Company shall have failed to declare and pay in cash the entire amount of dividends payable on the Preferred Stock on any four Dividend Payment Dates, then the holders of the Preferred Stock, voting separately as a class, will be entitled at the next annual meeting of the stockholders of the Company or at any special meeting to elect two directors. Upon election, such directors will become additional directors of the Company and the authorized number of directors of the Company will thereupon be automatically increased by such number of directors. Such right of the holders of Preferred Stock to elect directors may be exercised until all dividends in default on the Preferred Stock have been paid in full, and dividends for the current dividend period declared and funds therefor set apart or paid, and when so paid and set apart or paid, the right of the holders of Preferred Stock to elect such number of directors shall cease and the term of such directors shall terminate, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults.

Conversion Right. Each holder of shares of Preferred Stock has the right, at such holder's option, at any time or from time to time, to convert any of such shares of Preferred Stock into the number of fully paid and nonassessable shares of Common Stock determined by dividing (i) $25.00 by (ii) the Conversion Price, initially $11.11 and subject to adjustment as set forth below, in effect on the date of conversion. The Conversion Price is subject to adjustment to prevent dilution in the event of (i) dividends or other distributions of Common Stock, (ii) subdivision and combinations of outstanding shares of Common Stock,
(iii) dividends or other distributions of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, Common Stock at a price per share less than the Current Market Price of the Common Stock, (iv) dividends or other distributions of other securities, evidences of its indebtedness or other assets, excluding any cash dividend or cash distribution payable out of earned surplus of the Company if the per share amount of such dividend or distribution, together with the aggregate per share amount of all other cash dividends and cash distributions declared or paid during the one year period ending on the date such dividend is declared (the "Declaration Date") does not exceed 4% of the Current Market Price per share of Common Stock on the trading day immediately prior to the Declaration Date, or (v) issuances by the Company of any Common Stock (or securities convertible into or exercisable for Common Stock) for a consideration per share less than the Current Market Price per share of Common Stock on the date of such issuance, subject to certain exceptions.

Reorganizations. In case of (a) any consolidation with or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, each share of Preferred Stock shall after the date of such transaction be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such transaction) upon conversion of such share of Preferred Stock would have been entitled upon such transaction.

Reservation of Shares; Valid Issuance; Approvals. The Company shall (i) reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock, (ii) take all necessary action so that all shares of Common Stock that are issued upon conversion of the shares of the Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and (iii) take no action which will cause a contrary result (including, without limitation, any action that would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

If any shares of Common Stock reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

Series B Cumulative Redeemable Convertible Preferred Stock. By resolution adopted January 24, 1994, the Board of Directors of the Company authorized the issuance of a series of preferred stock consisting of 89,800 shares of Series B Preferred Stock, and fixed the terms of such Series B Preferred Stock. The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the relevant sections of the Certificate of Incorporation.
Liquidation Preference. In the event of the Liquidation of the Company, subject to the prior preferences and other rights of any stock ranking senior to the Series B Preferred Stock in respect of the right to receive assets upon liquidation (including the Series A Preferred Stock), but before any distribution or payment shall be made to the holders of Common Stock or any other stock ranking junior to the Series B Preferred Stock upon liquidation, the holders of the Series B Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, a liquidation preference (the "Series B Liquidation Preference"), initially equal to $25.00 per share, plus all accrued and unpaid dividends thereon to such date, in cash. During the period commencing on December 9, 1994 (the "Series B Issue Date") and ending on the Series B Dividend Payment Date (as defined herein) immediately preceding the first Series B Dividend Payment Date on which the Company is permitted to declare and pay cash dividends on the Series B Preferred Stock under the Company's indentures and loan agreements as were in effect on the Series B Issue Date (the "Series B Accretion Termination Date"), the Series B Liquidation Preference will accrete and accrue daily at the rate of 13% per annum from the Series B Issue Date through December 9, 1999 and 18% per annum thereafter. Such accretion shall be computed on the basis of a 360-day year and shall compound quarterly on each March 31, June 30, September 30 and December 31 of each year (each, a "Series B Dividend Payment Date").

Dividends. Subject to the prior preferences and other rights of any stock ranking senior to the Series B Preferred Stock with respect to the payment of dividends (including the Series A Preferred Stock), holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends that will accrue from the Series B Accretion Termination Date at the rate of (a) 13% per annum from the Series B Accretion Termination Date through December 9, 1999 and (b) 18% per annum thereafter. Such dividends are cumulative and shall be payable in cash, quarterly, in arrears, when and as declared by the Board of Directors, on each Series B Dividend Payment Date commencing on the first Series B Dividend Payment Date following the Series B Accretion Termination Date.

So long as any shares of Series B Preferred Stock shall be outstanding, the Company shall not declare or pay on any stock ranking junior to the Series B Preferred Stock in respect of the right to receive dividends any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), nor shall the Company make any distribution on any such junior stock, nor shall any such junior stock be purchased or redeemed by the Company or any subsidiary of the Company, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any such junior stock; provided that from and after the Series B Accretion Termination Date, the Company may declare and pay cash dividends on such junior stock so long as (i) all dividends to which the holders of Series B Preferred Stock shall have been entitled for all previous dividend periods shall have been declared and paid and (ii) on or prior to the later of (x) the third year anniversary of the Series B Issue Date and (y) the one year anniversary of the Series B Accretion Termination Date, the Company will not pay dividends on the Common Stock during any 12 month period exceeding 4% of the Current Market Price (as defined) per share of the Common Stock on the trading day immediately prior to the declaration of any cash dividend.

Redemption. Except as described immediately below, prior to December 31, 1995, the Series B Preferred Stock may not be redeemed in whole or in part by the Company. The Series B Preferred Stock may be redeemed prior to December 31, 1995 in whole, but not in part, at a per share redemption price equal to the Series B Liquidation Preference per share on the date of redemption plus all accrued and unpaid dividends thereon to and including the date of redemption; provided, that concurrently with such redemption the Company redeems all warrants exercisable into shares of Common Stock that were issued on the Series B Issue Date.

On and after December 31, 1995, the Series B Preferred Stock may be redeemed by the Company in cash at any time in whole or (except as noted below), from time to time, in part, at the option of the Company, at a per share redemption price equal to the Series B Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Company shall not redeem less than all of the outstanding shares of Series B Preferred Stock unless all cumulative dividends on the Series B Preferred Stock for all previous dividend periods have been paid or declared and funds therefor set apart for payment.

The Company is required to redeem all of the then outstanding shares of Series B Preferred Stock on or prior to December 31, 2001 at a per share redemption price equal to the Series B Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption; provided, that the Series B Preferred Stock may be redeemed only if all of the outstanding Series A Preferred Stock has been redeemed prior to such proposed redemption of the Series B Preferred Stock.

Voting. Except as set forth below or as otherwise required by law, the holders of the issued and outstanding shares of Series B Preferred Stock shall have no voting rights.

So long as any Series B Preferred Stock is outstanding, the Company, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a class, will not: (i) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or By-Laws if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series B Preferred Stock, or increase or decrease the number of shares of Series B Preferred Stock authorized; (ii) authorize or issue shares of any class or series of stock ranking senior to the Series B Preferred Stock in respect of the right to receive dividends or assets upon liquidation; (iii) reclassify any class or series of any junior stock into such parity stock or senior stock or reclassify any series of parity stock into senior stock; or
(iv) authorize, enter into, or consummate any transaction that would constitute a deemed dividend to holders of the Series B Preferred Stock under United States Federal tax laws.

Conversion Right. Each holder of shares of Series B Preferred Stock has the right, at such holder's option, at any time or from time to time, to convert any of such shares of Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock determined by dividing (i) $25.00 by
(ii) the conversion price, initially $11.11 and subject to adjustment (the "Series B Conversion Price"), in effect on the date of conversion. The Conversion Price is subject to adjustment to prevent dilution in the event of
(i) dividends or other distributions of Common Stock, (ii) subdivision and combinations of outstanding shares of Common Stock, (iii) dividends or other distributions of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, Common Stock at a price per share less than the Current Market Price of the Common Stock, (iv) dividends or other distributions of other securities, evidences of its indebtedness or other assets, excluding any cash dividend or cash distribution payable out of earned surplus of the Company if the per share amount of such dividend or distribution, together with the aggregate per share amount of all other cash dividends and cash distributions declared or paid during the one year period ending on the date such dividend is declared the "Series B Declaration Date" does not exceed 4% of the Current Market Price per share of Common Stock on the trading day immediately prior to the Series B Declaration Date, or (v) issuances by the Company of any Common Stock (or securities convertible into or exercisable for Common Stock) for a consideration per share less than the Current Market Price per share of Common Stock on the date of such issuance, subject to certain exceptions.

Reorganizations. In case of (a) any consolidation with or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, each share of Series B Preferred Stock shall after the date of such transaction be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such transaction) upon conversion of such share of Series B Preferred Stock would have been entitled upon such transaction.

Reservation of Shares; Valid Issuance; Approvals. The Company shall (i) reserve at all times so long as any shares of Preferred Stock remain outstanding, free from Preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock, (ii) take all necessary action so that all shares of Common Stock that are issued upon conversion of the shares of the Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and (iii) take no action which will cause a contrary result (including, without limitation, any action that would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

If any shares of Common Stock reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.


Warrants

In addition to the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, the Company has outstanding 1,275,000 of Series A Warrants and 106,950 of Series B Warrants. The Series A Warrants and the Series B Warrants are collectively referred to as the "Warrants". The following is a summary of the terms and provisions of the Warrants. This summary does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Warrants.

Term. As of September 1, 1995, each Series A Warrant may be exercised by the registered holder thereof for 2.31 shares of Common Stock. Each Series B Warrant may be exercised by the registered holder thereof for one share of Common Stock. The Warrants may be exercised at any time in whole and from time to time in part, at the option of the holder, until 5:00 p.m. New York City time on December 31, 2000. The shares of Common Stock issuable upon exercise or redemption of the Warrants shall be the "Warrant Shares."

Exercise Price. The Warrants are exercisable for $.01 per Warrant Share in the case of Common Stock and in the case of all other securities issuable upon exercise of the Warrants, for the lowest exercise price permitted by law.

Redemption. The Series A Warrants may be redeemed by the Company in whole, but not in part, in exchange for Series A Warrant Shares at any time on or after December 31, 1994; provided, that concurrently with such redemption the Company redeems all then outstanding shares of Series A Preferred Stock. Each Series A Warrant will be redeemable for a number of Series A Warrant Shares equal to the Series A Warrant Ratio on the date of redemption. The Series B Warrants are not redeemable.

Reorganizations. In case of (a) any consolidation or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, there shall thereafter be deliverable upon exercise of each Series A Warrant (in lieu of the Series A Warrant Shares theretofore deliverable), at the lowest exercise price permitted by law, the number of shares of stock or other securities or property to which a holder of the Series A Warrant Shares that would otherwise have been deliverable upon the exercise of such Series A Warrant would have been entitled upon such transaction if such Series A Warrant had been exercised in full immediately prior to such transaction.

No Rights as Stockholders. Nothing contained in the Warrant Agreement relating to the Warrants or in any of the Warrants confers upon the holders thereof or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

Reservation of Shares; Governmental Approvals and Stock Exchange Listings. The Company shall reserve at all times so long as any Warrants remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of the Warrants, sufficient Warrant Shares to provide for the exercise of all outstanding Warrants, and take all necessary action so that all Warrant Shares that are issued upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable.

The Warrant Agent for the Warrants is Mellon Securities Trust Company, 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108.



                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain Federal income tax consequences to the initial holders of the Preferred Stock under existing Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of his personal investment circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, and foreign taxpayers), and it does not discuss any aspects of state, local, or foreign tax laws. This summary assumes that investors will hold their Preferred Stock as a "capital asset" (generally property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Holders are urged to consult their tax advisors as to the specific tax consequences of holding and disposing of the Preferred Stock, including the application and effect of Federal, state, local and foreign income and other tax laws.

This summary is based on the Company's understanding of the Federal Income Tax laws, which in turn is in part based on discussions with the Company's professional advisers. It is the Company's belief that all material federal income tax consequences are addressed.


Dividends

Accretions on the liquidation preference of, and distributions (including constructive distributions) with respect to, the Preferred Stock will be treated as dividends for Federal income tax purposes to the extent of the current and accumulated earnings and profits of the Company, and such dividends will be subject to tax as ordinary income. The amount included in income for accreted amounts should equal the fair market value of such amounts at the time such amounts accrete, which will require the holder to include in income the accreted amounts prior to the date in which any cash is paid. To the extent that the amount of a distribution, whether paid in cash or through accretion, exceeds a holder's allocable share of current and accumulated earnings and profits, such excess will be treated as a non-taxable return of capital to the extent of a holder's basis in the Preferred Stock and thereafter as a gain from the sale or exchange of a capital asset. For Federal income tax purposes, earnings and profits will be allocated to distributions with respect to the Preferred Stock before they are allocated to distributions with respect to the Common Stock.

Distributions out of current and accumulated earnings and profits paid to a corporate holder will generally qualify for the 70% intercorporate dividends-received deduction provided that such holder satisfies certain minimum holding period requirements and other applicable requirements. The intercorporate dividends-received deduction will be reduced to the extent that the holder of the Preferred Stock has incurred indebtedness to finance its purchase. Generally, regular quarterly dividends on the Preferred Stock will not be subject to the extraordinary dividend provisions of section 1059 of the Code.

The amount of the Company's earnings and profits for Federal income tax purposes will depend upon, among other things, the Company's future financial performance. Accordingly, no assurances can be given that the Company will have earnings and profits over the life of the Preferred Stock sufficient to assure that distributions paid thereon will be treated as dividends for Federal income tax purposes.

The Preferred Stock was issued with an "unreasonable redemption premium" and holders will be required to include a portion of such premium in ordinary income for each taxable year during which such stock is held to the extent of the Company's current and accumulated earnings and profits. The portion of the redemption premium included in income for each taxable year will be determined on the basis of a constant yield to maturity method, which will result in a greater portion of such premium being included in income in the later part of the term of the Preferred Stock. If the Internal Revenue Service were to assert successfully that the amount of the aggregate purchase price of the Preferred Stock and Warrants that is allocable to the Warrants is greater than the amount allocated in the Purchase Agreement, the Preferred Stock could be deemed to be issued with a greater amount of an unreasonable redemption premium.


Conversion of the Preferred Stock

If shares of the Preferred Stock are converted into shares of Common Stock, no gain or loss will generally be recognized for Federal income tax purposes, except as set forth below. The tax basis for the Common Stock received upon conversion will be equal to the tax basis of the Preferred Stock converted (reduced by the portion of such basis allocable to any fractional interest exchanged for cash). The holding period of the Common Stock will include the holding period of the Preferred Stock converted. Gain or loss may be recognized at the time of conversion, however, upon the receipt of cash paid in lieu of fractional shares of the Common Stock or in respect of constructive dividends. See "Constructive Dividends" below.


Redemption or Sale of the Preferred Stock

A redemption or sale of shares of the Preferred Stock will be a taxable transaction for the holders of the Preferred Stock. Assuming that, after the redemption or sale, the holder has no other direct or indirect stock interest in the Company, such a redemption or sale will result in the recognition of gain or loss equal to the difference between the amount received and the holder's tax basis in the Preferred Stock that is redeemed or sold. Such gain or loss will be a capital gain or loss, unless it is determined that a portion of the proceeds is attributable to a constructive dividend. Such a gain or loss will be long-term if the Preferred Stock has been held for more than one year.


Constructive Dividends

Under section 305 of the Code, adjustments in the Conversion Price of the Preferred Stock to reflect distributions to holders of Common Stock, or the omission to make such adjustments, may in certain circumstances result in constructive distributions to holders of the Preferred Stock that could be subject to tax as dividends to the extent of the Company's current and accumulated earnings and profits.



                             PLAN OF DISTRIBUTION

The Company will issue Conversion Shares upon the conversion of Preferred Stock by Selling Security Holders from time to time pursuant to the terms of the Preferred Stock. See "Description of Securities -- Preferred Stock." The Company will receive no proceeds from the issuance of Conversion Shares upon conversion of Preferred Stock nor from the resale of the Preferred Stock and the Conversion Shares by the Selling Security Holders pursuant to this offering. The Preferred Stock and Conversion Shares offered for resale hereby may be sold from time to time by the Selling Security Holders in one or more transactions (which may involve block transactions) on the NYSE or in the over-the-counter market (to the extent that such securities are listed or traded on such markets), in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Preferred Stock and Conversion Shares for which broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). In addition, any Common Stock covered by this Prospectus that subsequently qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Preferred Stock was issued to the original purchasers on December 20, 1993 in a private placement. Pursuant to the Preferred Stock Registration Rights Agreement, the Company agreed to file the Registration Statement of which this Prospectus forms a part with the Commission, and to keep the Registration Statement effective for 36 months from the date the Registration Statement is declared effective, or, if shorter, until all of the Preferred Stock and Conversion Shares are sold pursuant to an effective registration statement. There is no established trading market for the Preferred Stock. The Company does not intend to list the Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There is no dealer which is obligated to make a market in the Preferred Stock and, if any dealer or dealers should do so, they may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Preferred Stock.

At the time a particular offer of Preferred Stock or Conversion Shares is made, a Prospectus Supplement, to the extent required, will be distributed which will set forth the Preferred Stock or Conversion Shares being offered, the names of the selling security holders, the purchase price, the amount of expenses of the offering and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from such selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

To comply with certain states' securities laws, if applicable, the Preferred Stock and Conversion Shares will be sold in such states only through brokers or dealers. In addition, in certain states the Preferred Stock and Conversion Shares may not be sold unless they have been registered or qualify for sale in such states or an exemption from registration or qualification is available and is complied with. The Company is obligated pursuant to the Preferred Stock Registration Rights Agreement to use its best efforts to register or qualify the Preferred Stock and Conversion Shares under the securities or blue sky laws of such jurisdictions as any Selling Security Holder reasonably requests.

Any broker-dealers who participate in a sale of their Preferred Stock and Conversion Shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

Since the Selling Security Holders will be subject to the antimanipulation rules promulgated under the Exchange Act, including Rule 10b-2, 10b-6 and 10b-7, in connection with transactions in the Preferred Stock and Conversion Shares during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company advises the Selling Security Holders to consult competent securities counsel prior to initiating any such transaction.

Pursuant to the Preferred Stock Registration Rights Agreement, the Company has paid or will pay any and all expenses incident to the performance of such agreement including filing fees, fees and expenses incurred in connection with compliance with the securities or blue sky laws of the applicable states, and fees and disbursements of counsel and independent public accounts for the Company and the reasonable fees and disbursements of one counsel retained by the Selling Security Holders in connection with the Registration Statement. Such expenses are estimated to be approximately $255,000. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable underwriting discounts or transfer taxes, are payable individually by the Selling Security Holders.

In the Preferred Stock Registration Rights Agreement, the Company agreed to indemnify and hold harmless, to the extent permitted by law, the Selling Security Holders, the officers, directors, shareholders, agents, affiliates and partners of the Selling Security Holders, any person who participates as an underwriter in the offering and sale of the Preferred Stock and Conversion Shares and any person who controls any of such sellers or any of such underwriters against losses, claims and expenses arising out of any false or misleading statements contained in this Prospectus or the Registration Statement of which it is a part. The Selling Security Holders have agreed to indemnify the Company against certain liabilities and expenses arising out of statements made by them for reliance by the Company in connection with the Registration Statement or this Prospectus.


                                LEGAL MATTERS

Certain legal matters in connection with the sale of the Preferred Stock and the Conversion Shares offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.



                                    EXPERTS

The consolidated financial statements of the Company as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of P.P.M. S.A. and Legris Industries, Inc. at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.





                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Stockholders of Terex Corporation

In our opinion, the consolidated financial statements listed in the Index to Consolidated Financial Statements and Financial Statement Schedule on page F-1 and referred to under Item 14(a)(1) and (2) present fairly, in all material respects, the financial position of Terex Corporation and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note O to the consolidated financial statements, the Company is required to make significant principal repayments during 1995 and is currently seeking to refinance its long term debt obligations.

As discussed in Notes A and C to the consolidated financial statements, the 1993 and 1992 financial statements have been restated.



PRICE WATERHOUSE LLP
Stamford, Connecticut
March 28, 1995



                      TEREX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS

                    (in thousands except per share amounts)

                                              Year Ended December 31,
                                               1994     1993     1992

NET SALES                                $  786,781   $ 670,309   $  523,355

COST OF GOODS SOLD                          703,622     621,816      471,242

  Gross profit                               83,159      48,493       52,113

ENGINEERING, SELLING AND ADMINISTRATIVE EXPENSES
  Third parties                              70,200      74,793       53,390
  Related parties                             2,245       2,878        2,848
  Write-off of Mark goodwill                    ---       4,718          ---

                                             72,445      82,389       56,238

SEVERANCE CHARGES                             7,353         ---          ---

  Income (loss) from operations               3,361    (33,896)      (4,125)

OTHER INCOME (EXPENSE)
  Interest income                               587       1,149        1,666
  Interest expense                         (30,492)    (31,246)     (23,320)
  Amortization of debt issuance costs       (2,300)     (3,369)      (1,694)
  Gain on sale of Fruehauf stock             26,043       3,009          ---
  Equity in net loss of Fruehauf                ---       (677)      (3,714)
  Gain from deconsolidation of Fruehauf         ---         ---       36,518
  Gain on sale of Drexel business             4,742         ---          ---
  Gain on sale of property,
   plant and equipment                          260       2,601          363

  Other income (expense) - net                (245)     (2,493)      (2,712)

  INCOME (LOSS) BEFORE INCOME TAXES
       AND EXTRAORDINARY ITEMS                1,956    (64,922)        2,982

PROVISION  FOR INCOME TAXES                   (786)       (158)         (67)

  INCOME (LOSS) BEFORE
   EXTRAORDINARY ITEMS                        1,170    (65,080)        2,915

EXTRAORDINARY LOSS ON
 RETIREMENT OF DEBT                           (709)     (1,464)          ---

  NET INCOME (LOSS)                             461    (66,544)        2,915

LESS PREFERRED STOCK ACCRETION              (5,929)       (152)          ---

  INCOME (LOSS) APPLICABLE TO
   COMMON STOCK                          $  (5,468)   $(66,696)   $    2,915

PER COMMON AND COMMON EQUIVALENT SHARE:
  Loss before extraordinary items        $   (0.46)   $   (6.55)  $     .29
  Extraordinary loss on
   retirement of debt                        (0.07)       (0.15)      ---

  Net income (loss)                      $   (0.53)   $   (6.70)  $     .29

AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING
  IN PER SHARE CALCULATION                   10,303       9,953        9,945

  The accompanying notes are an integral part of these financial statements.



                      TEREX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                    (in thousands except per share amounts)

                                    ASSETS


                                                       December 31,

                                                    1994           1993

CURRENT ASSETS
  Cash and cash equivalents                    $   9,727      $   9,183
  Cash securing letters of credit                  6,688          6,263
  Trade receivables (less allowance
   of $6,114 in 1994 and $7,478 in 1993)          91,717         74,028
  Net inventories                                164,245        163,838
  Other current assets                             5,775          4,016

         Total Current Assets                    278,152        257,328

LONG-TERM ASSETS
  Property, plant and equipment - net             86,160         97,537
  Debt issuance costs and
   intangible assets - net                         8,604         12,645
  Other assets                                    28,700         23,192

TOTAL ASSETS                                   $ 401,616      $ 390,702

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Notes payable                                $   2,078      $   2,909
  Current portion of long-term debt               25,806         19,799
  Trade accounts payable                         112,213         85,350
  Accrued compensation and benefits               10,823          8,162
  Accrued warranties and product liability        27,629         27,226
  Accrued interest                                 8,969         10,698
  Accrued income taxes                             1,328          1,415
  Other current liabilities                       32,732         32,221

         Total Current Liabilities               221,578        187,780

NON CURRENT LIABILITIES
  Long-term debt, less current portion           162,987        195,331
  Accrued warranties and product liability        31,846         33,959
  Accrued pension                                 16,456         20,270
  Other                                            7,225          5,143

REDEEMABLE CONVERTIBLE PREFERRED STOCK
  Liquidation preference $36,578 in 1994
     and $30,108 in 1993                          17,262         10,480

COMMITMENTS AND CONTINGENCIES (Note L)

STOCKHOLDERS' DEFICIT
  Warrants to purchase common stock               17,564         16,851
  Common Stock, $0.01 par value--
    authorized 30,000 shares;
    issued and outstanding 10,303
   in 1994 and 1993                                  103            103
  Additional paid-in capital                      40,127         40,127
  Accumulated deficit                          (108,395)      (102,927)
  Pension liability adjustment                   (1,778)        (4,173)
  Unrealized holding gain on
   equity securities                               1,825            ---
  Cumulative translation adjustment              (5,184)       (12,242)

         Total Stockholders' Deficit            (55,738)       (62,261)

TOTAL LIABILITIES
 AND STOCKHOLDERS' DEFICIT                     $ 401,616      $ 390,702

  The accompanying notes are an integral part of these financial statements.




                      TEREX CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                                (in thousands)

                                                                Cumu-
                           Addi-             Pension   Unre-    lative
                           tional  Accumu-    Liabi-   alized   Trans-
                   Common Paid-in   lated      lity   Holding   lation
          Warrants Stock  Capital  Deficit  Adjustment  Gain  Adjustment Total


BALANCE AT
DECEMBER 31,
1991        $ ---    $ 99 $37,496 $(39,146)  $(8,233)   $ ---   $5,643 $(4,141)

Exercise
of stock
options       ---     ---     274       ---       ---     ---      ---      274

Net income    ---     ---     ---     2,915       ---     ---      ---    2,915

Pension
liability
adjustment    ---     ---     ---       ---     3,781     ---      ---    3,781

Translation
adjustment    ---     ---     ---       ---       ---     --- (11,904) (11,904)

BALANCE AT
DECEMBER 31,
1992          ---      99  37,770  (36,231)   (4,452)     ---  (6,261)  (9,075)

Exercise
of stock
options       ---     ---      38       ---       ---     ---      ---       38

Issuance of
Warrants
(Note I)   16,851     ---     ---       ---       ---     ---      ---   16,851

Pension
Contribution
(Note J)      ---       4   2,319       ---       ---     ---      ---    2,323

Net loss      ---     ---     ---  (66,544)       ---     ---      --- (66,544)

Accretion
of carrying
value of
redeemable
preferred
stock to
redemption
value
(Note I)      ---     ---     ---     (152)       ---     ---      ---    (152)

Pension
liability
adjustment    ---     ---     ---       ---       279     ---      ---      279

Translation
adjustment    ---     ---     ---       ---       ---     ---  (5,981)  (5,981)


BALANCE AT
DECEMBER 31,
1993       16,851     103  40,127 (102,927)   (4,173)     --- (12,242) (62,261)

Issuance
of Warrants
(Note I)      713     ---     ---       ---       ---     ---      ---      713

Net income    ---     ---     ---       461       ---     ---      ---      461

Accretion
of carrying
value of
redeemable
preferred
stock to
redemption
value
(Note I)      ---     ---     ---   (5,929)       ---     ---      ---  (5,929)

Pension
liability
adjustment    ---     ---     ---       ---     2,395     ---      ---    2,395

Unrealized
holding
gain on
equity
securities
(Note C)      ---     ---     ---       ---       ---   1,825      ---    1,825

Translation
adjustment    ---     ---     ---       ---       ---     ---    7,058    7,058


BALANCE AT
DECEMBER 31,
1994      $17,564    $103 $40,127$(108,395)  $(1,778)   $1,825$(5,184)$(55,738)




  The accompanying notes are an integral part of these financial statements.



                      TEREX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)
                                                Year Ended December 31,
                                               1994        1993        1992
OPERATING ACTIVITIES
   Net income (loss)                    $       461 $  (66,544)  $     2,915
   Adjustments to reconcile net income
    (loss) to net cash from (used in)
    operating activities:
     Depreciation                            13,709      12,139        7,074
     Amortization and write-off of
      debt issuance costs, goodwill
      and other intangibles                   3,388      10,261        2,746
     Extraordinary loss on
      retirement of debt                        709       1,464          ---
     Gain on sale of Fruehauf stock        (26,043)     (3,009)          ---
     Equity in net loss of Fruehauf             ---         677        3,714
     Gain from deconsolidation
        of Fruehauf                             ---         ---     (36,518)
     Gain on sale of Drexel business        (4,742)         ---          ---
     Gain on sale of property,
      plant and equipment                     (260)     (2,601)        (363)
     Other noncash charges                    (804)          99        1,796
     Increase (decrease) in cash
      due to changes in operating
      assets and liabilities net of
      the effects of acquisitions
      of businesses:
       Cash securing letters of credit        (425)       5,216     (11,479)
       Trade receivables                   (17,564)       1,708       18,806
       Net inventories                           77      30,312       49,176
       Other current assets                     143       2,061        (512)
       Trade accounts payable                24,379     (5,141)        7,187
       Accrued compensation
        and benefits                          3,277     (3,567)      (6,821)
       Accrued warranties and
        product liabilities                     296     (3,356)        4,590
       Accrued interest                     (1,729)     (1,121)        7,763
       Accrued income taxes                    (78)       (604)          940
       Other assets                           (306)       (123)      (7,928)
       Other liabilities                    (3,728)    (24,075)     (21,318)
          Net cash from (used in)
           operating activities             (9,240)    (46,204)       21,768

INVESTING ACTIVITIES
   Acquisitions of businesses,
    net of cash acquired                        ---         ---     (86,544)
   Capital expenditures                    (12,717)    (11,549)      (5,382)
   Advances to Fruehauf                         ---       (677)      (3,714)
   Proceeds from sale of excess assets        3,295      11,306        1,513
   Proceeds from sale of Fruehauf stock      24,943       2,464          ---
   Proceeds from sale of Drexel business     10,289         ---          ---
   Proceeds from sale-leaseback of
    Saarn property                            9,981         ---          ---
   Other - net                                1,000       1,823          248

          Net cash from (used in)
           investing activities              36,791       3,367     (93,879)

FINANCING ACTIVITIES
   Net borrowings (repayments) under
    revolving line of credit agreements      12,947      11,931     (55,753)
   Principal repayments of long-term debt  (41,524)    (12,450)      (9,109)
   Proceeds from issuance of
    preferred stock and warrants                ---      27,179          ---
   Proceeds from issuance of
    long-term debt                              ---         ---      151,890
   Other - net                                  249          44        2,258

          Net cash from (used in)
           financing activities            (28,328)      26,704       89,286

   Effect of exchange rate changes on
    cash and cash equivalents                 1,321       (355)      (2,396)

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                           544    (16,488)       14,779

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                         9,183      25,671       10,892

CASH AND CASH EQUIVALENTS
 AT END OF YEAR                         $     9,727 $    9,183   $    25,671


  The accompanying notes are an integral part of these financial statements.



-------------------------------------------------------------------------------



                      TEREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1994
(dollar amounts in thousands, unless otherwise noted, except per share amounts)


NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Terex Corporation and its majority owned subsidiaries ("Terex" or the "Company"). All material intercompany balances, transactions and profits have been eliminated. The equity method is used to account for investments in affiliates in which the Company has an ownership interest between 20% and 50%. Investments in affiliates in which the Company has an ownership interest of less than 20% are accounted for on the cost method or at fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

Cash and Cash Equivalents. Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair value.

Cash Securing Letters of Credit. The Company has certain cash and cash equivalents that are not fully available for use in its operations. Certain international operations collateralize letters of credit and performance bonds with cash deposits. In addition, certain provisions of the Company's previous lending agreement with a commercial bank required that amounts be deposited in a cash collateral account to collateralize letters of credit issued by that bank. Although Terex has entered into a new lending facility which replaced the previous lending arrangement, Terex will continue to utilize letters of credit issued under the previous lending arrangement until their expiration. These cash balances will be made available to the Company as the underlying bonds and letters of credit expire.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined by the last-in, first-out ("LIFO") method for certain domestic inventories and by the first-in, first-out ("FIFO") method for inventories of international subsidiaries and certain domestic inventories. Approximately 50% and 49% of consolidated inventories at December 31, 1994 and 1993, respectively, are accounted for under the LIFO method.

Debt Issuance Costs.   Debt issuance costs associated with securing the
Company's financing arrangements are capitalized and amortized over the life of the respective debt agreement. Capitalized debt issuance costs related to debt that is retired early are charged to expense at the time of retirement. Unamortized debt issuance costs totaled $3,271 and $6,283 at December 31, 1994 and 1993, respectively. During 1994, 1993 and 1992, the Company amortized $2,300, $3,369 and $1,694, respectively, of capitalized debt issuance costs; in addition, $601 and $2,162 of such costs were charged to extraordinary loss on retirement of debt in 1994 and 1993, respectively.

Intangible Assets. Intangible assets include the excess of purchase price over the fair value of identifiable net assets of acquired companies, which is being amortized on a straight-line basis over 15 years, and costs allocated to patents, trademarks and other specifically identifiable assets arising from business combinations, which are amortized on a straight-line basis over the respective estimated useful lives not exceeding seven years. Unamortized intangible assets totaled $5,222 and $6,362 at December 31, 1994 and 1993, respectively, net of accumulated amortization of $2,388 and $1,377 at December 31, 1994 and 1993, respectively. Amortization of intangible assets of $1,140, $1,612 and $599 in 1994, 1993 and 1992, respectively, is included in Engineering, Selling and Administrative Expenses. Intangible assets are periodically assessed for impariment of value and any loss is recognized upon impairment.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Expenditures for major renewals and improvements are capitalized while expenditures for maintenance and repairs not expected to extend the life of an asset beyond its normal useful life are charged to expense when incurred. Plant and equipment are depreciated over the estimated useful lives of the assets under the straight-line method of depreciation for financial reporting purposes and both straight-line and other methods for tax purposes.

Revenue Recognition.   Revenue and costs are generally recorded when products
are shipped and invoiced to either independently owned and operated dealers or
to customers.   Certain new units may be invoiced  prior to the time customers take physical possession. Revenue is recognized in such cases only when the customer has a fixed commitment to purchase the units, the units have been completed, tested and made available to the customer for pickup or delivery, and the customer has requested that the Company hold the units for pickup or delivery at a time specified by the customer in the sales documents. In such cases, the units are invoiced under the Company's customary billing terms, title to the units and risks of ownership pass to the customer upon invoicing, the units are segregated from the Company's inventory and identified as belonging to the customer and the Company has no further obligations under the order.

Accrued Warranties and Product Liability. The Company records accruals for potential warranty and product liability claims based on the Company's claim experience. Warranty costs are accrued at the time revenue is recognized. The Company provides self-insurance accruals for estimated product liability experience on known claims and for claims anticipated to have been incurred which have not yet been reported. Certain of the Company's product liability accruals, principally related to the forklift business acquired during 1992 (see Note B -- "Acquisitions"), are presented on a discounted basis. The related discount of approximately $8,100 at each of December 31, 1994 and 1993, computed using an 8.0% discount rate, is recorded as a direct reduction of gross product liability claims and is amortized using the effective interest rate method. Interest expense attributable to the amortization of the discount aggregated approximately $3,200, $4,000 and $1,300 in 1994, 1993 and 1992,
respectively. The remainder of the Company's product liability accruals are presented on a gross settlement basis. Product liability payments, including expenses, are estimated to approximate $10,000 per year.

Non Pension Postretirement Benefits. The Company adopted SFAS No. 106 "Employers Accounting for Postretirement Benefits other than Pensions" on January 1, 1993. The statement requires accrual of the obligation to provide future benefits to employees during the years that the employees provide service. The Company provides postretirement benefits to certain former salaried and hourly employees and certain hourly employees covered by bargaining unit contracts that provide such benefits. The Company elected the delayed recognition method of adoption, and the effect of adoption of the new standard was not material to the Company's financial statements. (See Note K -- "Retirement Plans.")

Foreign Currency Translation. Assets and liabilities of the Company's international operations are translated at year-end exchange rates. Income and expenses are translated at average exchange rates prevailing during the year. For operations whose functional currency is the local currency, translation adjustments are accumulated in the Cumulative Translation Adjustment component of Stockholders' Deficit. Gains or losses resulting from foreign currency transactions are included in Other income (expense) -- net. Net foreign exchange losses were $235, $825 and $2,413 in 1994, 1993 and 1992, respectively.

Foreign Exchange Contracts. The Company uses foreign exchange contracts to hedge recorded balance sheet amounts related to certain international operations and firm commitments that create currency exposures. The Company does not enter into speculative contracts. Gains and losses on hedges of assets and liabilities are recognized in income as offsets to the gains and losses from the underlying hedged amounts. Gains and losses on hedges of firm commitments are recorded on the basis of the underlying transaction. At December 31, 1994 and 1993, the Company had no outstanding foreign exchange contracts.

Environmental Policies. Environmental expenditures that relate to current operations are either expensed or capitalized depending on the nature of the expenditure. Expenditures relating to conditions caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial actions are probable, and the costs can be reasonably estimated. Such amounts are not material at December 31, 1994 and 1993.

Research and Development Costs. Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products are included in Engineering, Selling and Administrative Expenses and amounted to $10,462 in 1994, $11,822 in 1993 and $6,741 in 1992.

Issuance of Stock by a Subsidiary. The Company accounts for increases and decreases in its proportionate share of a subsidiary's equity arising from the issuance of stock by the subsidiary and related transactions as gains and losses in the Consolidated Statement of Operations.

Income Taxes. The Company adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. SFAS No. 109 retains the basic concepts of SFAS No. 96, the Company's former method of accounting for income taxes, which requires the Company to follow the liability method. The liability method provides that deferred tax assets and liabilities be recorded based upon the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. SFAS No. 109 further requires that the Company record a valuation allowance for deferred tax assets if realization of such assets is dependent on future taxable income. The effect of adoption of the new standard was not material to the Company's financial statements. (See Note H -- "Income Taxes.")

Net Income (Loss) Per Share. Net income (loss) per share is based on the weighted average number of common and common equivalent shares outstanding during the year. The dilutive effect of common stock equivalents (if applicable) is calculated using the treasury stock method.

Restatements and Reclassifications. The consolidated financial statements for the year ended December 31, 1992 have been restated as a result of Fruehauf Trailer Corporation's ("Fruehauf") restatement of its financial statements as described in Note C -- "Investment in Fruehauf Trailer Corporation." The consolidated financial statements for the year ended December 31, 1993 have been restated to reflect the correction of various vendor accounts, resulting from the resolution of unreconciled items, at the Material Handling Segment.

The accompanying consolidated financial statements reflect the effects of the restatements as follows:

                                        As
                                    Previously    Restatement         As
                                     Reported        Effect        Restated

Stockholders' Deficit,
 December 31, 1991
  (cumulative effect of
   restatements for 1989
   through 1991)                     $  59,881   $(64,022)      $ (4,141)
Net income (loss), year ended
  December 31, 1992                   (57,175)      60,090          2,915
Change in translation adjustment,
  year ended December 31, 1992        (12,929)       1,025       (11,904)
Stockholders' Deficit,
  December 31, 1992                    (6,168)     (2,907)        (9,075)

Net income (loss), year ended
  December 31, 1993                   (62,661)     (3,883)       (66,544)
Change in translation adjustment,
  year ended December 31, 1993         (8,962)       2,981        (5,981)
Stockholders investment,
  December 31, 1993                  $(58,452)   $ (3,809)      $(62,261)

Net income (loss) per share:
  Year ended December 31, 1992       $  (5.75)   $    6.04      $    0.29
  Year ended December 31, 1993       $  (6.31)   $   (0.39)     $   (6.70)

Certain amounts shown for 1992 and 1993 have been reclassified to conform to the 1994 presentation.


NOTE B -- ACQUISITIONS

Clark Material Handling Company - On July 31, 1992, the Company acquired Clark Material Handling Company ("CMHC") and certain affiliate companies (together with CMHC, "CMH") from Clark Equipment Company (the "CMH Acquisition"). CMH is engaged in the design, manufacture and marketing of internal combustion ("IC") and electric forklift and lift trucks and related parts and equipment. The purchase price of the CMH Acquisition was $91,090, which was funded by $85,000 of cash and a $6,090 note to the seller.

The acquisition was accounted for using the purchase method with the purchase price of the acquisition allocated to assets acquired and liabilities assumed based upon their respective estimated fair value at the date of the acquisition. Purchase price allocations were based on evaluations, estimations, appraisals, actuarial studies and other studies performed by the Company. The excess of purchase price over the net assets acquired ($4,009) is included in Debt Issuance Costs and Intangible Assets and is being amortized on a straight-line basis over 15 years.

The operating results of CMH have been included in the Company's consolidated results of operations since August 1, 1992. The following unaudited pro forma summary presents the consolidated results of operations as though the Company completed the CMH Acquisition on January 1, 1992, after giving effect to certain adjustments, including amortization of goodwill and intangible assets, increased depreciation resulting from the revaluation of property, plant and equipment, interest expense and amortization of debt issuance costs on the acquisition debt, and reduced operating costs related to recurring cost savings which are directly attributable to the CMH Acquisition.

                                 Unaudited Pro Forma
                                  For the Year Ended
                                   December 31,1992

      Net sales                        $811,859
      Loss from operations             (14,452)
      Net loss                         (16,423)
      Net loss per common share        $ (1.65)

The unaudited pro forma consolidated results do not represent actual operating results. The Company is actively reorganizing the operations of CMH by consolidating manufacturing and distribution operations. Consequently, the pro forma results are not necessarily indicative of the Company's future operations.

Mark Industries - In December 1991, the Company purchased substantially all operating assets of Mark Industries ("Mark"), a manufacturer of aerial lift equipment, for $5,865. The acquisition of Mark was accounted for using the purchase method, with the purchase price of the acquisition allocated to assets acquired and liabilities assumed based upon their respective estimated fair value at the date of the acquisition. Purchase price allocations were based on evaluations, estimations and other studies performed by the Company. The Mark purchase price allocation was completed in 1992. The excess of the purchase price over the fair value of the net assets acquired totaled $5,550 and was originally being amortized on a straight-line basis over 12 years. In late 1993 the Company introduced several new aerial lift models under the CMH brand name and began to market these products through the Terex and CMH dealer networks. Management made a determination that the goodwill related to the December 1991 acquisition, primarily associated with the Mark name and dealer network, had been impaired as a result of the above factors and, accordingly, the Company wrote off the remaining balance of $4,718 in 1993.


NOTE C-- INVESTMENT IN FRUEHAUF TRAILER CORPORATION

Accounting for Investment

Prior to an initial public offering of 4,000,000 shares of Fruehauf common stock in July of 1991 (the "Fruehauf IPO"), Fruehauf was a wholly-owned subsidiary of the Company. Following the IPO and as of December 31, 1992, the Company owned approximately 42% of the outstanding common stock of Fruehauf. Pending the consummation of certain exchange transactions, Terex's principal shareholder and certain other individuals placed 956,000 shares of Fruehauf common stock in a voting trust to enable the Company to retain voting control of more than 50% of Fruehauf's outstanding common stock. Because the voting trust allowed the Company to retain a controlling financial interest in Fruehauf, the Company included Fruehauf in its consolidated financial statements in 1991. The voting trust terminated during 1992 and, accordingly, the Company accounted for its ownership interest in Fruehauf using the equity method in 1992 and 1993.

In August 1993, Fruehauf entered into agreements with its existing lenders, a new lender and a number of investors which resulted in a restructuring of existing debt and provided for a new $25,000 credit facility and $20,500 of new equity (the "Fruehauf Restructuring"). As a result of the Fruehauf Restructuring the Company's ownership of Fruehauf decreased to approximately 26% in August 1993. As part of the Fruehauf Restructuring, Terex confirmed its agreement with Fruehauf to accept 2,251,167 shares of Fruehauf common stock in payment of $13,507 of intercompany indebtedness which Fruehauf owed to Terex. These shares were received by Terex in December 1993.

Because Fruehauf had experienced significant losses since 1990 and continued to have a stockholders' deficit after the new equity investment described above under "Fruehauf Restructuring," Terex's carrying value for its investment in Fruehauf was reduced to zero. Terex also recognized a contingent obligation of approximately $3,000 with respect to guaranties by Terex of certain obligations of Fruehauf. This amount was reduced to $2,000 in 1994 as a result of the expiration of certain of the guarantees.

In December 1993, the Company sold 1,000,000 shares of Fruehauf common stock and realized a gain and aggregate proceeds of $3,009, reducing its ownership to approximately 22.6% (6,386,622 shares) at December 31, 1993. In February 1994 the Company sold an additional 1,000,000 shares of Fruehauf common stock for $4,620, reducing its remaining ownership interest in Fruehauf to 19.1%.
Because the Company's ownership interest was below 20% and because the Company intended to sell the remaining shares, management concluded that use of the equity method was no longer appropriate for the Company's investment in Fruehauf and classified the Company's remaining shares of Fruehauf common stock as shares available for sale under SFAS No. 115. During the remainder of 1994 the Company sold an additional 4,900,000 shares of Fruehauf common stock for $21,423 and the Company's remaining ownership interest in Fruehauf at December 31, 1994 was 486,622 shares of common stock or approximately 1.6% of Fruehauf's outstanding common stock. As required by SFAS 115 for assets held for sale, the investment was valued at $1,825 at December 31, 1994, with an equivalent amount presented as a component of stockholders' investment. The Company sold the remaining shares of Fruehauf common stock in January 1995 for $796.

Restatement of Fruehauf Financial Statements

In March 1994, Fruehauf announced that it would revise the allocation of the purchase price paid by Terex in its 1989 acquisition of Fruehauf. In March 1995, Fruehauf restated its financial statements for 1989 through 1992 for revisions in the accounting treatment for Fruehauf's maritime operations, certain liabilities included in the opening purchase price allocation and the valuation of certain assets in the opening purchase price allocation. Because Fruehauf was included as a consolidated subsidiary in the Company's consolidated financial statements for 1989 through 1991 and was accounted for on the equity method for 1992 and 1993, the restatements by Fruehauf also resulted in the restatement of Terex's consolidated financial statements for 1989 through 1992. There was no significant effect on Terex's 1993 financial statements because Terex's investment in Fruehauf had been reduced to zero during 1992 and use of the equity method had been suspended. See Note A -- "Significant Accounting Policies -- Restatements and Reclassifications."


NOTE D -- INVENTORIES

Inventories consist of the following:

                                               December 31,

                                            1994           1993

Finished equipment                      $ 26,812       $  27,157
Replacement parts                         69,932          62,150
Work-in-process                           13,520          14,351
Raw materials and supplies                57,894          65,165

                                         167,158         168,823
Less:  Excess of FIFO inventory value
 over LIFO cost                          (2,913)         (4,985)

  Net inventories                       $164,245       $ 163,838

In 1994 and 1993, certain inventory quantities were reduced, resulting in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. The effects of such liquidations were to decrease cost of goods sold by $2,072 in 1994 and $167 in 1993.


NOTE E -- PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                               December 31,

                                            1994           1993

Property                                $   8,335      $  12,157
Plant                                      32,249         41,711
Equipment                                  83,419         73,918

                                          124,003        127,786
Less: Accumulated depreciation           (37,843)       (30,249)
  Net property, plant and equipment     $  86,160      $  97,537


NOTE F -- LONG-TERM OBLIGATIONS

                                               December 31,
                                            1994           1993
Long-term debt is summarized as follows:
Senior Secured Notes bearing interest
 at 13%, due August 1, 1996
 ("Senior Secured Notes")               $  127,219     $  154,173
Secured Senior Subordinated Notes
 bearing interest at 13.5%,
 due July 1, 1997 ("Subordinated
 Notes")                                    24,546         32,702
Lending Facility maturing
 August 24, 1997                            24,064         10,165
Secured promissory note bearing
 interest at prime rate,
 due July 31, 1994                             ---          6,090
Secured term note bearing interest
 at 9.0% payable in equal semiannual
 installments from August 1994
 to February 1998                              587            740
Capital lease obligations (Note G)          12,377         11,130
Other                                          ---            130

  Total long-term debt                     188,793        215,130
  Current portion of long-term debt         25,806         19,799

  Long-term debt, less current portion  $  162,987     $  195,331


Senior Secured Notes and Subordinated Notes

The Senior Secured Notes, totaling $127,673 principal amount outstanding at December 31, 1994, were issued during July 1992 for a total of $160,000 in conjunction with the CMH Acquisition and a refinancing of the Company's bank debt. Proceeds from the issuance of the Senior Secured Notes were used for the cash portion of the CMH Acquisition purchase price ($85,000), for the settlement of all amounts outstanding under its previous credit facility ($58,000), and for working capital and transaction costs. Interest on the Senior Secured Notes is due semiannually on February 1 and August 1.

The indenture for the Senior Secured Notes requires that proceeds from the sale of collateral must be used to make an offer to repurchase, at par, an
equivalent amount of Senior Secured Notes.   During 1994, as a result of sales
of 5,400,000 shares of Fruehauf common stock during 1994 and 1,000,000 shares in the last quarter of 1993, the Company repurchased $27,327 principal amount
of the Senior Secured Notes.   The Company realized an extraordinary loss of
$709 on the repurchases in conjunction with the accelerated write off of related discount and debt issuance costs.

In December 1993, the Company repurchased in the open market $5,000 principal amount of Senior Secured Notes for approximately $4,544, including accrued interest, and had such notes cancelled as of December 31, 1993. The Company realized an extraordinary gain from the early extinguishment of debt of $539, net of unamortized debt discount and debt issuance costs.

The provisions of the Senior Secured Notes registration rights agreement required that the Company file a registration statement to register the Senior Secured Notes, or to effect an exchange offer of registered notes for such notes, with the Securities and Exchange Commission by November 30, 1992, which registration was to become effective no later than March 1, 1993. The registration has not become effective and, as a result, Terex is incurring liquidated damages until such filing becomes effective. Terex incurred such liquidated damages in the amount of $715 and $768 during 1994 and 1993, respectively, which are included in interest expense.

The Subordinated Notes, totalling $24,915 principal amount outstanding at December 31, 1994, were initially issued as unsecured subordinated notes for a total amount of $50,000. The notes have annual sinking fund requirements of $8,333 due July 1 which commenced in 1992, and mature in 1997. Interest on the Subordinated Notes is due semiannually on January 2 and July 1. In 1992, in conjunction with the issuance of the Senior Secured Notes, the holders of Subordinated Notes were granted a secondary security interest in certain of the Company's assets.

The Senior Secured Notes are secured by substantially all of the Company's inventory and property, plant and equipment, and were secured by the Company's investment in Fruehauf common stock. The Subordinated Notes are secured by a secondary secured position in substantially the same assets. Certain non-financial covenants of the indentures governing the Senior Secured Notes and Subordinated Notes limit, among other things, Terex's ability to incur additional indebtedness, consummate mergers and acquisitions, pay dividends, sell business segments and enter into transactions with affiliates, and also place limitations on change of control. The Company's principal shareholder has pledged shares of the Common Stock owned by him as collateral for loans.
If such loans are not paid when due, the pledgee may have the right to sell the shares of the Common Stock pledged to it in satisfaction of such obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company and may require the Company to make an offer to repurchase the Senior Secured Notes and the Subordinated Notes.

The financial covenants of the indentures require, among other things, that the
Company comply with the Net Worth Covenants and the Collateral Covenants.   In
the event that the Company's net worth is not in excess of the amount required under the Net Worth Covenants for any two consecutive quarters, the Company must offer to repurchase, at par plus accrued interest, 20% of the outstanding principal amount of the Notes. In the event the Company is not in compliance with the Collateral Covenants at the end of any calendar quarter, the Company must offer to repurchase, at par plus accrued interest, $16.0 million principal amount of the Senior Secured Notes or such greater amount as would be necessary to bring the Company into compliance with the Collateral Covenants. If the Company were not to be in compliance with such covenants, there could result a material adverse impact on the Company.

The Company was in compliance with the Net Worth Covenants and the Collateral Covenants at December 31, 1994 and throughout 1994. As discussed in Note O -- "Liquidity, Financing and Severance Actions," the Company is seeking to refinance the Senior Secured Notes and the Subordinated Notes during 1995. Even if the Company is not successful in such refinancing, the Company believes that, based on management's current estimates, it will be in compliance with its covenants with respect to the Senior Secured Notes and Subordinated Notes over the next twelve months.

Lending Facility

In May 1993, Terex entered into an agreement with a new lender which initially provided short-term financing and currently provides long term financing (the "Lending Facility"). The Lending Facility is secured by substantially all the
Company's domestic receivables and proceeds thereof.   Interest on Lending
Facility borrowings is payable monthly at variable rates generally equal to 2.75% above the prime rate. During 1994, the agreement was amended to extend the maturity date from August 24, 1995 to August 24, 1997. The agreement currently provides for up to $30,000 of cash advances and guarantees through April 30, 1995, and $25,000 thereafter through the extended maturity date. The balance outstanding under the Lending Facility at December 31, 1994 was
$24,064.   Accordingly, all outstanding borrowings are classified as Long Term
Debt in the accompanying Balance Sheet.

In conjunction with entering into the Lending Facility, the Company terminated a former bank lending agreement and recognized, as an extraordinary item, a charge of $2,003 to write off the unamortized debt issuance costs.

TEL Facility

In 1993, the Company's subsidiary, Terex Equipment Limited ("TEL") located in Motherwell, Scotland, entered into a bank facility (the "TEL Facility") which provides up to pd 28,000 ($42,000) including up to pd 13,000 ($19,500) non-recourse discounting of accounts receivable which meet certain credit criteria, plus additional facilities for tender and performance bonds and foreign exchange contracts. Interest rates vary between 1.0% - 1.5% above the financial institution's Published Base Rate or LIBOR. The TEL Facility is collateralized primarily by the related accounts receivable. The TEL Facility requires no performance covenants. Proceeds from the TEL Facility are primarily used for working capital purposes. Amounts discounted under facility were $11,900 and zero at December 31, 1994 and 1993, respectively.

Secured Promissory Note

A portion of the CMH Acquisition was financed through a note to the seller in the amount of $6,090 due July 31, 1994. Interest accrued at prime rate and was payable quarterly. The seller note was secured by certain property, plant and equipment. The note was paid in May 1994.

Schedule of Debt Maturities

Scheduled annual maturities of long-term debt outstanding at December 31, 1994 in the successive five-year period are summarized below. Amounts shown are exclusive of minimum lease payments disclosed in Note G -- "Lease Commitments":

1995                                                     $    23,360
1996                                                         121,237
1997                                                          32,571
1998                                                              71
1999                                                             ---
Thereafter                                                       ---

  Total                                                  $   177,239

Based on quoted market values, the Company believes that the fair value of the Senior Secured Notes and Subordinated Notes is approximately $121,289 and $23,171, respectively, as of December 31, 1994. The Company believes that the carrying value of its other borrowings approximates fair market value, based on discounting future cash flows using rates currently available for debt of similar terms and remaining maturities.

The Company paid $32,221, $31,805 and $15,602 of interest in 1994, 1993 and 1992, respectively.

The weighted average interest rate on short term borrowings outstanding was 10.2% at December 31, 1994 and 9.3% at December 31, 1993.


NOTE G -- LEASE COMMITMENTS

The Company leases certain facilities, machinery and equipment, and vehicles with varying terms. Under most leasing arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Certain of the equipment leases are classified as capital leases and the related assets have been included in Property, Plant and Equipment. Net assets under capital leases were $5,919 and $5,011 at December 31, 1994 and 1993, respectively, net of accumulated amortization of $2,856 and $3,352 at December 31, 1994 and 1993, respectively.

The Company's Material Handling Segment also routinely enters into sale-leaseback arrangements for certain equipment, which is later sold to third-party customers under sales-type lease agreements. The Company maintains a net investment in these leases, represented by the present value of payments due under the leases of $8,014 of which $1,549 is current at December 31, 1994.

In connection with the original sale-leaseback arrangements underlying the customer leasing program, the Company has an outstanding rental installment obligation which is recorded based on the present value of minimum payments due under the leases.

Future minimum capital and noncancelable operating lease payments and the related present value of capital lease payments at December 31, 1994 are as follows:
                                                 Capital   Operating
                                                  Leases     Leases

1995                                               3,621     6,775
1996                                               3,059     5,910
1997                                               2,998     4,963
1998                                               2,542     3,333
1999                                               1,778     2,482
Thereafter                                           139     1,128

       Total minimum obligations                  14,137    24,591

Less amount representing interest                  1,760

       Present value of net minimum obligations   12,377
Less current portion                               2,445

       Long-term obligations                   $   9,932

Noncash investing and financing activities include net capital lease obligations of $1,144, $4,156 and $2,150 incurred in 1994, 1993 and 1992, respectively, when the Company entered into leases for new equipment.

Most of the Company's operating leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease. Total rental expense under operating leases was $7,405, $6,294 and $6,601 in 1994, 1993, and 1992, respectively.

In November 1994, the Company entered into a sale-leaseback transaction for CMH's parts distribution center in Germany. The Company received net proceeds of 16,500 German marks ($11,000) and will lease the facility under the terms of a five year lease for a total rental of 2,900 German marks ($1,900) per year. The Company realized a gain of 6,244 German marks ($4,029) which was deferred and will be amortized as a reduction of rental expense over the lease term ($774 per year).


NOTE H -- INCOME TAXES

The components of Income (Loss) Before Income Taxes and Extraordinary Items are as follows:

                                             Year ended December 31,

                                             1994         1993      1992

United States                            $  12,355  $(67,455)  $     169
Foreign                                    (10,399)     2,533      2,813

  Income (loss) before income taxes
   and extraordinary items               $   1,956  $(64,922)  $   2,982


The major components of the Company's provision for income taxes are summarized below:

                                             Year ended December 31,
                                             1994         1993      1992

Current:
  Federal                                 $     --- $     --- $     ---
  State                                         498       ---       ---
  Foreign                                     2,132     1,336       167
  Utilization of foreign net operating
   loss ("NOL") carryforward                (1,844)   (1,178)       ---

       Current income tax provision             786       158       167

Deferred:
  Deferred federal income tax benefit           ---       ---     (100)

  Total provision for income taxes        $     786 $     158 $      67

Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for tax and financial statement purposes. In accordance with SFAS No. 109, "Accounting for Income Taxes," a valuation allowance has been recognized. The tax effects of the basis differences and net operating loss carryforward as of December 31, 1994 and 1993 are summarized below for major balance sheet captions:

                                                       1994      1993

       Net inventories                              $ (7,118) $ (4,343)
       Fixed assets                                   (9,564)   (9,933)
       Other                                            (485)     (202)

            Total deferred tax liabilities           (17,167)  (14,478)

       Receivables                                      1,376     2,136
       Warranties and product liability                20,756    20,709
       Investments                                        957     9,692
       All other items                                  6,098     4,914
       Benefit of net operating loss carryforward     126,573   114,109

            Total deferred tax assets                 155,760   151,560

       Deferred tax assets valuation allowance      (138,593) (137,082)

            Net deferred tax liabilities            $     ---       ---


The valuation allowance for deferred tax assets as of January 1, 1993 was $112,708. The net change in the total valuation allowance for the years ended December 31, 1993 and 1994 were increases of $24,374 and $1,511, respectively.

The Company's Provision for Income Taxes is different from the amount which would be provided by applying the statutory federal income tax rate to the Company's Loss Before Income Taxes and Extraordinary Items. The reasons for the difference are summarized below:

                                                 Year ended December 31,

                                              1994         1993        1992

Statutory federal income tax rate         $     685    $(22,723)   $   1,014
Recognition of previously
 unrecognized tax assets                    (4,333)         ---          ---
NOL with no current benefit                     ---      21,641          ---
Foreign tax differential on
 income/losses of foreign subsidiaries        3,698       (627)        (856)
Goodwill write-off                              ---       1,793          ---
State tax                                       498         ---          ---
Other                                           238          74         (91)

  Total provision for income taxes        $     786    $    158    $      67

The Company has not provided for U.S. federal and foreign withholding taxes on $10,625 of foreign subsidiaries' undistributed earnings as of December 31, 1994, because such earnings are intended to be reinvested indefinitely. Any income tax liability that would result had such earnings actually been repatriated would likely be offset by utilization of NOL's. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $1,900.

At December 31, 1994, the Company had domestic federal net operating loss carryforwards of $272,501. Approximately $93,765 of the remaining net operating loss carryforwards are subject to special limitations under the Internal Revenue Code, and the NOL's may be affected by the current IRS examination discussed below.

The tax basis net operating loss carryforwards expire as follows:

                                                      Tax Basis Net
                                                     Operating Loss
                                                     Carryforwards

1995                                                      24,041
1996                                                      45,231
1997                                                       8,004
1998                                                      11,908
1999                                                         ---
2000                                                       4,581
2006                                                      20,689
2007                                                      35,661
2008                                                     101,896
2009                                                      20,490

       Total                                           $ 272,501

The Company also has various state net operating loss and tax credit carryforwards expiring at various dates through 2009 available to reduce future state taxable income and income taxes. In addition, the Company's foreign subsidiaries have approximately $60,586 of loss carryforwards, $33,475 in Germany, $17,748 in U.K. and $9,363 in other countries, which are available to offset future foreign taxable income. The loss carryforwards in Germany and U.K. are available without expiration. The loss carryforwards in other countries of $7,271 are available without expiration, with the remaining $2,092 expiring in the years 1995 through 2000.

The Internal Revenue Service is currently examining the Company's federal tax returns for the years 1987 through 1989. In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency based on this examination. The examination report raises a variety of issues, including the Company's substantiation for certain deductions taken during this period, the Company's utilization of certain net operating loss carryovers ("NOL's") and the availability of such NOL's to offset future taxable income. If the IRS were to prevail on all the issues raised, the amount of the tax assessment would be approximately $56 million plus interest and penalties. If the Company were required to pay a significant amount to resolve such assessment, it would have a material adverse impact on the Company and could exceed the Company's resources. The Company is preparing its administrative appeal to the examination report. Although management believes that the Company will be able to provide adequate documentation for a substantial portion of the deductions questioned by the IRS and that there is substantial support for the Company's past and future utilization of the NOL's, the ultimate outcome of this matter is subject to significant legal and factual issues. If the Company's positions are upheld, management believes that the amounts due would not exceed amounts previously paid or provided; however, the Company's NOL's could be reduced. No additional accruals have been made for any amounts which might be due as a result of this matter because the possible loss ranges from zero to $56 million plus interest and penalties and the ultimate outcome cannot presently be determined.

The Company made income tax payments of $790, $58 and $66 in 1994, 1993 and 1992, respectively.


NOTE I -- PREFERRED STOCK

The Company's certificate of incorporation was amended in October 1993 to authorize 10,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 1994, a total of 1,289,800 shares of preferred stock are issued and outstanding as described below.

Series A Cumulative Redeemable Convertible Preferred Stock

As of December 31, 1994, the Company has 1,200,000 issued and outstanding shares of Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"). These shares were issued as part of a private placement on December 20, 1993 which also included the issuance of 1,300,000 Common Stock Purchase Warrants (the "Series A Warrants," see Note J -- "Stockholders' Deficit"). The Series A Preferred Stock has a par value of
$.01 per share and an initial liquidation preference of $25.00 per share (the "Liquidation Preference"). During the period from the issue date and ending at the Accretion Termination Date (as defined below), the Liquidation Preference will accrete at the rate of 13% per year until December 20, 1998, and 18% per year thereafter. The Liquidation Preference totaled $34,321 at December 31, 1994.

After the Accretion Termination Date, the holders of the Series A Preferred Stock are entitled to cumulative dividends, payable quarterly, as described below. Each share of Series A Preferred Stock is convertible into 2.25 shares of the Company's common stock (subject to adjustment in certain circumstances), and is redeemable at the option of the Company on or after December 31, 1994 at a price equal to the Liquidation Preference plus unpaid dividends provided that a concurrent redemption of all outstanding Series A Warrants is made. The Series A Preferred Stock is subject to a mandatory redemption requirement on or before December 31, 2000 at a per share redemption price equal to the Liquidation Preference on the date of redemption plus accrued but unpaid dividends. The Series A Preferred Stock has no voting rights except when and if dividends are in arrears as described below.

Commencing three months prior to the date the Company's indentures and loan agreements allow the Company to declare and pay cash dividends on the Series A Preferred Stock ("the Accretion Termination Date"), dividends will begin to accrue at the rate of 13% per year through December 20, 1998, and at the rate of 18% per year thereafter. After the Accretion Termination Date the holders of the Series A Preferred Stock will be entitled to elect one additional director of the Company if the Company fails to declare and pay the full amount of dividends payable on any two dividend payment dates. Such holders will have a right to elect two additional directors of the Company if the Company misses four dividend payment dates.

The aggregate net proceeds to the Company for the Series A Preferred Stock and the Series A Warrants issued on December 20, 1993 were $27,179. The Company has allocated $10,328 and $16,851 of this amount to the Series A Preferred Stock and the Series A Warrants, respectively, based on management's estimate of the relative fair values of these securities at the time of their issuance, using information provided by the Company's investment bankers. The difference between the initially recorded amount and the redemption amount will be accreted to the carrying value of the Series A Preferred Stock using the interest method over the period from issuance to the mandatory redemption date, December 31, 2000. In addition, the carrying value of the Series A Preferred Stock will be further adjusted for increases in the Liquidation Preference prior to the Accretion Termination Date as described above. The total accretion recorded in 1994 and 1993 was $5,912 and $152, respectively.

Series B Cumulative Redeemable Convertible Preferred Stock

As of December 31, 1994, the Company has 89,800 issued and outstanding shares of Series B Cumulative Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"). These shares were issued to certain individuals on December 9, 1994 in consideration for the early termination of a contract between the Company and KCS Industries, Inc., a Connecticut limited partnership ("KCS"), a related party (see Note M -- "Related Party Transactions"). The transaction also included the issuance of 106,950 Common Stock Purchase Warrants (the "Series B Warrants," see Note J -- "Stockholders' Deficit"). The Series B Preferred Stock has a par value of $.01 per share and an initial liquidation preference of $25.00 per share (the "Liquidation Preference"). During the period from the issue date and ending at the Accretion Termination Date (as defined below), the Liquidation Preference will accrete at the rate of 13% per year until December 20, 1999, and 18% per year thereafter. The Liquidation Preference totaled $2,257 at December 31, 1994.

After the Accretion Termination Date, the holders of the Series B Preferred Stock are entitled to cumulative dividends, payable quarterly, as described below. Each share of Series B Preferred Stock is convertible into 2.25 shares of the Company's common stock (subject to adjustment in certain circumstances), and is redeemable at the option of the Company on or after December 31, 1995 at a price equal to the Liquidation Preference plus unpaid dividends provided that a concurrent redemption of all outstanding Series B Warrants is made. The Series B Preferred Stock is subject to a mandatory redemption requirement on or before December 31, 2001 at a per share redemption price equal to the Liquidation Preference on the date of redemption plus accrued but unpaid dividends. The Series B Preferred Stock has no voting rights except when and if dividends are in arrears as described below.

Commencing three months prior to the date the Company's indentures and loan agreements allow the Company to declare and pay cash dividends on the Series B Preferred Stock ("the Accretion Termination Date"), dividends will begin to accrue at the rate of 13% per year through December 20, 1999, and at the rate of 18% per year thereafter.

The Company has allocated $853 and $713 to the Series B Preferred Stock and the Series B Warrants, respectively, based on management's estimate of the relative fair values of these securities at the time of their issuance (equivalent to the allocation used for the Series A Preferred Stock and Series A Warrants). The difference between the initially recorded amount and the redemption amount will be accreted to the carrying value of the Series B Preferred Stock using the interest method over the period from issuance to the mandatory redemption date, December 31, 2001. In addition, the carrying value of the Series B Preferred Stock will be further adjusted for increases in the Liquidation Preference prior to the Accretion Termination Date as described above. The total accretion recorded in 1994 was $17.


NOTE J -- STOCKHOLDERS' DEFICIT

Common Stock. The Company's certificate of incorporation was amended in October 1993 to increase the number of authorized shares of common stock, par value $.01 (the "Common Stock"), to 30,000,000. As of December 31, 1994, there were 10,303,067 shares issued and outstanding. Of the 19,696,933 unissued shares at that date, 6,016,228 shares were reserved for issuance as follows:

     Conversion of Series A Preferred Stock (Note I)     2,700,000
     Conversion of Series B Preferred Stock (Note I)       202,050
     Exercise of  Series A and Series B Warrants         3,005,950
     Exercise of Stock Options                             108,228

       Total reserved for issuance                       6,016,228

In December 1993, the Company issued 350,000 shares of Common Stock as a contribution to two of the Company's pension plans. The Company valued these shares at $2,323, based on 96.5% of the market price of the Common Stock on the date of issuance.

Series A Warrants. In connection with the private placement of the Series A Preferred Stock (see Note I -- "Series A Preferred Stock"), the Company issued 1,300,000 Series A Warrants. Each Series A Warrant may be exercised, in whole or in part, at the option of the holder at any time before the expiration date on December 31, 2000 and is redeemable by the Company under certain circumstances. Upon the exercise or redemption of a Warrant, the holder thereof shall be entitled to receive 2.23 shares of Common Stock. The exercise price for the Warrants is $.01 for each share of Common Stock. The number of shares of Common Stock issuable upon exercise or redemption of the Warrants is subject to adjustment in certain circumstances.

Series B Warrants. In connection with the private placement of the Series B Preferred Stock (see Note I -- "Series B Preferred Stock"), the Company issued 106,950 Series B Warrants. Each Series B Warrant may be exercised, in whole or in part, at the option of the holder at any time before the expiration date on December 31, 2001 and is redeemable by the Company under certain circumstances. Upon the exercise or redemption of a Warrant, the holder thereof shall be entitled to receive one share of Common Stock. The exercise price for the Warrants is $.01 for each share of Common Stock. The number of shares of Common Stock issuable upon exercise or redemption of the Warrants is subject to adjustment in certain circumstances.

Stock Options. The Company maintains a qualified incentive stock option ("ISO") plan covering certain officers and key employees. The exercise price of the ISO stock option is the fair market value of the shares at the date of grant. The ISO allows the holder to purchase shares of common stock, commencing one year after grant. ISO options expire after ten years. At December 31, 1994, 26,062 stock options were available for grant under the plan.

The following table is a summary of stock options:
                                           Number          Exercise Price
                                         of Options         per Option

  Outstanding at December 31, 1991        78,583          $    6.40 to 14.80
     Granted                              20,000                       13.25
     Exercised                          (25,917)               6.40 to 14.80
     Canceled or expired                (13,000)              10.20 to 14.80

  Outstanding at December 31, 1992        59,666          $    6.40 to 14.80
     Granted                              23,750               7.13 to 10.50
     Exercised                           (3,750)                       10.20
     Canceled or expired                 (3,750)                       14.80

  Outstanding at December 31, 1993        75,916          $    6.40 to 14.80
     Granted                              10,000                        6.63
     Exercised                               ---
     Canceled or expired                 (3,750)                       14.80

  Outstanding at December 31, 1994        82,166          $    6.40 to 14.80

  Exercisable at December 31, 1994        54,251          $    6.40 to 14.80


Long-Term Incentive Plan. In June 1994, the Company's board of directors approved a Long-Term Incentive Plan (the "Plan") covering certain managerial, administrative and professional employees and outside directors. The Plan provides for awards to employees, from time to time and as determined by a committee of outside directors, of cash bonuses, stock options, stock and/or restricted stock. The total number of shares of the Company's common stock available to be awarded under the Plan is 750,000, subject to certain adjustments. In June 1994, options to purchase a total of 308,800 shares of common stock at $5.50 per share and a total of 129,400 shares of restricted common stock were granted to employees and outside directors. The Plan, and the options and restricted stock granted thereunder, are subject to approval by the Company's shareholders. Accordingly, these shares and options are not considered to be outstanding and are not included in calculations of earnings per share.

Stock Appreciation Rights. In connection with the sale of the Senior Secured Notes and obtaining the consent of the holders of the Company's existing Subordinated Notes to modify the Subordinated Notes, the Company issued 658,409 common stock appreciation rights ("SAR"). As of December 31, 1994, there were 624,794 SAR's outstanding. Of the outstanding SAR's, 552,000 may be exercised at the option of the holder thereof at any time through July 31, 1996. The remaining 72,794 SAR's may be exercised through July 1, 1997. The SAR's entitle the holder to receive the market appreciation in the Company's Common Stock between $11.00 per share, subject to adjustment, and the average price per share for the 30 consecutive trading days prior to the date of exercise.
At December 31, 1994, there was no reserve requirement necessary because the Company's Common Stock price was below $11.00 per share.

Dividends. No dividends were declared or paid in 1994, 1993 or 1992. As discussed in Note F -- "Long-Term Obligations," certain of the Company's debt agreements contain restrictions as to the payment of cash dividends. Under the most restrictive of these agreements, no retained earnings were available for dividends at December 31, 1994. The terms of the Company's outstanding Series A Preferred Stock and Series B Convertible Preferred Stock also restrict the Company's ability to pay cash dividends on the Common Stock.


NOTE K -- RETIREMENT PLANS

Pension Plans

US Plans

The Company maintains four defined benefit pension plans covering certain domestic employees. The benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. Participation in the plan for salaried employees was frozen as of May 7, 1993, and no participants will be credited with service following such date except that participants not fully vested will be credited with service for purposes of determining vesting only. The benefits for the plans covering the hourly employees are based primarily on years of service and a flat dollar amount per year of service. It is the Company's policy generally to fund these plans based on the minimum requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Plan assets consist primarily of common stocks, bonds, and short-term cash equivalent funds.

Pension expense includes the following components for 1994, 1993 and 1992:

                                                Year Ended December 31,
                                               1994        1993        1992

  Service cost for benefits
   earned during period                   $     183    $    449    $     499
  Interest cost on projected
   benefit obligation                         2,176       2,368        2,378
  Actual (return) loss on plan assets         (355)     (2,128)      (3,052)
  Net amortization and deferral             (1,150)         872        1,870
  Curtailment (gain) loss                       ---       (284)           58

             Net pension expense          $     854    $  1,277    $   1,753


The following table sets forth the US plans' funded status and the amounts recognized in the Company's financial statements at December 31:

                             1994                     1993                1992
                      OverfundedUnderfunded  Overfunded  UnderfundedUnderfunded
                        Plans      Plans       Plans        Plans        Plans

Actuarial present value of:

  Vested benefits   $  7,952    $  19,041    $  9,252    $  22,450    $  27,249

  Accumulated
   benefits         $  8,145    $  19,119    $  9,509    $  22,657    $  27,637

  Projected
   benefits         $  8,145    $  19,119    $  9,509    $  22,657    $  29,602
Fair value of
 plan assets           9,268       14,723       9,711       14,641       19,929

Projected benefit
 obligation
 (in excess of)
 less than
 plan assets           1,123      (4,396)         202      (8,016)      (9,673)
Unrecognized net
 loss from past
 experience different
 than assumed          2,488        1,778       3,691        4,173        6,328
Unrecognized prior
 service cost            470          ---         503          ---          920
Unrecognized
 transition (asset)      ---          ---         ---          ---        (324)
Adjustment to
 recognize minimum
 liability               ---      (1,778)         ---      (4,173)      (4,988)

  Pension asset
   (liability)
   recognized in the
   balance sheet    $  4,081    $ (4,396)    $  4,396    $ (8,016)    $ (7,737)


The expected long-term rate of return on plan assets was 9% for the periods presented. The discount rate assumption was 8.5% for 1994, 7.0% for 1993 and 8.25% for 1992. The assumption for the rate of compensation increase, if applicable per plan provisions, was 5.5% for 1992 and until May 7, 1993.

In accordance with the provisions of the SFAS No. 87, "Employers' Accounting for Pensions," the Company has recorded an adjustment of $1,778 and $4,173 to recognize a minimum pension liability at December 31, 1994 and 1993, respectively. This liability is offset by a direct reduction of stockholders' investment of $1,778 and $4,173 at December 31, 1994 and 1993, respectively.

Assets of Terex's pension plans were combined with assets of Fruehauf's pension plans into a master trust (the "Master Trust") effective January 1, 1992. In 1993, the Master Trust acquired Terex Common Stock to be held in designated accounts for the benefit of Fruehauf retirees. The fair value of the Terex Common Stock held for the benefit of the Fruehauf retirees totaled approximately $3.3 million at December 31, 1993. The Master Trust disposed of this investment in Terex Common Stock in March 1994 for approximately $3.9 million.

In December 1993, Terex contributed 350,000 shares of Terex Common Stock, par value $.01, to the Master Trust for the benefit of two of the Terex plans, which were valued by Terex at $2,323 based upon 96.5% of the market value of Terex Common Stock as quoted on the New York Stock Exchange on the day of contribution. The market value of this investment was $2,450 at December 31, 1994.

In addition, the Master Trust held 6,000 Terex Common Stock Appreciation Rights ("Terex SAR's"), valued at $1.00 per right (total value of $6) at December 31, 1994 and 12,000 Terex SAR's, valued at $1.25 per right ($15 total) at December 31, 1993.

As of December 31, 1993 the Master Trust maintained a participation in Fruehauf's Credit Facility with a market value of $1,954 (cost of $2,299). The rights of the Master Trust were equivalent to those of the other lenders and investors.

Effective September 1, 1994, the Fruehauf Trailer Corporation Master Retirement Trust was created, and those investments held by the Master Trust allocable to the Fruehauf pension plans were transferred to the Fruehauf Trailer Corporation Master Retirement Plan Trust, including the investment in Fruehauf's Bank Credit Facility. The investments in Terex Common Stock and Terex SAR's remained in the Master Trust for the benefit of participants in Terex's pension plans.

International Plans

TEL maintains a government-required defined benefit plan (which includes certain defined contribution elements) covering substantially all of its management employees. This plan is fully funded. Pension expense relating to this plan was approximately $260, $228 and $208 for the years ended December 31, 1994, 1993 and 1992, respectively.

Certain of CMH's German employees are covered by noncontributory defined benefit pension plans. The Company retained responsibility for such plans after the Acquisition. CMH also maintains separate pension benefit plans for certain German executive employees and for other staff. The executive pension plans are based on final pay and service, and, in some cases, are dependent on social security pensions while the other staff plans are based on fixed amounts applied to the number of years service rendered. The plans are unfunded.

The components of consolidated pension expense for each of the reporting periods covered by these financial statements is as follows:

                                                                 Five months
                                    Year Ended     Year Ended       ended
                                   December 31,   December 31,   December 31,
                                       1994           1993           1992

Current service cost                $   174        $   201        $   103
Interest cost                           877            862            339
Net amortization and deferrals        (820)             84             37

Defined benefit pension expense     $   231        $ 1,147        $   479


The following table reconciles the funded status of the Company's defined benefit pension plans to the amounts recognized on the Company's Consolidated Balance Sheet:

                                                  December 31,
                                              1994           1993

Accumulated benefit obligation,
 including nonvested benefits
 of $207 and $819 at
 December 31, 1994 and 1993               $  11,095      $  12,220

Projected benefit obligation              $  11,152      $  13,143
Unrecognized net gain/(loss)                  1,902          (893)
Unrecognized transition
 asset (liability)                            (665)          (814)
Adjustment required to recognize
 minimum liability                              ---            785

Accrued pension cost                      $  12,389      $  12,221


Discount rates of 7.5% in 1994 and 7% in 1993 were used to determine the projected benefit obligation. During 1994, the Company significantly reduced its German work force in connection with restructuring of its operations. As a result, the Company realized a curtailment gain with respect to these plans, which was recognized as a reduction of the unrecognized transition liability in accordance with the provisions of SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination of Benefits." The Company changed certain assumptions used in the actuarial valuation of the plans: the assumed rate of compensation increases is 0% through 1999 and 2% thereafter (4% for all periods in the 1993 valuation); and the assumed rate of cost of living adjustments of pensions in payment is 0% through 1999 and 2% thereafter (3.5% for all periods in the 1993 valuation). These changes in assumptions reflect the reductions in personnel and other changes in the Company's operations, including changes in compensation arrangements, implemented during 1994. These changes resulted in an actuarial gain of $2,724. The gain in excess of 10% of the projected benefit obligation is being amortized over 2 years; $908 was amortized as a reduction of pension cost in 1994 and was recorded in the fourth quarter of 1994.

Saving Plans

The Company sponsors various tax deferred savings plans into which eligible employees may elect to contribute a portion of their compensation. The Company can, but is not obligated to, contribute to certain of these plans.

Other Postretirement Benefits

The Company provides postretirement health and life insurance benefits to certain former salaried and hourly employees of Koehring. The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," on January 1, 1993. This statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides service.

Terex adopted the provisions of SFAS No. 106 using the delayed recognition method, whereby the amount of the unrecognized transition obligation at January 1, 1993 is recognized prospectively as a component of future years' net periodic postretirement benefit expense. The unrecognized transition obligation at January 1, 1993 was $4,476. Terex is amortizing this transition obligation over 12 years, the average remaining life expectancy of the participants. The liability of the Company, as of December 31, was as follows:


                                              1994           1993
Actuarial present value of accumulated
  postretirement benefit obligation:
     Retirees                             $   4,604      $   4,522
     Active participants                        ---            ---
  Total accumulated postretirement
   benefit obligation                         4,604          4,522
Unamortized transition obligation           (3,730)        (4,103)

  Liability recognized in the
   balance sheet                          $     874      $     419


Health care trend rates used in the actuarial assumptions range from 12.3% to 13.5%. These rates decrease to 6.75% over a period of 9 to 11 years. The effect of a one percentage-point change in the health care cost trend rates would change the accumulated postretirement benefit obligation approximately 5%. The discount rate used in determining the accumulated postretirement benefit obligation is 8.25%.

Net periodic postretirement benefit expense includes the following components for 1994 and 1993:

                                      Year Ended December 31,
                                           1994      1993

               Service Cost             $   ---   $   ---
               Interest cost                369       369
               Net amortization             373       373

                    Total                   742       742

The Company's postretirement benefit obligations are not funded. Net periodic postretirement benefit expense for the year ended December 31, 1994 and 1993 was approximately $455 and $419 greater on the accrual basis than it would have been on the cash basis.

Retiree health payments totaled $235 for the year ended December 31, 1992.


NOTE L -- LITIGATION AND CONTINGENCIES

In December 1992, a Class Action complaint was filed, purportedly on behalf of all persons who purchased Fruehauf common stock during the period from June 28, 1991 through December 4, 1992, against Fruehauf, the Company, certain of Fruehauf's then officers and directors, including Randolph W. Lenz, Marvin B. Rosenberg and G. Chris Andersen, and certain of the underwriters of the initial public offering of Fruehauf, namely, PaineWebber Incorporated, Alex. Brown & Sons, Incorporated and Wertheim Schroder & Co., Incorporated, in the United States District Court for the Eastern District of Michigan, Southern Division, seeking unspecified compensatory and punitive damages. The complaint alleges, among other things, that, in connection with and following the initial public offering of Fruehauf, the defendants misrepresented Fruehauf's liquidity and the status of compliance with Fruehauf's credit facilities at the time of the Fruehauf IPO, and in certain other documents publicly disseminated by Fruehauf subsequent to the initial public offering. The plaintiffs then amended their complaint to include claims based on the April 1993 restatement of Fruehauf's 1989 and 1990 financial statements. The defendants filed answers to the complaint denying material allegations of the complaint, as amended, and asserting various affirmative defenses. A motion for partial summary judgment against the defendants on the restatement claims is currently pending. The Company has not recorded any loss provision for this litigation. The Company has been participating in settlement discussions and, based on an agreement in principal reached with the plaintiffs, believes that an agreement to settle this litigation will be resolved without any material adverse impact to the Company.

In the Company's lines of business, but primarily in the Material Handling Segment, numerous suits have been filed alleging damages for injuries or deaths from accidents involving the Company's products that have arisen in the normal course of operations. As part of the acquisition of CMH, the Company and CMH assumed both the outstanding and future product liability exposures related to such operations. As of December 31, 1994, CMH had approximately 120 lawsuits outstanding alleging damages for injuries or deaths arising from accidents involving CMH products. Most of the foregoing suits are in various stages of pretrial completion, and certain plaintiffs are seeking punitive as well as compensatory damages. The Company is self-insured, up to certain limits, for these product liability exposures, as well as for certain exposures related to general, workers' compensation and automobile liability. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. The Company has recorded and maintains an estimated liability, based in part upon actuarial determinations, in the amount of management's estimate of the Company's aggregate exposure for such self-insured risks.

The Company is involved in various other legal proceedings which have arisen in the normal course of its operations. The Company has recorded provisions for estimated losses in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

The Company is contingently liable as a guarantor for certain customers' floor plan obligations with financial institutions. As a guarantor, the Company is obligated to purchase equipment which has been repossessed by the financial institution based upon the unamortized principal balance outstanding. The Company records the repossessed inventory as used equipment at its estimated net realizable value. Any resultant losses are charged against related reserves. The guarantee under such floor plans aggregated $7,031 at December 31, 1994. The Company has recorded reserves based on management's estimates of potential losses arising from these guarantees. Historically, the Company has incurred only immaterial losses relating to these arrangements.

CMH has also given guarantees to financial institutions relating to capital loans, residual guarantees and other dealer and customer obligations arising out of the ordinary conduct of its business. Such guarantees approximated $6,400 at December 31, 1994. Potential losses on such guarantees are accrued as a component of the Allowance for Doubtful Accounts.

To enhance its marketing effort and ensure continuity of its dealer network, CMH has also agreed as part of its dealer sales agreements to repurchase certain new and unused products and parts inventory and certain products used as dealer rental assets in the event of a dealer termination. Repurchase agreements included in operating agreements with an independent financial institution have been patterned after those included in the dealer sales agreements, and provide for repurchase of inventory in certain circumstances of dealer default on financing provided by the financial institution to the dealer. Dealer inventory and rental asset financing of approximately $206,000 at December 31, 1994 were covered by those operating agreements. Under these agreements, when dealer terminations do occur, a newly selected dealer generally assumes the assets of the prior dealer and any related financial obligations. Historically, CMH has incurred only immaterial losses relating to these arrangements.

Terex's outstanding letters of credit totaled $6,687 which are cash collateralized. The letters of credit generally serve as collateral for certain liabilities included in the Consolidated Balance Sheet. Certain of the letters of credit serve as collateral guaranteeing the Company's performance under contracts.

As described in Note H -- "Income Taxes," the Internal Revenue Service is currently examining the Company's federal tax returns for the years 1987 through 1989.

Terex has agreed to indemnify certain outside parties for losses related to Fruehauf's worker compensation obligations. Some of the claims for which Terex is contingently obligated are also covered by bonds issued by an insurance company. As of December 31, 1994 Terex has recognized liabilities for these contingent obligations in the aggregate amount of $2,000, representing management's estimate of the maximum potential losses which the Company might incur.


NOTE M -- RELATED PARTY TRANSACTIONS

Under a contract dated July 1, 1987, as amended, KCS Industries, L.P., a Connecticut limited partnership ("KCS"), principally owned by Randolph W. Lenz, Chairman of the Board and a principal stockholder of the Company, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries until December 31, 1993. KCS also provided assistance in the evaluation, negotiation and consummation of potential acquisitions of other companies, products and processes, as well as the development of new areas of business for the Company.

For the services of KCS, the Company paid KCS an annual fee plus the reimbursement for all out-of-pocket expenses incurred by KCS in fulfilling the contract, including travel and similar expenses and fees for professional and other services provided by third parties. Each year the contract was in effect, the annual fee increased by the greater of 10% or the increase in the Consumer Price Index, subject to limitations imposed by the Company's debt agreements. During 1993 and 1992, the Company made payments to KCS for fees of $2,878 and $2,848, respectively.

During 1993, the Board of Directors of the Company concluded that it would be in the Company's best interest to terminate the Company's contract with KCS and integrate the management services of KCS directly into the Company. Pursuant to an agreement between the Company and KCS, the contract between the Company and KCS was terminated as of the close of business on December 31, 1993. David
J. Langevin and Marvin B. Rosenberg, employees of KCS, became salaried employees of the Company effective January 1, 1994, with the titles of Executive Vice President and Senior Vice President, respectively. In consideration of the termination of the contract, the Company issued 89,800 shares of the Company's Series B Cumulative Redeemable Convertible Preferred Stock (valued at $853) and 106,950 Series B Warrants (valued at $713), the terms of which are substantially similar to the terms of the Company's outstanding Series A Preferred Stock and Series A Warrants, respectively. Of such amounts, Mr. Lenz received 38,800 shares of preferred stock and warrants exercisable for 15,700 shares of Terex Common Stock and Messrs. Langevin and Rosenberg received 25,500 shares of preferred stock and warrants exercisable for 45,625 shares of Terex Common Stock. In addition, Messrs. Lenz, Langevin and Rosenberg received cash payments of $515, $82 and $82, respectively.

The Company, certain directors and executives of the Company, and KCS are named parties in various legal proceedings. During 1994, 1993 and 1992, the Company incurred $319, $351 and $59 of legal fees and expenses on behalf of the Company, directors and executives of the Company, and KCS named in the lawsuits.

On January 25, 1993, Terex entered into an agreement whereby KCS borrowed $1,683 from Terex (the "KCS/Terex Note"). The KCS/Terex Note bore interest at prime. The loan represented by the KCS/Terex Note may have constituted a default under the Senior Secured Notes, the Subordinated Notes and the Bank Lending Agreement. The entire balance was repaid to Terex on February 1, 1993, six days after the initial borrowing, thereby curing any default which may have occurred.

In conjunction with the CMH Acquisition, the Company financed the acquisition and refinanced a major component of its previously outstanding bank debt through a private placement of Secured Notes and SAR's, and the establishment
of the Bank Lending Agreement.   Mr. Raben, a director of the Company, is an
employee and officer of Jefferies & Company, Inc. ("Jefferies"), the investment banking firm which acted as an exclusive placement agent for the Company in the offering of the Senior Secured Notes and SAR's. Jefferies was paid fees of $6,500 in 1992 for services performed as placement agent. Jefferies was also the Company's placement agent for the December 1993 sale of the Series A Preferred Stock and Series A Warrants for which Jefferies received fees totalling $2,500 in 1993. Jefferies was also the agent for the Company for certain sales by the Company of its common stock of Fruehauf in 1993.
Jefferies purchased 250,000 Series A Warrants and 180,000 shares of Series A Preferred Stock from the Company in connection with the Company's private placement on December 20, 1993.

David A. Sachs, a director of the Company, was affiliated with the Airlie Group L.P. ("Airlie"), a limited partnership which owns approximately 9% of the Company's Common Stock (including Common Stock issuable upon conversion of Series A Preferred Stock) and 40,000 Warrants. Until May 1994, Mr. Sachs was an employee of the investment firm of TMT-FW, Inc. which is one of two general partners of the general partner of Airlie. During the time Mr. Sachs was affiliated with Airlie, Airlie received all director fees to which Mr. Sachs was entitled by reason of his service as a director of the Company ($6 in 1994 and $24 in 1993). On December 20, 1993, Airlie purchased 40,000 Warrants and 40,000 shares of Series A Preferred Stock from the Company as part of the Company's private placement.

In 1992, the Board approved a program to consolidate Fruehauf's parts warehousing and administration functions with the Company. During the fourth quarter of 1992, Fruehauf announced its intention to close its parts warehouse in Westerville, Ohio and transfer its replacement parts inventory to the Terex distribution center in Southaven Mississippi. In November 1992, in contemplation of the parts consolidation, Terex had transferred $2.0 million to Fruehauf. As a result of a debt restructuring of Fruehauf, the proposed arrangement was not effectuated and, in May 1993, Terex entered into an agreement with an operating unit of Fruehauf, whereby such operating unit was to provide products and manufacturing services to Terex. This agreement required Terex to make a $2.0 million payment to such operating unit, which Terex effected on May 11, 1993 by instructing Fruehauf to transfer the $2.0 million Fruehauf owed to Terex directly to such operating unit. The operating unit of the Fruehauf unit in question subsequently ceased operations. The Company is in discussions with Fruehauf concerning the satisfaction of Fruehauf's obligations under the May 1993 agreement.

The Company requires that all transactions with affiliates be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board is advised in advance of any such proposed transaction or agreement and utilizes such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of outside directors. One of the responsibilities of the Audit Committee is to review related party transactions.


NOTE N-- BUSINESS SEGMENT INFORMATION

The Company operates in two industry segments: Material Handling and Heavy Equipment.

The Material Handling Segment, which was acquired during 1992 (see Note B -- "Acquisitions"), designs, manufactures and markets a complete line of internal combustion and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related replacement parts. Material Handling Segment products are used in material handling applications in a broad array of manufacturing, distribution and transportation industries.

The Heavy Equipment Segment designs, manufactures and markets heavy-duty, off-highway earthmoving, construction, lifting, material handling and aerial lift equipment, and related components and replacement parts. Products include haulers, scrapers, wheel loaders, crawlers, mobile cranes, excavators and aerial lifts. Such products are used primarily by construction, mining, logging, industrial and government customers in building roads, dams and commercial and residential buildings; supplying coal, minerals, sand and gravel; and handling materials in the scrap, refuse and lumber industries.

Industry segment information is presented below:

                                  1994           1993           1992

   Sales
    Material Handling         $   472,652    $   395,625    $   240,940
    Heavy Equipment               317,168        275,164        282,415
    Eliminations                  (3,039)          (480)            ---

     Total                    $   786,781    $   670,309    $   523,355

   Income (Loss) From Operations
    Material Handling         $  (13,983)    $  (28,573)    $     2,177
    Heavy Equipment                18,952          2,922        (5,929)
    General/Corporate             (1,608)        (3,527)          (373)

     Total                    $     3,361    $  (29,178)    $   (4,125)

   Depreciation and Amortization
    Material Handling         $    11,024    $     9,733    $     4,068
    Heavy Equipment                 3,169          8,707          3,564
    General/Corporate               2,904          3,960          2,188

     Total                    $    17,097    $    22,400    $     9,820

   Capital Expenditures
    Material Handling         $     7,860    $     8,882    $     3,129
    Heavy Equipment                 4,565          2,620          2,238
    General/Corporate                 292             47             15

     Total                    $    12,717    $    11,549    $     5,382

   Identifiable Assets
    Material Handling         $   194,985    $   205,581    $   247,813
    Heavy Equipment               187,710        168,236        229,042
    General/Corporate              18,921         16,885            501

     Total                    $   401,616    $   390,702    $   477,356


   Geographic segment information is presented below:
                                  1994           1993           1992


   Sales
    North America             $   557,114    $   466,927    $   369,394
    Europe                        240,670        211,726        149,970
    All other                      33,994         19,338         30,780
    Eliminations                 (44,997)       (27,682)       (26,789)

     Total                    $   786,781    $   670,309    $   523,355

   Income (Loss) From Operations
    North America             $     6,255    $  (32,004)    $  (11,968)
    Europe                        (4,449)          (722)          5,453
    All other                         374          2,320          1,351
    Eliminations                    1,181          1,228          1,039

     Total                    $     3,361    $  (29,178)    $   (4,125)

   Identifiable Assets
    North America             $   250,559    $   241,564    $   363,252
    Europe                        167,538        150,006        122,877
    All other                       8,766         10,785          8,664
    Eliminations                 (25,247)       (11,653)       (17,437)

     Total                    $   401,616    $   390,702    $   477,356


Sales between segments and geographic areas are generally priced to recover costs plus a reasonable markup for profit. Operating income equals net sales less direct and allocated operating expenses, excluding interest and other nonoperating items. Corporate assets are principally cash, marketable securities and administration facilities.

The Material Handling Segment operations market their product primarily through independent dealers and distributors. The Heavy Equipment Segment operations market their products through independent dealers and distributors and directly to the end user.

The Company is not dependent upon any single customer. No single customer accounted for more than 10% of 1994, 1993 or 1992 consolidated net sales.

Export sales from U.S. operations were as follows:

                                                 Year ended December 31,
                                              1994         1993        1992

North and South America                   $  34,873    $ 28,838    $  31,845
Europe, Africa and Middle East               15,122      20,689       38,191
Asia and Australia                           39,574      32,837       22,311

                                          $  89,569    $ 82,364    $  92,347


NOTE O -- LIQUIDITY, FINANCING AND SEVERANCE ACTIONS

The Company experienced significant operating losses in the first quarter of 1994. Results improved in the second through fourth quarters of 1994 and the Company generated income from operations of $3,361 for the year and $6,268 for the quarter ended December 31, 1994. During 1994 the Company has taken significant actions to reduce its overall cost structure and improved liquidity by selling non-strategic assets to repay debt and lower interest costs.
During 1994, the Company repaid $35,744 of high interest rate debt, which will result in interest expense savings of approximately $4,700 on an annual basis.

In June 1994, the Company announced personnel reductions in plant supervision, engineering, marketing and administration totaling approximately 160 employees in the Material Handling Segment's North American and European operations. The Company also reorganized certain marketing activities and closed several of its regional sales offices in the United States. The Company recorded a $4,549 charge in the second quarter of 1994 for severance costs associated with these actions. In December 1994, the Company announced additional personnel reductions totaling approximately 90 employees in conjunction with the closing of the Material Handling Segment's Korean plant and certain branch sales offices in France. An additional $2,804 charge was recorded for costs, principally severance costs, associated with these actions.

The indentures governing the Senior Secured Notes and Subordinated Notes require, among other things, that the Company maintain certain levels of tangible net worth (the "Net Worth Covenants") and collateral (the "Collateral
Covenants").   In the event that the Company's net worth is not in excess of the amount required under the Net Worth Covenants for any two consecutive quarters, the Company must offer to repurchase, at par plus accrued interest,
20% of the outstanding principal amount of the Notes.    In the event the
Company is not in compliance with the Collateral Covenants at the end of any calendar quarter, the Company must offer to repurchase, at par plus accrued interest, $16,000 principal amount of the Senior Secured Notes or such greater amount as would be necessary to bring the Company into compliance with the Collateral Covenants. If any offer to repurchase Notes were required to be made as a result of noncompliance with the Covenants it is likely that the Company would require additional funding to complete the offer, and if such funding were unavailable to it, the Company would be unable to comply with the terms of the Notes and the maturity of the Notes may be accelerated. Such circumstances could result in a material adverse impact on the Company.

The Company was in compliance with the Net Worth Covenants and the Collateral Covenants at December 31, 1994 and throughout 1994. During 1994, the Company has taken actions to maintain compliance with the Net Worth Covenants and Collateral Covenants, including the sale of its Drexel subsidiary, shares of Fruehauf common stock and other assets, and plans to take additional actions, if needed, to continue in compliance. As discussed below, the Company is seeking to refinance the Senior Secured Notes and the Subordinated Notes during 1995. In the event that the Company is not successful in such refinancing, the Company believes that, based on management's current estimates, it will be in compliance with its covenants with respect to the Senior Secured Notes and Subordinated Notes over the next twelve months.

The Company's interest payment requirements for 1995 total approximately $23,200 on the Senior Secured Notes, the Subordinated Notes and the Lending Facility, of which amount approximately $10,900 has been paid as of March 1, 1995. The Company's principal repayment requirements for 1995 include approximately $8,247 in June 1995 for a required sinking fund payment on the Subordinated Notes. In addition, as a result of the sale of certain real estate collateral in November and December 1994, 500,000 shares of Fruehauf common stock in December 1994 and the remaining 486,622 shares of Fruehauf common stock in January 1995, pursuant to the indenture for the Senior Secured Notes, the Company also intends to offer to repurchase approximately $15,923 of the Senior Secured Notes in the second quarter of 1995.

The Senior Secured Notes mature on August 1, 1996 and the Subordinated Notes mature on July 1, 1997. As discussed below, the Company is currently seeking to refinance the Senior Secured Notes and Subordinated Notes during 1995; however, there is no assurance that it will be successful in this regard. If the refinancing is not completed, management intends to pursue alternative refinancing opportunities, including replacement or additional working capital based lending facilities; however, management has not identified any specific sources of such alternative financing.

If the Company does not refinance the Senior Secured Notes and Subordinated Notes and does not arrange additional financing before the principal repayments of Senior Secured Notes and Subordinated Notes discussed above are due, the Company intends to fund such repayments from operations. The need to use funds from operations for $24,300 of debt repayments in the second quarter of 1995 could adversely affect the Company's operations by affecting its ability to meet its operating payment obligations, including payments to vendors, on a timely basis in the second quarter, although management believes that continued improvement in cash flow from operations would allow the Company to return to normal payment terms during the second half of 1995.

The Company has announced its plans to acquire, through a newly formed wholly owned subsidiary of the Company ("Terex Cranes"), (i) substantially all of the capital stock of P.P.M., S.A. ("PPM Europe") which is engaged in the mobile crane and container stacker business in Europe primarily under the PPM brand name, and (ii) all of the capital stock of Legris Industries, Inc. ("PPM North America"), which is currently engaged in the mobile crane and container stacker business in the United States, Singapore and Australia primarily under the P&H brand name ("PPM North America" and, together with PPM Europe, "PPM"), from Legris Industries, S.A. Simultaneously with the closing of the acquisition, the Company will contribute to Terex Cranes, substantially all of the assets, subject to all of the liabilities of its Koehring and Mark divisions.

The aggregate purchase price for PPM (including debt to be repaid immediately after the acquisition and debt expected to remain outstanding) is approximately 577,000 French Francs (approximately $115,400). A portion of the purchase price is payable by issuance of a redeemable non-interest bearing promissory note of Terex Cranes in the amount of 8,000 French Francs (approximately $1,600) and 119,000 French Francs (approximately $23,800) in aggregate liquidation preference of preferred stock of Terex Cranes, bearing no dividends. The note matures in seven years and may be paid in cash or, at the option of Terex Cranes, in common stock of Terex Cranes. The purchase price is subject to adjustment calculated by reference to the consolidated net asset value of PPM as determined by an audit to be conducted following the consummation of the acquisition.

The Company intends to finance the cash portion of the purchase price through the sale to institutional investors of a new series of secured notes. Proceeds from the sale of such notes will also provide funds to permit the Company to redeem all of its existing Senior Secured Notes and Senior Subordinated Notes. The Company is also endeavoring to obtain expanded working capital lending facilities. There is no assurance that the Company will be able to conclude any of such financings.

-----------------------------------------------------------------------------

                      TEREX CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                               For the Nine Months
                               Ended September 30,

                                  1995      1994

Net sales                    $ 766,789 $ 573,350
Cost of goods sold             690,529   515,889
  Gross profit                  76,260    57,461
Engineering, selling and
 administrative expenses:
  Third parties                 61,401    53,574
  Related parties                  ---     2,245
  Total engineering, selling
    and administrative
    expenses                    61,401    55,819
  Severance and exit costs       3,478     4,549
    Income (loss)
     from operations            11,381   (2,907)
Other income (expense):
  Interest income                1,073       400
  Interest expense            (28,416)  (23,298)
  Gain on sale of
    Fruehauf stock               1,032    24,361
  Gain on sale of
    Drexel business                ---     4,742
  Property impairment charge   (3,000)       ---
  Amortization of debt
    issuance costs             (1,672)   (1,835)
  Other income (expense)
    - other                    (6,352)       (8)
     Income (loss) before
      income taxes and
      extraordinary items     (25,954)     1,455
Income tax provision             (133)     (816)
  Income (loss) before
     extraordinary items      (26,087)       639
  Extraordinary losses on
     retirement of debt        (7,452)     (397)

    NET INCOME (LOSS)         (33,539)       242

Less preferred stock
  accretion                    (5,200)   (4,341)
Income (loss) applicable
  to common stock            $(38,739) $ (4,099)

PER COMMON AND
 COMMON EQUIVALENT SHARE:

  Primary:
    Income (loss) before
     extraordinary items      $  (3.02) $  (0.36)
    Extraordinary items          (0.73)    (0.04)
     Net income (loss)        $  (3.75) $  (0.40)

  Fully diluted:
    Income (loss) before
     extraordinary items      $  (3.02) $  (0.36)
    Extraordinary items          (0.73)    (0.04)
     Net income (loss)        $  (3.75) $  (0.40)

Weighted average common
 shares outstanding including
 dilutive securities
 (See Exhibit 11.1)

  Primary  (in millions)         10.3      10.3
  Fully diluted  (in millions)   10.3      10.3



  The accompanying notes are an integral part of these financial statements.



                      TEREX CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                         September 30,   December 31,
                                              1995           1994
ASSETS

Current assets
  Cash and cash equivalents                 $  12,482   $    9,727
  Cash securing letters of credit               3,695        6,688
  Trade receivables (less allowance
    of $9,486 at September 30 and
    $6,114 at December 31)                    147,210       91,717
  Net inventories                             248,666      164,245
  Other current assets                         18,279        5,775
     Total current assets                     430,332      278,152

Property, plant and equipment - net           111,817       86,160
Goodwill - net                                 70,343        5,222
Debt issuance costs - net                      15,110        3,382
Other assets                                   18,332       28,700

Total assets                                $ 645,934   $  401,616


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Notes payable                             $   6,575   $    2,078
  Current portion of long-term debt            12,298       25,806
  Trade accounts payable                      146,464      112,213
  Accrued compensation and benefits            16,226       10,823
  Accrued warranties and
    product liability                          38,488       27,629
  Accrued interest                             16,426        8,969
  Accrued income taxes                          3,827        1,328
  Other current liabilities                    62,951       32,732
     Total current liabilities                303,255      221,578

Long-term debt less current portion           337,039      162,987
Accrued warranties and
  product liability - long-term                35,110       31,846
Accrued pension                                18,562       16,456
Other long-term liabilities                    13,635        7,225

     Total liabilities                        707,601      440,092

Minority interest, including
  redeemable preferred stock of a
  subsidiary (liquidation preference
  $26,051, subject to adjustment)
  (Note B)                                     10,028          ---

Redeemable convertible preferred stock
  (liquidation preference $39,083 at
  September 30 and $36,578 at
  December 31)                                 22,462       17,262

Commitments and contingencies (Note E)

Stockholders' investment
  Warrants to purchase common stock            17,240       17,564
  Common stock, $.01 par value
    - authorized 30,000,000 shares;
    issued and outstanding 10,359 at
    September 30 and 10,303 at
    December 31                                   104          103
  Additional paid-in capital                   40,451       40,127
  Accumulated deficit                       (147,872)    (108,395)
  Pension liability adjustment                (1,778)      (1,778)
  Unrealized holding gain on
    equity securities                             938        1,825
  Cumulative translation adjustment           (3,240)      (5,184)

     Total stockholders' investment          (94,157)     (55,738)

Total liabilities and
  stockholders' investment                  $ 645,934   $  401,616

  The accompanying notes are an integral part of these financial statements.



                      TEREX CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)

                                                 For the Nine Months
Ended September 30,

                                                 1995           1994


OPERATING ACTIVITIES
  Net loss                                  $(33,539)      $     242
  Adjustments to reconcile net loss to
    cash used in operating activities:
    Depreciation                               13,265         10,053
    Amortization                                7,873          3,207
    (Gain) loss on sale of property,
     plant and equipment                        (173)          (115)
    Gain on sale of Fruehauf stock            (1,032)       (24,361)
    Gain on sale of Drexel business               ---        (4,742)
    Property impairment charge                  3,000            ---
    Other                                         337          (647)
    Changes in operating assets
     and liabilities:
     Restricted cash                            2,993          (781)
     Trade receivables                       (15,504)       (18,201)
     Net inventories                          (4,598)        (1,043)
     Trade accounts payable                  (20,553)         15,488
     Accrued compensation and benefits          4,866          1,616
     Accrued warranties and
       product liability                        2,275          3,251
     Accrued interest                           7,571        (5,842)
     Accrued income taxes                         537            242
     Other                                      4,737          3,883

     Net cash used in operating activities   (27,945)       (17,750)

INVESTING ACTIVITIES
  Acquisition of businesses,
    net of cash acquired                     (92,429)            ---
  Capital expenditures                        (7,128)        (9,853)
  Proceeds from sale of property,
    plant and equipment                           872            483
  Proceeds from refinancing
    note receivable                               ---          1,000
  Proceeds from sale of Fruehauf stock          2,714         24,916
  Proceeds from sale of Drexel business           ---         10,289
  Other                                           185            535

    Net cash from (used in) investing
     activities                              (95,786)         27,370

FINANCING ACTIVITIES
  Net borrowings under revolving
    line of credit agreements                  42,107         11,916
  Principal repayments of long-term debt    (153,947)       (28,275)
  Issuance of long-term debt, net of
    issuance costs                            239,800            ---
  Other                                         (446)          (124)

    Net cash from (used in)
     financing activities                     127,514       (16,483)

EFFECT OF EXCHANGE RATE CHANGES
  ON CASH AND CASH EQUIVALENTS                (1,028)            435

NET DECREASE IN CASH AND CASH EQUIVALENTS       2,755        (6,428)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                           9,727        (9,183)

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                             $  12,482      $   2,755



The accompanying notes are an integral part of these financial statements.




                      TEREX  CORPORATION AND SUBSIDIARIES


             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                   (in thousands, unless otherwise denoted)
                              September 30, 1995


NOTE A -- BASIS OF PRESENTATION

Basis of Presentation. The accompanying condensed consolidated financial statements of Terex Corporation and subsidiaries as of September 30, 1995 and for the nine months ended September 30, 1995 and 1994 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The accompanying condensed consolidated balance sheet as of December 31, 1994, has been derived from the audited consolidated balance sheet as of that date.

The condensed consolidated financial statements include the accounts of Terex Corporation and its majority owned subsidiaries ("Terex" or the "Company").
All material intercompany balances, transactions and profits have been eliminated. The equity method is used to account for investments in affiliates in which the Company has an ownership interest between 20% and 50%.
Investments in affiliates in which the Company has an ownership interest of less than 20% are accounted for on the cost method or at fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

Goodwill. Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is being amortized on a straight-line basis over between fifteen and forty years.

It is the Company's policy to periodically evaluate the carrying value of its operating assets, including goodwill, and to recognize impairments when the estimated future net operating cash flows from the use of the assets is less than their carrying value. The amount of any impairment then recognized would be calculated as the difference between estimated future discounted cash flows and the carrying value of the asset.

In the opinion of management, all adjustments considered necessary for a fair presentation have been made. Such adjustments consist only of those of a normal recurring nature. Operating results for the nine months ended
September 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.


NOTE B -- REFINANCING AND ACQUISITION

On May 9, 1995, the Company completed the refinancing of substantially all of its outstanding debt (the "Refinancing") and, through Terex Cranes, Inc. ("Terex Cranes"), a newly formed subsidiary, completed the acquisition of substantially all of the outstanding stock of P.P.M., S.A. and Legris Industries, Inc. (together, "PPM") (the "PPM Acquisition"). PPM designs, manufactures and markets mobile cranes and container stackers primarily in North America and Western Europe.

The Refinancing included the private placement to institutional investors of $250,000 of 13.25% Senior Secured Notes due May 15, 2002 (the "New Senior Secured Notes"), repayment of the Company's old senior secured notes and senior subordinated notes, totaling approximately $152,600 principal amount, and entry into a new Credit Facility to replace the Company's existing lending facility in the U. S. Until such time as the Company completes an exchange of the New Senior Secured Notes for an equivalent issue of registered notes, or a shelf registration statement for the New Senior Secured Notes is effective, the interest rate on the New Senior Secured Notes will be 13.75%. The Indenture for the New Senior Secured Notes places certain limits on the Company's ability to incur additional indebtedness; permit the existence of liens; issue, pay dividends on or redeem equity securities; utilize the proceeds of asset sales; consolidate, merge or transfer assets to another entity; and enter into transactions with affiliates. In connection with the issuance of the New Senior Secured Notes, the Company issued 1,000,000 stock appreciation rights ("SAR") entitling the holders to receive cash or Terex Corporation common stock, at the option of the Company, in an amount equal to the average closing sale price of the common stock for 60 trading days prior to the date of exercise less $7.288 for each SAR.

The Company's new Credit Facility provides that the Company will be able to borrow (in the form of revolving loans and up to $15,000 in outstanding letters of credit) up to $100,000, subject to borrowing base limitations. The Credit Facility is secured by substantially all of the Company's domestic receivables and inventory. The amount of borrowings is limited to the sum of the following: (i) 75% of the net amount of eligible receivables, as defined, of the Company's U.S. businesses other than Clark Material Handling Company ("CMHC"), plus (ii) 70% of the net amount of CMHC eligible receivables, plus
(iii) the lesser of 45% of the value of eligible inventory, as defined, or 80% of the appraised orderly liquidation value of eligible inventory, less (iv) any availability reserves established by the lenders. The new Credit Facility expires May 9, 1998 unless extended by the lenders for one additional year. At the option of the Company, revolving loans may be in the form of prime rate loans bearing interest at the rate of 1.75% per annum in excess of the prime rate and eurodollar rate loans bearing interest at the rate of 3.75% per annum in excess of the adjusted eurodollar rate.

Approximately $92,612 of the proceeds of the New Senior Secured Notes was used for the PPM Acquisition, including the repayment of certain indebtedness of PPM required to be repaid in connection with the acquisition. In addition, the Company estimates that the acquisition costs incurred will total approximately $3,000. The remainder of the purchase price consisted of the issuance of redeemable preferred stock of Terex Cranes having an aggregate liquidation preference of 127 million French francs (approximately $26,051), subject to adjustment. The purchase price is subject to adjustment calculated by reference to the consolidated net asset value of PPM as determined by an audit as of the date of closing. The preferred stock does not bear a dividend and, accordingly, the Company has valued this stock at approximately $8,840 (discounted at 15%). The Company has not yet reached agreement with the sellers about the amount of purchase price adjustment but, based on work performed, the Company believes that the amount of the preferred stock could ultimately be reduced.

The PPM Acquisition is being accounted for using the purchase method, with the purchase price allocated to the assets acquired and liabilities assumed based
upon their respective estimated fair values at the date of acquisition.   The
excess of purchase price over the net assets acquired (approximately $65,864) is being amortized on a straight-line basis over 15 years. The estimated fair values of assets and liabilities acquired in the PPM Acquisition are summarized as follows:

     Cash                                $      974
     Accounts receivable                     33,816
     Inventories                             69,107
     Other current assets                    11,866
     Property, plant and equipment           20,516
     Other assets                               268
     Goodwill                                65,864
     Accounts payable and other
      current liabilities                  (84,458)
     Other liabilities                     (13,501)

                                         $  104,452

The Company is in the process of obtaining certain evaluations, estimations, appraisals and actuarial and other studies for purposes of determining certain values. The Company has also estimated costs related to plans to integrate the activities of PPM into the Company, including plans to terminate excess employees, exit certain activities and consolidate and restructure certain
functions.   The Company may revise the estimates as additional information is obtained.

The operating results of PPM are included in the Company's consolidated results of operations since May 9, 1995. The following pro forma summary presents the consolidated results of operations as though the Company completed the PPM Acquisition on January 1, 1994, after giving effect to certain adjustments, including amortization of goodwill, interest expense and amortization of debt issuance costs on the debt issued in the Refinancing:

                                                    Pro Forma for the
                                          Nine Months ended       Year ended
                                          September 30, 1995  December 31, 1994

     Net sales                                  $831,629            $966,476
     Loss from operations                        (5,122)            (12,004)
     Loss before extraordinary items            (51,297)            (27,217)
     Loss before extraordinary items,
          per share                              $(5.55)             $(3.37)

The pro forma information is not necessarily indicative of what the actual results of operations of the Company would have been for the periods indicated, nor does it purport to represent the results of operations for future periods.


NOTE C -- INVENTORIES

Net inventories consist of the following:

                                            September 30,     December 31,
                                                 1995             1994

Finished Equipment                           $   55,676       $   26,812
Replacement parts                                88,381           68,932
Work-in-process                                  25,351           13,520
Raw materials and supplies                       82,171           57,894

                                                251,579          167,158

Less: Excess of FIFO inventory value
       over LIFO cost                           (2,913)          (2,913)

Net inventories                              $  248,666       $  164,245


NOTE D -- PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:
                                            September 30,     December 31,
                                                 1995             1994

Property                                     $   10,733       $    8,335
Plant                                            44,575           32,249
Equipment                                       102,884           83,419

                                                158,192          124,003
Less: Accumulated depreciation                 (46,375)         (37,843)

  Net property, plant and equipment          $  111,817       $   86,160


NOTE E -- LITIGATION, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

The Company is subject to a number of contingencies and uncertainties including product liability claims, self-insurance obligations, tax examinations and other contingencies. Many of the exposures are unasserted or proceedings are at a preliminary stage, and it is not presently possible to estimate the amount or timing of any cost to the Company. However, management does not believe that these contingencies and uncertainties will, in the aggregate, have a material effect on the Company. When it is probable that a loss has been incurred and possible to make reasonable estimates of the Company's liability with respect to such matters, a provision is recorded for the amount of such estimate or for the minimum amount of a range of estimates when it is not possible to estimate the amount within the range that is most likely to occur.

The Company generates hazardous and nonhazardous wastes in the normal course of its operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, that
(i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis.

On August 28, 1995, the Company announced that its Chairman, Randolph W. Lenz, had retired from his position with the Company and its Board of Directors. In connection with his retirement, the Company (acting through a committee comprised of its independent Directors and represented by independent counsel) and Mr. Lenz have executed a retirement agreement providing certain benefits to Mr. Lenz and the Company. The agreement provides, among other things, for a five-year consulting engagement requiring Mr. Lenz to make himself available to the Company to provide consulting services for certain portions of his time. Mr Lenz, or his designee, will receive a fee for consulting services which will include payments in an amount, and a rate, equal to his 1995 base salary until December 31, 1996. The agreement also provides for the granting of a five-year $1.8 million loan bearing interest at 6.56% per annum which is subject to being forgiven in increments over the five-year term of the agreement upon certain conditions and equity grants having a maximum potential of 200,000 shares of Terex common stock conditioned upon the Company achieving certain financial performance objectives in the future. In contemplation of the execution of this retirement agreement, the Company advanced to Mr. Lenz the principal amount of the forgivable loan. Mr. Lenz has also agreed not to compete with the Company, to vote his Terex shares in the manner recommended by the Company's Board of Directors, not to acquire any additional shares of the Company's common stock, and, except under certain circumstances, not to sell his shares of common stock. The Company recorded a charge of $1.8 million to Other Income/Expense during the three and nine months ended September 30, 1995 in connection with the retirement.

The Internal Revenue Service is currently examining the Company's federal tax returns for the years 1987 through 1989. In December 1994, the Company received an examination report from the IRS proposing a substantial tax deficiency based on this examination. The examination report raises a variety of issues, including the Company's substantiation for certain deductions taken during this period, the Company's utilization of certain net operating loss carryovers ("NOL's") and the availability of such NOL's to offset future taxable income. If the IRS were to prevail on all the issues raised, the amount of the tax assessment would be approximately $56,000 plus interest and penalties. If the Company were required to pay a significant portion of the assessment, it could have a material adverse impact on the Company and could exceed the Company's resources. The Company has filed its administrative appeal to the examination report. Although management believes that the Company will be able to provide adequate documentation for a substantial portion of the deductions questioned by the IRS and that there is substantial support for the Company's past and future utilization of the NOL's, the ultimate outcome of this matter is subject to the resolution of significant legal and factual issues. If the Company's positions prevail on the most significant issues, management believes that the amounts due would not exceed amounts previously paid or provided; however, even under such circumstances, it is possible that the Company's NOL's could be reduced to some extent. No additional accruals have been made for any amounts which might be due as a result of this matter because the possible loss ranges from zero to $56,000 plus interest and penalties and the ultimate outcome cannot presently be determined or estimated. As discussed above, Mr. Lenz has retired as Chairman of the Company. Although his retirement agreement places certain restrictions on his ability to sell his shares of Common Stock in the Company, in the event that Mr. Lenz is able to sell a substantial portion of his shares in the Company before December 20, 1996, such sale, in combination with the issuance of the Warrants in December 20, 1993 and subject to the effects of other changes in share ownership of the Company, could result in a change in control for tax purposes. Such a change in control for tax purposes could possibly result in a significant reduction in the amount of NOL's available to the Company to offset future taxable income.

-----------------------------------------------------------------------------



                        Report of Independent Auditors



                    The Board of Directors and Shareholders
                     PPM S.A. and Legris Industries, Inc.


We have audited the accompanying combined balance sheets of PPM S.A. and Legris Industries, Inc. as of December 31, 1994 and 1993, and the related combined statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the combined financial position of PPM S.A. and Legris Industries, Inc. at December 31, 1994 and 1993, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


                                                             ERNST & YOUNG LLP


Greenville, South Carolina
August 22, 1995







                     PPM S.A. and Legris Industries, Inc.

                            Combined Balance Sheets



                                                       December 31
                                                      1994      1993
                                                   (In thousands except
                                                      share amounts)

Assets
Current assets:
   Cash and cash equivalents                      $  3,586  $  2,152
   Trade accounts receivable,
    less allowances of $2,861 and
    $2,181 in 1994 and 1993, respectively           35,173    25,868
   Due from affiliates                               1,705     1,869
   Refundable taxes                                  5,946     5,257
   Inventories                                      70,020    63,498
   Prepaid expenses                                  5,525     4,758
   Other current assets                                 32        81

Total current assets                               121,987   103,483

Property, plant, and equipment, net                 20,922    23,002

Intangible assets:
   Cost in excess of net assets acquired,
    less accumulated amortization of $8,567
    and $6,871 in 1994 and 1993, respectively       34,951    36,540
   Other identified intangible assets,
    less accumulated amortization of $871 and
    $597 in 1994 and 1993, respectively                462       715

                                                    35,413    37,255

Total assets                                      $178,322  $163,740





                     PPM S.A. and Legris Industries, Inc.

                            Combined Balance Sheets
                                  (continued)



                                                December 31
                                              1994      1993

                                           (In thousands except
                                              share amounts)

Liabilities and shareholders' equity
Current liabilities:
   Trade accounts payable                   $ 43,963  $ 35,052
   Due to affiliates                           6,200     3,027
   Product liability reserve                   4,850     4,432
   Product warranty reserve                    1,526       753
   Accrued expenses                           15,215    16,352
   Current portion of long-term debt
     and other short-term borrowings          72,689    37,044
   Current portion of obligations
     under capital leases                        925       731

Total current liabilities                    145,368    97,391

Long-term debt, less current portion           5,851    28,331

Obligations under capital leases,
    less current portion                       2,896     3,308

Minority interest in subsidiaries              1,944     2,591

Shareholders' equity:
   Common stock of Legris Industries, Inc.,
    $100 par value -- authorized, issued
    and outstanding 200 shares                   ---       ---
   Common stock of PPM S.A.,
    100 French Francs ($19) par value --
    authorized, issued and outstanding
    1,265,544 shares                             ---       ---
   Paid-in capital                            90,491    81,209
   Accumulated deficit                      (65,079)  (46,043)
   Foreign currency translation
    adjustments                              (3,149)   (3,047)

Total shareholders' equity                    22,263    32,119

Total liabilities and
    shareholders' equity                    $178,322  $163,740

See accompanying notes.





                     PPM S.A. and Legris Industries, Inc.

                       Combined Statements of Operations



                                                  Year Ended December 31
                                                 1994      1993      1992
                                                      (In thousands)

Net Sales                                     $  179,695 $ 191,236$ 236,088

Cost of products sold                          (155,129) (175,072)(197,243)

Selling, general and administrative expenses    (35,673)  (38,861) (49,862)

Amortization of intangible assets                (1,970)   (1,807)  (2,074)

Loss from operations                            (13,077)  (24,504) (13,091)

Other income (expense):
  Interest income                                     48        11       30
  Interest expense                               (6,668)   (8,293)  (6,421)
  Insurance proceeds                                 ---     6,177    1,122

                                                 (6,620)   (2,105)  (5,269)

Loss before income taxes and
 minority interest                              (19,697)  (26,609) (18,360)

Income tax (benefit) provision                      (14)        30      917

Loss before minority interest                   (19,683)  (26,639) (19,277)

Minority interest in loss of
 consolidated subsidiaries                           647       946      424

Net loss                                      $ (19,036) $(25,693)$(18,853)


See accompanying notes.





                     PPM S.A. and Legris Industries, Inc.

                  Combined Statements of Shareholders' Equity



                                                             Foreign
                                                  Accu-      Currency
                   Common Stock        Paid-In   mulated   Translation
                  Shares    Amount     Capital   Deficit   Adjustments   Total
                              (In thousands except share amounts)

Balance at
   December 31,
   1991          1,265,744 $     ---  $  71,242 $ (1,497)   $    (62)  $69,683

   Capital
    contribution       ---       ---      3,500       ---        ---     3,500
   Conversion of
    debt to paid-in
    capital            ---       ---      6,467       ---        ---     6,467
   Net loss            ---       ---        ---  (18,853)        ---  (18,853)
   Translation
      adjustment       ---       ---        ---       ---    (2,443)   (2,443)

Balance at
   December 31,
   1992          1,265,744       ---     81,209  (20,350)    (2,505)    58,354

   Net loss            ---       ---        ---  (25,693)        ---  (25,693)
   Translation
      adjustment       ---       ---        ---       ---      (542)     (542)

Balance at
   December 31,
   1993          1,265,744       ---     81,209  (46,043)    (3,047)    32,119

   Conversion of
    debt to paid-in
    capital            ---       ---      9,282       ---       ---      9,282
   Net loss            ---       ---        ---  (19,036)       ---   (19,036)
   Translation
      adjustment       ---       ---        ---       ---     (102)      (102)

Balance at
   December 31,
   1994          1,265,744    $  ---   $ 90,491 $(65,079)  $(3,149)   $ 22,263


See accompanying notes.





                     PPM S.A. and Legris Industries, Inc.

                       Combined Statements of Cash Flows




                                                  Year Ended December 31
                                                 1994      1993      1992
                                                      (In thousands)
Operating activities
Net loss                                     $(19,036)  $(25,693)  $(18,853)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization                  6,088      5,661      6,013
  Changes in operating assets and liabilities:
     Accounts receivable                        (9,305)    11,824     13,992
     Inventories                                (6,522)    20,562        513
     Prepaid expenses and other                 (1,407)     3,450      3,328
     Accounts payable                             8,911  (14,911)   (20,660)
     Net amounts due to affiliates                3,009   (3,275)    (6,257)
     Product liability reserve                      418       493    (3,123)
     Accrued expenses and product
      warranty reserve                            (364)   (2,654)      (208)

Net cash used in operating activities          (18,208)   (4,543)   (25,255)

Investing activities
Purchases of property, plant and equipment        (718)   (1,683)    (5,398)
(Increase) decrease in other intangible assets    (128)        86      (247)

Net cash used in investing activities             (846)   (1,597)    (5,645)

Financing activities
Proceeds from revolving credit with
  banks and from notes payable to an
  affiliated company                             27,141   51,280      28,573
Principal payments on revolving credit
  with banks and on notes payable to an
  affiliated company                            (5,688) (43,239)     (2,967)
Proceeds on other long-term debt                    347       76         749
Principal payments on other long-term debt          ---  (3,351)         ---
Payments on capital leases                        (218)    (160)         ---
Capital contribution                                ---      ---       3,500

Net cash provided by financing activities        21,582    4,606      29,855

Effect of exchange rate changes on cash         (1,094)      942       (461)

Net increase (decrease) in cash and
  cash equivalents                                1,434    (592)     (1,506)
Cash and cash equivalents at
  beginning of period                             2,152    2,744       4,250

Cash and cash equivalents at end of period      $ 3,586  $ 2,152     $ 2,744

Supplemental disclosure of
 cash flow information

Cash paid for interest                          $ 6,763  $ 9,811     $ 7,667
Cash paid for income taxes                      $    74  $   948     $ 2,015

See accompanying notes.




                     PPM S.A. and Legris Industries, Inc.

                    Notes to Combined Financial Statements

                               December 31, 1994

                                (In thousands)



1. Basis of Presentation and Description of Business

Basis of Presentation

As more fully described in Note 13, Terex Corporation ("Terex"), through its wholly owned subsidiary Terex Cranes, Inc. ("Terex Cranes"), completed the acquisition of substantially all of the common stock of PPM S.A. ("PPM Europe") and Legris Industries, Inc. ("PPM North America") on May 9, 1995. PPM North America together with PPM Europe collectively are referred to as "PPM" or "the Company". Prior to the acquisition, Legris Industries, Inc. was a wholly owned subsidiary of Groupe Legris Industries S.A., a French corporation, and PPM S.A. was owned 99.13% by Potain S.A., a majority owned subsidiary of Groupe Legris Industries S.A. ("Groupe Legris").

The accompanying combined financial statements were prepared on the basis of generally accepted accounting principles and include the combined financial position, results of operations and cash flows of the businesses of PPM as follows below (subsidiaries are 100% owned except as indicated). All significant intercompany balances have been eliminated.

PPM S.A.
  -  Brimont Agraire S.A.
  -  Bendini SpA
  -  PPM Krane GmbH
  -  Baulift Baumaschiunen and Krane Handels GmbH

Legris Industries, Inc.
  -  Potain Tower Cranes, Inc. (inactive)
  -  PPM Cranes, Inc. (92.4%)
  -  PPM of Australia Pty. Ltd. (92.4%)
  -  PPM Far East Pte. Ltd. (92.4%)


Description of Business

PPM designs, manufactures and markets mobile cranes and container stackers primarily in North America and Western Europe under the brand names of PPM, P&H (trademark of Harnischfeger Corporation) and BENDINI.



2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash on hand and overnight investments. Included in cash and cash equivalents is $512 at December 31, 1994 invested under repurchase agreements collateralized by U. S. Treasury Notes. Securities pledged as collateral for repurchase agreements are held by the Company's custodian bank until maturity of the repurchase agreements. Provisions of the agreements ensure that the market value of this collateral is sufficient in the event of default; however, in the event of default or bankruptcy by the other party to the agreement, realization and/or retention of the collateral may be subject to legal proceedings.

Accounts Receivable

The Company provides credit in the normal course of business and performs ongoing credit evaluation on certain of its customers' financial condition, but generally does not require collateral to support such receivable. Accounts receivable potentially exposes the Company to concentration of credit risk, because the Company's customers operate primarily in the construction industry. The Company also establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for inventories held in the United States, by the first-in, first-out (FIFO) method for inventories of PPM of Australia Pty. Ltd and PPM Far East Pte. Ltd., and by the weighted average method for inventories of PPM S.A.

Property, Plant and Equipment

Additions and major replacements or improvements to property, plant and equipment are recorded at cost. Maintenance, repairs and minor replacements are charged to expense when incurred. Assets of PPM are depreciated using the straight-line method over their estimated useful lives.

Intangible Assets

The excess of cost over fair value of net assets of businesses acquired ("goodwill") is amortized on the straight-line method over a period of twenty years for Legris Industries, Inc. and fifteen years for PPM S.A. Other identified intangibles are primarily patents and organizational costs which are amortized over five years. The lives established for these assets are a composite of many factors; accordingly, the Company evaluates the continued appropriateness of these lives based upon the latest available economic factors and circumstances.

The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

Product Warranty

PPM warrants that each finished machine is merchantable and free of defects in workmanship and material for a period of up to one year or a specified period of use. Warranty reserves have been established for estimated normal warranty costs and for specific problems known to exist on products in use.

Product Liability

Reserves for product liability have been established based upon historical loss experience for the estimated liability on incidents which have occurred but have not yet been reported and for the estimated liability for reported incidents.

Income Taxes

Income taxes are provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109O). Under FAS 109, the deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be ultimately realized.

Revenue Recognition

Sales are recorded upon shipment or designation of specific goods for later shipment at customers' request with related risk of ownership passing to such customers.

Research and Development Costs

Company sponsored research and development costs related to both present and future products are expensed currently. Total expenditures for research and development for 1994, 1993 and 1992 were $2,669, $3,751 and $3,440, respectively.

Translation of Foreign Currencies

The local currencies of the Company's foreign operations have been determined to be the functional currencies in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Transactions in foreign currencies are translated into United States dollars at average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currencies are translated at the year end exchange rates and resulting translation adjustments are included as a separate component of shareholders' equity. Gains and losses on foreign currency transactions are recognized in earnings.

Shareholders' Equity

No amounts were paid as consideration for the issuance of common stock of PPM S.A. and Legris Industries, Inc. Accordingly, no amounts have been assigned to common stock in the financial statements.


3. Inventories

Inventories at December 31, 1994 and 1993 consist of the following:

                                               1994      1993

Raw materials and parts                    $  41,018 $  37,767
Work in process                               15,139    11,275
Finished goods and subassemblies              13,091    14,103
Consigned inventory                              772       353

                                           $  70,020 $  63,498

At December 31, 1994 and 1993, approximately $26,308 and $24,618 of inventories were valued using the LIFO method. These amounts are approximately equivalent to the corresponding FIFO values at December 31, 1994 and 1993.


4. Property, Plant and Equipment

Property, plant and equipment at December 31, 1994 and 1993 consists of the following:

                                               1994      1993

Land and improvements                      $   2,080 $   2,242
Buildings                                     21,273    20,181
Machinery and equipment                       31,504    29,083

                                              54,857    51,506
Less accumulated depreciation               (33,935)  (28,504)

                                           $  20,922 $ 23,002


Depreciation expense for 1994, 1993 and 1992 was $4,118, $3,854 and $3,939,
respectively.


5. Debt

Debt at December 31, 1994 and 1993 consists of the following:

                                                                  1994     1993
Non-interest bearing promissory note payable to Harnischfeger
   Corporation with annual payments of $1,000
   through April 10, 1996, annual payments of
   $750 beginning April 10, 1997 through April 10, 2001
   and quarterly payments of $125 beginning April 10,
   2001 through maturity on April 10, 2011                    $  6,331 $  6,776

Letter of credit with Credit Lyonnais bearing interest
   at U.S. Prime (8.5% at December 31, 1994) payable
   on demand.                                                    4,700    7,100

Indebtedness to Groupe Legris bearing interest at 9%
   annually maturing May 31, 1996 with no scheduled
   principal payments prior to that date.                           686     686


Indebtedness to Groupe Legris bearing interest at the
   Eurodollar rate plus .5% (6.875% at December 31,
   1994) payable on demand                                       11,500     ---

Indebtedness to Groupe Legris bearing interest at the
   Eurodollar rate plus .5% (6.875% at December 31,
   1994) maturing December 31, 1996 with no scheduled
   principal payments prior to that date.                         6,000   6,000

Indebtedness to Groupe Legris bearing interest at the
   Eurodollar rate plus .5% (6.875% at December 31,
   1994) maturing April 10, 1996 with no scheduled
   principal payments prior to that date.                         3,000   3,000

Bank debt bearing interest at 10.75%                                ---     179

Notes payable to Credit National bearing interest at rates
   ranging from 8% to 15.5% with maturities ranging from
   10 to 15 years.                                                  815   1,154

Note payable to Credit CECA over 5 years at 9.32%                 2,170   1,968

Notes payable to Solirem bearing interest at 8.5% and
   10.24%, payable over 6 years                                     557     843

Note payable to Ministero del'Industria over 10 years
   at 8.37%                                                         366     373

Note payable to Credito Romagnolo over 8 years at 10.93%            295     292

Lines of credit due on demand with various banks, bearing
   interest at rates ranging from 5.8% to 7.4%                   37,857  33,753

Other                                                             4,263   3,251

                                                                 78,540  65,375
Less current portion                                             72,689  37,044

                                                              $   5,851 $28,331


Other than the note payable to Harnischfeger Corporation, all debt obligations were satisfied in connection with the acquisition by Terex in May of 1995 (see
Note 13). Accordingly, all debt obligations other than the long-term portion of the note payable to Harnischfeger Corporation have been classified as current.

The maturities of the note payable to the Harnischfeger Corporation for the five years following December 31, 1994 and thereafter are as follows:

                     Year                   Payments

                      1995                  $   480
                      1996                      520
                      1997                      312
                      1998                      338
                      1999                      366
                   Thereafter                 4,315

                                            $ 6,331


6. Employee Benefit Plan

Domestically, PPM Cranes, Inc. has a defined contribution plan covering its U.S. employees. Under this plan, the Company matches a portion of an employee's contribution to the plan. PPM Europe also maintains government required fully funded retirement plans for its employees in France and Italy. For purposes of these financial statements, all domestic and PPM Europe employees are considered to have participated in a multi-employer pension plan as defined in Statement of Financial Accounting Standards No. 87 "Employer's Accounting for Pensions". For multi-employer plans, employers are required to recognize as net pension expense total contributions for the period. With respect to these plans, PPM recorded a net pension expense of $289 for 1994, $118 for 1993 and $82 for 1992.


7. Income Taxes

Effective January 1, 1992, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The adoption had no impact on the financial statements of the Company.

(Loss) income before income taxes and minority interest consisted of the following:

                                         1994       1993     1992

Domestic                             $ (7,346)  $ (11,179)  $ (4,269)
Foreign                               (12,351)    (15,430)   (14,091)

                                    $ (19,697) $  (26,609) $ (18,360)


Significant components of the provision for income taxes are as follows:

                                         1994       1993     1992

Current
          Federal                      $   ---   $   (5)   $   147
          Foreign                            5        72       836

                                             5        67       983

Deferred:
          Federal                          ---       ---       ---
          Foreign                         (19)      (37)      (66)

                                       $  (14)   $    30   $   917


PPM has not provided U.S. and foreign income taxes on foreign undistributed earnings which are being retained indefinitely for reinvestment. The distribution of these earnings would result in additional foreign withholding taxes and additional U.S. Federal income taxes to the extent they are not offset by foreign tax credits, but it is not practicable to estimate the total tax liability that would be incurred upon such a distribution.

The income tax (benefit) provision at the effective tax rate differed from the benefit at the statutory rate as follows:

                                         1994       1993     1992

Computed tax (benefit) at expected
  statutory rate                     $ (6,697)   $ (9,047)  $ (4,074)

State taxes                              (315)       (480)      (183)
Valuation allowance                      4,695       8,823      4,431
Nondeductible goodwill                     837         837        837
Adjustment of prior years' accruals      1,548         ---        ---
Foreign tax rate differential             (82)       (103)       (94)

Income tax (benefit) provision       $    (14)    $     30  $     917

At December 31, 1994, PPM North America has net operating loss carryforwards for Federal income tax purposes of approximately $50,550 available to offset future taxable income, expiring from 1997 to 2008 if not used. PPM Europe has loss carryforwards of approximately $21,665 at December 31, 1994, including approximately $11,023 of carryforwards which have no fixed expiration date. The remaining carryforwards will expire beginning in 1995.

The differences between the loss carryforwards for financial reporting and income tax purposes result principally from differences between the income tax basis and the financial reporting basis allocated to the net assets acquired and differences in the methods of depreciating property, plant, and equipment. For financial reporting purposes, a valuation allowance equal to the entire benefit of the cumulative temporary differences and net operating loss carryforwards has been recognized to offset the net deferred tax assets. For substantially all of the valuation allowance for deferred tax assets, subsequently recognized tax benefits will be allocated to reduce goodwill resulting from the acquisition of PPM by Terex. Components of the Company's deferred taxes are as follows:

                                               1994     1993


Total deferred tax liabilities             $ (3,030) $ (1,113)

Total deferred tax assets, principally
 net operating loss carryforwards             43,454    36,179

Total valuation allowance                   (40,424)  (35,066)

Net deferred taxes                         $     --- $     ---


8. Fair Value of Financial Instruments

The Company has estimated the fair value amounts of financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", using available market information and appropriate valuation methodologies. The carrying amount of cash and cash equivalents, accounts receivable, other current assets, accounts payable and long-term debt are reasonable estimates of their fair value at December 31, 1994. However, considerable judgment is required in interpreting market data to develop the carrying amounts of fair value. Accordingly, the carrying amounts presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange.


9. Leases

PPM has various lease agreements, primarily related to office space, production facilities, and office equipment, which are accounted for as operating leases. Certain leases have renewal options and provisions requiring PPM to pay maintenance, property taxes and insurance. Rent expense for 1994, 1993 and 1992 was $2,977, $2,433 and $3,401, respectively.

PPM Europe also leases buildings and machinery and equipment under capital leases with terms of 1 to 10 years. Capitalized lease obligations are calculated using interest rates appropriate at the inception of the lease. Amortization of assets under capital leases is included with depreciation expense. Property, plant and equipment includes the following amounts for leases that have been capitalized:


                                               1994     1993

Buildings                                  $   1,810 $   1,642
Machinery and equipment                        5,124     3,700

                                               6,934     5,342
Less accumulated depreciation                (3,030)   (1,603)

Property, plant and equipment, net         $   3,904 $   3,739


Future minimum rental payments, by year and in the aggregate, under capital leases and noncancellable operating leases as of December 31, 1994 are as follows:

                                            Capital  Operating
                Year                         Leases    Leases


                1995                        $ 1,365   $ 1,796
                1996                          1,297     1,242
                1997                          1,248       890
                1998                            664       788
                1999                            380       505
                2000 and thereafter           2,847       272

                Total minimum
                 lease payments             $ 7,801   $ 5,493
                Amount representing
                 interest                   (3,980)

                Present value of minimum
                 lease payments             $ 3,821



10. Commitments and Contingencies

PPM is involved in product liability and other lawsuits incident to the operation of its business. Insurance coverages are maintained for claims and lawsuits of this nature. At December 31, 1994 and 1993, the Company had a reserve of $4,850 and $4,432 related to product liability matters, including $200 at December 31, 1994 related to unasserted claims. Actual costs to be incurred in the future may vary from the estimates, given the inherent uncertainties in evaluating the outcome of claims and lawsuits of this nature. Although it is difficult to estimate the liability of the Company related to these matters, it is management's opinion that none of these lawsuits will have a materially adverse effect on the Company's combined financial position.

PPM North America is a defendant in a lawsuit initiated by the bankruptcy trustee for Century II GmbH, a former subsidiary of the Company, related to an increase in capital. The amount of the claim is for $6,000. Groupe Legris has indemnified the Company against all losses related to this claim.

PPM is contingently liable up to $1,027 with respect to financing arrangements and performance guarantees entered into with banks and between certain banks and certain dealers or customers of PPM.



11. Segment and Geographic Information

The Company operates in one business segment, designing, manufacturing and marketing mobile cranes and container stackers primarily in North America and Western Europe. Geographic data for the Company's operations are presented in the following table. Intercompany sales and expenses are eliminated in determining results for each operation.

                                         1994       1993     1992
Net sales to unaffiliated customers:
  North America                       $ 72,409   $ 71,984  $ 65,459
  Europe                                92,175    112,673   155,587

                                       164,584    184,657   221,046


Sales to affiliates                     15,111      6,579    15,042

                                     $ 179,695   $191,236 $ 236,088

(Loss) from operations:
  North America                      $ (5,466)   $(9,729) $ (3,130)
  Europe                               (7,611)   (14,775)   (9,961)

                                     $(13,077)  $(24,504) $(13,091)

Identifiable assets:
  North America                      $  80,179  $  74,710 $  87,900
  Europe                                98,143     89,030   122,683

                                     $ 178,322  $ 163,740 $ 210,583


12. Related Party Transactions

PPM had transactions with Groupe Legris and certain of its subsidiaries as follows:

                                         1994       1993     1992

Product sales and service revenues   $ 15,111    $ 6,579   $ 15,042
Purchases of inventory                 23,613     17,860     13,515
Interest expense                        3,230      2,529      3,038
Other charges                           4,493      2,772      4,333


13. Subsequent Events -- Acquisition by Terex and Financing Arrangements (unaudited)

On May 9, 1995, Terex, through its wholly-owned subsidiary Terex Cranes, completed the acquisition of 99.18% of the shares of PPM S.A., a societe anonyme ("PPM Europe"), from Potain S.A., a societe anonyme, and 100% of the capital stock of Legris Industries, Inc., a Delaware corporation which owns 92.4% of the capital stock of PPM Cranes, Inc., a Delaware corporation ("PPM North America") from Legris Industries S.A., a societe anonyme ("Legris France"). PPM North America together with PPM Europe collectively are referred to as "PPM". PPM designs, manufactures and markets mobile cranes and container stackers primarily in North America and Western Europe under the brand names of PPM, P&H (trademark of Harnischfeger Corporation) and BENDINI.

The purchase price, together with amounts needed to repay indebtedness of PPM required to be repaid in connection with the Acquisition, consisted of (i) approximately $92.6 million in cash and (ii) shares of Series A Redeemable Exchangeable Preferred Stock of Terex Cranes having an aggregate liquidation preference of approximately $25.9 million, subject to adjustment (the "Seller Preferred Stock"). The Seller Preferred Stock bears no dividend and is mandatorily redeemable in seven years and three months from the date of issuance. The Seller Preferred Stock may be redeemed at any time for cash (to the extent permitted pursuant to the provisions of the Indenture for Terex's 13 1/4% Senior Secured Notes due 2002) or, under certain circumstances for shares of common stock, par value $.01 per share (the "Cranes Common Stock"), of Terex Cranes. The purchase price is subject to adjustment calculated by reference to the consolidated net asset value of PPM as determined by an audit to be conducted following the consummation of the Acquisition. Terex Cranes has not yet reached agreement with the sellers about the amount of purchase price adjustment but, based on work performed, Terex Cranes believes that the amount of the Seller Preferred Stock could ultimately be reduced. In addition, the liquidation preference and the redemption price of the Seller Preferred Stock may be adjusted based upon the unit shipments of the mobile crane industry in Western Europe during the second and third years following the consummation of the Acquisition.

The funds for the cash portion of the purchase price and the repayment of debt of the acquired businesses were obtained from the private placement on May 9, 1995 to institutional investors of units consisting of Terex's 13 1/4% Senior Secured Notes due 2002 and common stock appreciation rights. The Senior Secured Notes are secured by substantially all of the assets of Terex and its domestic subsidiaries, including PPM North America, subject to security interests granted under the Credit Facility as described below, and by liens on certain assets of Terex's foreign subsidiaries, including PPM Europe.

Simultaneously with the acquisition, Terex, PPM North America and certain other domestic subsidiaries of Terex entered into a Credit Facility which provides that the companies will be able to borrow (in the form of revolving loans and up to $15 million in outstanding letters of credit) up to $100 million, subject to borrowing base limitations. The Credit Facility is secured by substantially all of the companies domestic receivables and inventory (including PPM North America). The amount of borrowings is limited to the sum of the following: (i) 75% of the net amount of eligible receivables, as defined, of Terex's U.S. businesses other than Clark Material Handling Company ("CMHC") plus (ii) 70% of the net amount of CMHC eligible receivables, plus (iii) the lesser of 45% of the value of eligible inventory, as defined, or 80% of the appraised orderly liquidation value of eligible inventory, less (iv) any availability reserves established by the lenders. The Credit Facility expires May 9, 1998 unless extended by the lenders for one additional year. At the option of Terex, revolving loans may be in the form of prime rate loans bearing interest at the rate of l.75% per annum in excess of the prime rate and eurodollar rate loans bearing interest at the rate of 3.75% per annum in excess of the adjusted Eurodollar rate.

-----------------------------------------------------------------------------


                               TEREX CORPORATION

                        PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma condensed consolidated financial information of the Company gives effect to the PPM Acquisition and the Refinancing as described elsewhere in this Prospectus. The pro forma information is based on the historical statements of operations of the Company for the year ended December 31, 1994 and for the nine months ended September 30, 1995, giving effect to the PPM Acquisition and related financing transactions and adjustments as reflected in the accompanying notes.

On May 9, 1995, the Company completed the PPM Acquisition. The purchase price, together with amounts needed to repay indebtedness of PPM required to be repaid in connection with the PPM Acquisition, consisted of (i) approximately $92.6 million in cash and (ii) shares of Series A Redeemable Exchangeable Preferred Stock of Terex Cranes having an aggregate liquidation preference of approximately $26.1 million, subject to adjustment calculated by reference to the consolidated net asset value of PPM on the closing date of the PPM Acquisition. A private placement of $250 million of the Company's 13.25% Senior Secured Notes due 2002 provided the financing for the cash portion of the purchase price. Proceeds of the Senior Secured Notes and of a new domestic Credit Facility also provided funds for the refinancing of certain existing Company debt (the "Refinancing"), for transaction and acquisition costs and for working capital purposes.

The acquisition was accounted for using the purchase method, with the purchase price of the PPM Acquisition allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values at the date of acquisition. The pro forma consolidated financial information reflects the Company's initial estimates of the purchase price allocation.

The unaudited pro forma consolidated financial information is not necessarily indicative of what the actual results of operations of the Company would have been for the periods indicated, nor does it purport to represent the results of operations for future periods.

------------------------------------------------------------------------------

                               TEREX CORPORATION
                              UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1994
                    (in thousands except per share amounts)

                      Terex
                   Corporation            Pro Forma    Pro Forma
                       and       BusinessAcquisition  Refinancing
                   Subsidiaries  AcquiredAdjustments  Adjustments    Pro Forma

NET SALES             $ 786,781 $ 179,695    $      0    $       0    $966,476

COST OF GOODS SOLD      703,622   157,099       2,288 (2a)       0     863,009

   Gross Profit          83,159    22,596     (2,288)            0     103,467

ENGINEERING, SELLING
   AND ADMINISTRATIVE
   EXPENSES              72,445    35,673           0            0     108,118

SEVERANCE CHARGES         7,353         0           0            0       7,353

   Income (loss) from
    operations            3,361  (13,077)     (2,288)            0    (12,004)

OTHER INCOME (EXPENSE):
   Interest income          587        48           0            0         635
   Interest expense    (30,492)   (6,668)       5,329 (2b)(12,388)(2d)(44,219)
   Amortization of debt
    issuance costs      (2,300)         0           0        (129)(2d) (2,429)
   Gain on sale
    of Fruehauf          26,043         0           0            0      26,043
   Gain on sale of
    Drexel business       4,742         0           0            0       4,742
   Other income
    (expense) - net          15         0           0            0          15

Income (loss) before
   extraordinary items
   and income taxes       1,956  (19,697)       3,041     (12,517)    (27,217)

PROVISION FOR
 INCOME TAXES             (786)        14           0            0       (772)

   Income (loss) before
     extraordinary
     items                1,170  (19,683)       3,041     (12,517)    (27,989)

Minority interest in
 loss of subsidiary           0       647           0            0         647

LESS PREFERRED STOCK
   ACCRETION            (5,929)         0     (1,421) (2c)       0     (7,350)

LOSS BEFORE
   EXTRAORDINARY
   ITEMS APPLICABLE TO
   COMMON STOCK       $ (4,759) $(19,036)    $  1,620    $(12,517)    $(34,692)

PER SHARE             $   (.46)                                       $  (3.37)

AVERAGE NUMBER OF
   COMMON AND COMMON
   EQUIVALENT SHARES
   OUTSTANDING IN PER
   SHARE CALCULATION     10,303                                         10,303

------------------------------------------------------------------------------


                               TEREX CORPORATION
                              UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                    (in thousands except per share amounts)

                    Terex
                 Corporation               Pro Forma    Pro Forma
                     and        Business  Acquisition  Refinancing
                 Subsidiaries   Acquired  Adjustments  Adjustments  Pro Forma

NET SALES           $766,789    $  64,840    $      0    $       0    $831,629

COST OF
 GOODS SOLD          690,529       66,618         672 (2a)       0     757,819

   Gross Profit       76,260      (1,778)       (672)            0      73,810

ENGINEERING,
 SELLING AND
 ADMINISTRATIVE
 EXPENSES             61,401       14,053           0            0      75,454

SEVERANCE CHARGES      3,478            0           0            0       3,478

   Income (loss)
    from operations   11,381     (15,831)       (672)            0     (5,122)

OTHER INCOME
 (EXPENSE):
   Interest income     1,073            0           0            0       1,073
   Interest expense (28,416)      (2,305)       1,858 (2b) (5,744)(2d)(34,607)
   Amortization of
    debt issuance
    costs            (1,672)            0           0        (161)(2d) (1,833)
   Gain on sale
    of Fruehauf        1,032            0           0            0       1,032
   Other income
    (expense) - net  (9,352)      (2,355)           0            0    (11,707)

   Loss before
    extraordinary
    items and
    income taxes    (25,954)     (20,491)       1,186      (5,905)    (51,164)

PROVISION FOR
 INCOME TAXES          (133)            0           0            0       (133)

   Loss before
    extraordinary
    items           (26,087)     (20,491)       1,186      (5,905)    (51,297)

LESS PREFERRED STOCK
   ACCRETION         (5,200)            0       (794) (2c)       0     (5,994)

LOSS BEFORE
 EXTRAORDINARY
 ITEMS APPLICABLE
 TO COMMON STOCK    $(31,287)   $(20,491)    $    392    $ (5,905)    $(57,291)

PER SHARE           $    (3.02)                                       $ (5.55)

AVERAGE NUMBER
 OF COMMON AND
 COMMON EQUIVALENT
 SHARES OUTSTANDING
 IN PER SHARE
 CALCULATION          10,330                                          10,330




                               TEREX CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1) The unaudited pro forma condensed consolidated financial information is presented for the year ended December 31, 1994 and the nine months ended September 30, 1995. The pro forma statements of operations reflect the consolidated operations of the Company combined with those of the acquired business assuming the PPM Acquisition and the Refinancing were consummated on January 1, 1994.

2) The pro forma statement of operations adjustments are summarized as follows:

     a) Pro forma acquisition adjustments to "Cost of goods sold" represent the elimination of goodwill amortization of the business acquired and the amortization of goodwill resulting from the PPM Acquisition over 15 years.

     b) Pro forma acquisition adjustments to "Interest expense" represent the elimination of interest expense relating to debt repaid in connection with the PPM Acquisition or forgiven by the seller.

     c) Pro forma acquisition adjustments to "Preferred stock accretion" represent accretion on Terex Cranes redeemable preferred stock issued in the PPM Acquisition, assuming issuance as of January 1, 1994.

     d) The Refinancing provided the funds to finance the PPM Acquisition, as well as funds to refinance certain existing Company debt and pay refinancing and acquisition costs. The new Senior Secured Notes bear interest at 13.25% and are due May 15, 2002. The Credit Facility loans bear interest at 1.75% in excess of the prime rate or at 3.75% in excess of the adjusted eurodollar rate, at the Company's option (interest rate of 11%, including fees, assumed for pro forma presentation); the Credit Facility expires May 9, 1998. The pro forma adjustments to "Interest expense" and "Amortization of debt issuance costs" represent the incremental effects of the Refinancing:
          - The Company's old 13% senior secured notes and 13.5% senior subordinated notes are assumed to be repaid as of January 1, 1994, and the interest expense and related amortization of discount and issuance costs is eliminated.
          - The 13.25% new Senior Secured Notes are assumed to be issued and registered as of January 1, 1994 and interest expense and related amortization of discount and issuance costs is included.
          - The incremental amount borrowed under the Credit Facility at the time of the Refinancing is assumed to be outstanding from January 1, 1994 and interest is included thereon.

3) A pro forma condensed balance sheet is not presented herein because the PPM Acquisition is reflected in the Company's Condensed Consolidated Balance Sheet as of September 30, 1995. The estimated fair values of assets and liabilities acquired in the PPM Acquisition are summarized as follows (in thousands):

     Cash                               $       974
     Accounts receivable                     33,816
     Inventories                             69,107
     Other current assets                    11,866
     Property, plant and equipment           20,516
     Other assets                               268
     Goodwill                                65,864
     Accounts payable and other
      current liabilities                  (84,458)
     Other liabilities                     (13,501)

                                        $   104,452

The Company is in the process of obtaining certain evaluations, estimations, appraisals and actuarial and other studies for purposes of determining certain values. The Company has also estimated costs related to plans to integrate the activities of PPM into the Company, including plans to terminate excess employees, exit certain activities and consolidate and restructure certain
functions.   The Company may revise the estimates as additional information is obtained.

------------------------------------------------------------------------------

******************************************************************************

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                                      Page

Available Information                                   2
Prospectus Summary                                      3
Risk Factors                                            6
The Company                                             8
Use of Proceeds                                        10
Market for Common Stock and Dividend Policy            10
Capitalization                                         11
Selected Consolidated Financial Information            12
Management's Discussion and Analysis of
  Financial Condition and Results of Operations        16
Business                                               28
Management                                             36
Principal Stockholders                                 40
Selling Security Holders                               42
Certain Transactions                                   43
Description of Securities                              45
Certain Federal Income Tax Considerations              51
Plan of Distribution                                   52
Legal Matters                                          53
Auditors                                               54
Index to Consolidated Financial Statements            F-1



Until __________ __, 1996, all dealers effecting transactions in the Preferred Stock and Conversion Shares, whether or not participating in this offering, may be required to deliver a Prospectus.

******************************************************************************


                      1,200,000 Shares of Preferred Stock
                       2,700,000 Shares of Common Stock
                                      of

                               TEREX CORPORATION

                                Preferred Stock
                                     and
                                 Common Stock



                                  PROSPECTUS



                                           , 1995
******************************************************************************

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by the Company in connection with the offering of the shares of Preferred Stock and shares of Common Stock being registered. All the amounts shown are estimates except the SEC registration fee.

               Item                            Amount

Registration Fee - SEC                      $  9,517.24
Transfer Agent Fees and Expenses               5,000.00
Printing and Engraving Expenses                5,000.00
Legal Fees and Expenses                      150,000.00
Accounting Fees and Expenses                  75,000.00
Blue Sky Fees and Expenses                     5,000.00
Miscellaneous Expenses                         5,000.00

               TOTAL                       $ 254,517.24



Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("DGCL") and Article IX of the Company's By-laws provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Article IX of the Company's By-laws generally requires the Company to indemnify its directors and officers against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of any type of action, whether instituted by a third party or a stockholder (either directly or derivatively) and including specifically, but without limitation, actions brought under the Securities Act and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that no such indemnification will be allowed if such director or officer was not successful in defending against any such action and it is determined that the director or officer engaged in misconduct which constitutes (i) a willful breach of his or her "duty of loyalty" (as further defined therein) to the Company or its stockholders; (ii) acts or omissions not in "good faith" (as further defined therein) or which involve intentional misconduct or a knowing violation of law; (iii) the payment of an illegal dividend or the authorization of an unlawful stock repurchase in violation of Delaware law; or (iv) a transaction from which the executive derived a material improper personal financial profit.

The Company's Certificate of Incorporation, as amended, contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends of unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

The Company maintains a directors' and officers' insurance policy which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.


Item 15.  Recent Sales of Unregistered Securities

On December 20, 1993, the Company completed the private placement of (i) 1,300,000 common stock purchase warrants and (ii) the 1,200,000 shares of Preferred Stock being registered hereby to 22 institutional investors for aggregate proceeds to the Company of $30.2 million. This private placement was effected pursuant to Section 4(2) of the Securities Act.

On December 29, 1993, the Company issued and contributed 350,000 shares of its Common Stock to the Terex Corporation Master Retirement Plan Trust (the "Plan") in satisfaction of certain outstanding obligations of the Company to the Plan. This private placement was effected pursuant to Section 4(2) of the Securities Act.

On December 9, 1994, the Company issued in a private placement (i) 89,800 shares of Series B Preferred Stock and 106,950 common stock purchase warrants, to three individuals in consideration for the early termination of a contract between the Company and KCS Industries, Inc., a related party. The private placement was effected pursuant to Section 4(2) of the Securities Act.

On May 9, 1995, the Company completed the private placement of $250 million aggregate principal amount of its 13-1/4% Senior Secured Notes due 2002 and one million of its common stock appreciation rights to institutional investors. This private placement was effected pursuant to Section 4(2) of the Securities Act.


Item 16.  Exhibits and Financial Statement Schedules

   3.1 Restated Certificate of Incorporation of Terex Corporation (incorporated by reference to Exhibit 3.1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

   3.2 Restated Bylaws of Terex Corporation (incorporated by reference to
Exhibit 3.2 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

   3.3 Certificate of Designation of Preferences and Rights of Series B Cumulative Redeemable Convertible Preferred Stock ("Series B Preferred Stock") of Terex Corporation (incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

   4.1 Warrant Agreement dated as of December 20, 1993 between Terex Corporation and Mellon Securities Trust Company, as Warrant Agent (incorporated by reference to Exhibit 4.40 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

   4.2 Form of Series A Warrant (incorporated by reference to Exhibit 4.41 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

   4.3 Form of Series A Preferred Stock certificate (incorporated by reference to Exhibit 4.42 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

   4.4 Form of Series B Warrant (incorporated by reference to Exhibit 4.43 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

   4.5 Form of Series B Preferred Stock Certificate (incorporated by reference to Exhibit 4.44 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

   4.6 Form of 13-1/4% Senior Secured Notes Due 2002 of Terex Corporation (incorporated by reference to Exhibit 4.6 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

   4.7 Indenture dated as of May 9, 1995 among the Company, the Guarantors referred to therein and United States Trust Company of New York, as Trustee (incorporated by reference to Exhibit 4.7 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

   5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to the legality of the shares being registered.**

  10.1 Terex Corporation Incentive Stock Option Plan, as amended (incorporated by reference to Exhibit 4.1 to the Form S-8 Registration Statement of Terex Corporation, Registration No. 33-21483).

  10.2 1994 Terex Corporation Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

  10.3 Terex Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

  10.4 Common Stock Appreciation Rights Agreement dated as of July 31, 1992 between Terex Corporation and United States Trust Company of New York, as SAR Agent (incorporated by reference to Exhibit 10.36 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission file No. 1-10702).

  10.5 SAR Registration Rights Agreement dated as of July 31, 1992 between Terex Corporation and the purchasers who are signatories thereto (incorporated by reference to Exhibit 10.37 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission file No. 1-10702).

  10.6 Stock Purchase Agreement dated as of May 27, 1992 between Clark Equipment Company and Terex Corporation (incorporated by reference to Exhibit
10.27 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).

  10.7 First Amendment to Stock Purchase Agreement dated as of July 31, 1992 between Terex Corporation and Clark Equipment Company (incorporated by reference to Exhibit 10.28 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).

  10.9 Tax Agreement dated as of July 31, 1992 between Terex Corporation in favor of Clark Equipment Company (incorporated by reference to Exhibit 10.30 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).

  10.10Trademark Assignment Agreement dated as of July 31, 1992 between Clark Equipment Company and Clark Material Handling Company (incorporated by reference to Exhibit 10.31 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).

  10.11Trademark Assignment dated as of July 31, 1992 executed by Clark Equipment Company in favor of Clark Material Handling Company (incorporated by reference to Exhibit 10.32 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).

  10.12License Agreement dated as of July 31, 1992 between Clark Equipment Company and Clark Material Handling Company (incorporated by reference to
Exhibit 10.33 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).

  10.14Termination, General Release and Waiver Agreement, dated as of June 29, 1993, between Clark Material Handling Company and Gary D. Bello (incorporated by reference to Exhibit 10.21 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

  10.15Form of Purchase Agreement dated as of December 20, 1993 between Terex Corporation and the purchasers of Series A Warrants and shares of Series A Preferred Stock of Terex Corporation (incorporated by reference to Exhibit
10.22 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

  10.16Registration Rights Agreement dated as of December 20, 1993 between Terex Corporation and the purchasers of Series A Warrants (incorporated by reference to Exhibit 10.23 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

  10.17Registration Rights Agreement dated as of December 20, 1993 between Terex Corporation and the purchasers of shares of Series A Preferred Stock of Terex Corporation (incorporated by reference to Exhibit 10.24 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

  10.18Series B Preferred Stock and Warrants Registration Rights Agreement (incorporated by reference to Exhibit 10.27 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

  10.19Agreement dated July 1, 1987, between KCS Industries, Inc. and Northwest Engineering Company (incorporated by reference to Exhibit 10.2 to the Form S-4 Registration Statement of Terex Corporation, Registration No. 33-20737).

  10.20Management Agreement Amendment, dated January 1, 1993, between KCS Industries, Inc. and Terex Corporation (incorporated by reference to Exhibit
10.26 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

  10.21Management Agreement Termination Agreement, dated January 1, 1994, between KCS Industries, L.P. and Terex Corporation (incorporated by reference to Exhibit 10.27 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

  10.22Amendment to Management Agreement Termination Agreement, dated October 17, 1994, between KCS Industries, L.P. and Terex Corporation (incorporated by reference to Exhibit 10.31 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

  10.23Credit Facility, dated December 23, 1993, among Terex Equipment Limited, Terex Corporation and Standard Chartered Bank (incorporated by reference to
Exhibit 10.28 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).

  10.24Amended and Restated Stock Purchase Agreement by and between CMH Acquisition Corp. and DAC Acquisition Corp. with respect to the sale of the outstanding stock of Drexel Industries dated as of April 15, 1994 (incorporated by reference to Exhibit 10.33 to the Form 10-K for the year ended December 31, 1994 of Terex Corporation, Commission File No. 1-10702).

  10.25Share Purchase Agreement, as amended, between Terex Cranes, Inc. and Legris Industries, S.A. and Potain, S.A. (incorporated by reference to Exhibit
10.1 to the From 8-K for May 9, 1995, Commission File No. 1-10702).

  10.26Certificate of Designation of Terex Cranes, Inc. with respect to its Series A Redeemable Exchangeable Preferred Stock (incorporated by reference to
Exhibit 10.2 to the From 8-K for May 9, 1995, Commission File No. 1-10702).

  10.27Stockholders Agreement dated as of May 9, 1995 by and among Terex Corporation, Legris Industries S.A., Potain S.A. and Terex Cranes, Inc. (incorporated by reference to Exhibit 10.3 to the From 8-K for May 9, 1995, Commission File No. 1-10702).

  10.28Purchase Agreement, dated as of April 27, 1995, among Terex Corporation (the "Company"), certain of its subsidiaries and Jefferies & Company, Inc. ("Jefferies") and Dillon, Read & Co. Inc. (together with Jefferies, the "Purchasers") (incorporated by reference to Exhibit 10.28 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration
No. 33-52711).

  10.29Common Stock Appreciation Rights Agreement dated as of May 9, 1995 between the Company and United States Trust Company of New York, as Rights Agents (incorporated by reference to Exhibit 10.29 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration
No. 33-52711).

  10.30Debt Registration Rights Agreement dated as of May 9, 1995 among the Company and the Purchasers (incorporated by reference to Exhibit 10.30 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

  10.31SAR Registration Rights Agreement dated as of May 9, 1995 among the Company and the Purchasers (incorporated by reference to Exhibit 10.31 of Amendment No. 1 to the Form S-1 Registration Statement of Terex
Corporation, Registration No. 33-52711).

  10.32Security and Pledge Agreement dated as of May 9, 1995 between the Company and United States Trust Company of New York, as Collateral Agent (incorporated by reference to Exhibit 10.32 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

  10.33Subsidiary Security and Pledge Agreement dated as of May 9, 1995 between certain subsidiaries of the Company and United States Trust Company of New York, as Collateral Agent (incorporated by reference to Exhibit 10.33 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

  10.34Loan and Security Agreement dated as of May 9, 1995 among Terex Corporation, Clark Material Handling Company, Koehring Cranes, Inc. and PPM Cranes, Inc. and Congress Financial Corporation and Foothill Capital Corporation, for itself and as agent (incorporated by reference to Exhibit
10.34 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

  10.35Guarantee dated as of May 9, 1995 from Terex Corporation, Koehring Cranes, Inc., PPM Cranes, Inc. and CMH Acquisition Corp. and Legris Industries, Inc. (incorporated by reference to Exhibit 10.35 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration
No. 33-52711).

  10.36Guarantee dated as of May 9, 1995 from Terex Corporation, Clark Material Handling Company, PPM Cranes, Inc. and CMH Acquisition Corp. and Legris Industries, Inc. (incorporated by reference to Exhibit 10.36 of Amendment
No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

  10.37Guarantee dated as of May 9, 1995 from Terex Corporation, Clark Material Handling Company, Koehring Cranes, Inc. and CMH Acquisition Corp. and Legris Industries, Inc. (incorporated by reference to Exhibit 10.37 of Amendment No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration
No. 33-52711).

  10.38Guarantee dated as of May 9, 1995 from Clark Material Handling Company, Koehring Cranes, Inc., PPM Cranes, Inc. and CMH Acquisition Corp. and Legris Industries, Inc. (incorporated by reference to Exhibit 10.38 of Amendment
No. 1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52711).

  10.39Agreement dated as of November 2, 1995 between Terex Corporation, a Delaware corporation, and Randolph W. Lenz (incorporated by reference to Exhibit 10 to the Form 10-Q for the quarter ended September 30, 1995, Commission File No. 1-10702).

  11.1 Computation of per share earnings.*

  12.1 Computation of ratio of earnings to fixed charges.*

  21.1 Subsidiaries of Terex Corporation.*

  23.1 Independent Accountants' Consent of Price Waterhouse LLP - Stamford, Connecticut. *

  23.2 Independent Auditors' Consent of Ernst & Young LLP -- Greenville, South Carolina. **

  23.3 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of the Exhibit 5.1). **

  24.1 Power of Attorney (included on signature page of this Registration Statement).


*  Filed herewith.
** To be filed by amendment.

(b)  Financial Statement Schedules                             Page

Terex Corporation

     Report of Price Waterhouse (included as part
      of Exhibit 23.1)
     Report of Ernst & Young LLP (included as part
      of Exhibit 23.2)
     Schedule II -- Valuation and Qualifying Accounts
      and Reserves                                              S-1

All other schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.


Item 17.   Undertakings

The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on January 24, 1996.


                                    TEREX CORPORATION

                                    By:  /s/ Ronald M. DeFeo
                                       Ronald M. DeFeo,
                                       President and Chief Executive Officer
                                       and Chief Operating Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment Number 2 to the Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

Name                             Title                          Date

/s/  Ronald M. DeFeo       President, Chief Executive       January 24, 1996
Ronald M. DeFeo            Officer and Director
                           (Principal Executive Officer)
                           and Chief Operating Officer

/s/  Ralph T. Brandifino * Senior Vice President and        January 24, 1996
Ralph T. Brandifino        Chief Financial Officer
                           (Principal Financial Officer
                           and acting Principal Accounting
                           Officer)

/s/  Marvin B. Rosenberg * Senior Vice President,           January 24, 1996
Marvin B. Rosenberg        General Counsel, Secretary
                           and Director

/s/  G. Chris Andersen *   Director                         January 24, 1996
G. Chris Andersen

/s/  William H. Fike *     Director                         January 24, 1996
William H. Fike

/s/  Bruce I. Raben *      Director                         January 24, 1996
Bruce I. Raben

/s/  David A. Sachs *      Director                         January 24, 1996
David A. Sachs

/s/  Adam E. Wolf *        Director                         January 24, 1996
Adam E. Wolf

*  By:  /s/ Ronald M. DeFeo
        Ronald M. DeFeo
        Attorney-in-fact



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                      TEREX CORPORATION AND SUBSIDIARIES

         SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                            (Amounts in thousands)

                   Balance           Additions
                  Beginning    Charges to                          Balance End
                   of Year      Earnings     Other    Deductions(1)  of Year

Year ended
December 31, 1994:

Deducted from
 asset accounts:
 Allowance for
  doubtful
  accounts       $   7,478    $  1,018    $     ---    $(2,382)    $   6,114
 Reserve for
  excess and
  obsolete
  inventory         20,670       7,561          ---     (7,154)       21,077

     Totals      $  28,148    $  8,579    $     ---    $(9,536)    $  27,191


Year ended
December 31, 1993:

Deducted from
 asset accounts:
 Allowance for
  doubtful
  accounts       $   6,348    $  1,713    $     ---    $  (583)    $   7,478
 Reserve for
  excess and
  obsolete
  inventory         22,364       7,478          ---     (9,172)       20,670

     Totals      $  28,712    $  9,191    $     ---    $(9,755)    $  28,148


Year ended
December 31, 1992:

Deducted from
 asset accounts:
 Allowance for
  doubtful
  accounts       $   1,932    $    642    $  4,462 (2) $  (688)    $   6,348
 Reserve for
  excess and
  obsolete
  inventory         20,135       2,545         691 (3)  (1,007)       22,364

     Totals      $  22,067    $  3,187    $   5,153   $ (1,695)    $  28,712


   (1)  Utilization of established reserves, net of recoveries.
   (2)  Added with the acquisition of businesses.
   (3)  Includes balances reclassified to other accounts.